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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-224661

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 20, 2018

Preliminary Prospectus Supplement
(to Prospectus dated May 24, 2018)

Yatra Online, Inc.

Ordinary Shares

        We are selling                of our ordinary shares.

        Our ordinary shares, par value $0.0001 per share, are currently listed on the NASDAQ Capital Stock Market (the "NASDAQ") under the symbol "YTRA". On June 19, 2018, the closing price for the ordinary shares on the NASDAQ was $7.21 per ordinary share.

        We are an "emerging growth company" as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, will be subject to reduced public company reporting requirements.

        Investing in our ordinary shares involves significant risks. Please read the information contained in or incorporated by reference under the heading "Risk Factors" beginning on page S-12 of this prospectus supplement, and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus supplement and the accompanying prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commissions	$	$
Proceeds, before expenses, to us	$	$

        We have granted the underwriters an option to purchase up to an additional                ordinary shares at the public offering price, less the underwriting discount, within 30 days of the date of this prospectus supplement.

        The underwriters expect to deliver the ordinary shares to purchasers on or about                , 2018.

Citigroup	Jefferies

The date of this prospectus supplement is                , 2018.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is part of the registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process and consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

        If information in this prospectus supplement is inconsistent with the accompanying prospectus or with any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the securities being offered and other information you should know before investing in our securities. You should also read and consider information in the documents we have referred you to in the sections of this prospectus supplement entitled "Where You Can Find Additional Information" and "Incorporation of Certain Information by Reference."

        You should rely only on this prospectus supplement, the accompanying prospectus, the documents incorporated or deemed to be incorporated by reference herein or therein and any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus, or incorporated by reference herein, is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus or any free writing prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our securities. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

        Unless otherwise stated in this prospectus supplement, we have assumed throughout this prospectus supplement that the underwriters' option to purchase additional ordinary shares from us is not exercised.

        All references in this prospectus supplement or the accompanying prospectus to "we," "us," "our," "company" and "Yatra" refer to Yatra Online, Inc. and its subsidiaries, unless we state otherwise or the context otherwise requires.

S-ii

 PRESENTATION OF FINANCIAL AND OTHER INFORMATION

        In this prospectus supplement, references to "U.S.," the "United States" or "USA" are to the United States of America, its territories and its possessions. References to "India" are to the Republic of India. References to "$", "US$", "USD" and "U.S. dollars" are to the lawful currency of the United States of America, and references to "Rs." "INR" and "rupee" each refer to the Indian rupee, the official currency of the Republic of India.

        The data provided herein expressed in Indian rupees per U.S. dollar is based on the noon buying rate in The City of New York for cable transfers of Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York. On March 31, 2018, the exchange rate between the U.S. dollar and the Indian rupee expressed in Indian rupees per U.S. dollar was $1.00 = Rs. 65.11. We make no representation that the Indian Rupee amounts represent U.S. dollar amounts or have been, could have been or could be converted into US dollars at such rates or any other rates.

        On December 16, 2016, we converted our preference shares into ordinary shares and effectuated a reverse 5.4242194-for-one share split of our ordinary shares as well as a reverse 5.4242194-for-one adjustment with respect to the number of ordinary shares underlying our share options and a corresponding adjustment to the exercise prices of such options. Unless otherwise specifically stated or the context otherwise requires, all share information and per share data included in this prospectus prior to December 16, 2016 has been presented on a post-share split basis.

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

        Unless otherwise indicated, our consolidated financial statements and related notes as of and for the fiscal years ended March 31, 2018, 2017 and 2016 incorporated by reference in this prospectus supplement have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. References to a particular "fiscal year" are to our fiscal year ended March 31 of that year. Our fiscal quarters end on June 30, September 30 and December 31. References to a year other than a "fiscal" year are to the calendar year ended December 31. We refer in various places within this prospectus supplement to Revenue Less Service Cost, Adjusted EBITDA Loss, Adjusted Results from Operations, Adjusted Loss for the Period and Adjusted Basic and Diluted Loss Per Share, which are non-IFRS measures. The presentation of non-IFRS measures is not meant to be considered in isolation or as a substitute for our consolidated financial results prepared in accordance with IFRS. See "Selected Consolidated Historical Financial Data of Yatra Online, Inc.—Certain Non-IFRS Measures."

INDUSTRY AND MARKET DATA

        In this prospectus supplement, we rely on and refer to information and statistics regarding the travel service industry and our competitors from market research reports and other publicly available sources, including from PhoCusWright Inc., or PhoCusWright, an independent travel industry research company. We have supplemented such information where necessary with our own internal estimates and information obtained from discussions with our customers, taking into account publicly available information about other industry participants and our management's best view as to information that is not publicly available. While we believe that all such information is reliable, we have not independently verified industry and market data from third party sources. In addition, while we believe that our internal company research is reliable and the definitions of our industry and market are appropriate, neither our research nor these definitions have been verified by any independent source. Further, while we believe the market opportunity information included in this prospectus is generally reliable, such information is inherently imprecise. Projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those set forth under "Risk

S-iii

Factors" in this prospectus supplement. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. See "Cautionary Note Regarding Forward-Looking Statements" in this prospectus supplement.

TRADEMARKS

        We operate under a number of trademarks and trade names, including, among others, "Yatra" and "Travelguru." This prospectus supplement contains references to our trademarks and trade names and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus supplement may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies' trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

S-iv

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-3 (File No. 333-224661) under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus filed as part of the registration statement do not contain all the information set forth in the registration statement and its exhibits and schedules. For further information about us and the ordinary shares offered pursuant to this prospectus supplement and the accompanying prospectus, we refer you to the registration statement and to its exhibits and schedules. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus supplement and the accompanying prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F, and other information, including material information furnished on Form 6-K, with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short-swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares.

        You may inspect and copy reports and other information filed or furnished with the SEC, including this registration statement and its exhibits and schedules, at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

S-v

 INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with the SEC, by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus supplement. In all such cases, you should rely on the later information over different information included in this prospectus supplement or in any incorporated document. You should not assume that information in any document incorporated by reference into this prospectus supplement or the accompanying prospectus is current as of any date other than the date of that document. This prospectus supplement will be deemed to incorporate by reference the following documents, except that we do not incorporate any document or portion of a document that was furnished and deemed by the rules of the SEC not to have been filed:

  •
  our Annual Report on Form 20-F for the fiscal year ended March 31, 2017 filed with the SEC on June 30, 2017 (our "2017 Form 20-F");

  •
  our Reports on Form 6-K furnished to the SEC on July 24, 2017, October 16, 2017, December 13, 2017, February 22, 2018, March 28, 2018, June 11, 2018 (our "FY18 Form 6-K") and June 20, 2018; and

  •
  the description of our ordinary shares as incorporated into our registration statement on Form 8-A12B filed with the SEC on December 15, 2016.

        We will also incorporate by reference any future filings made with the SEC under the Exchange Act after (i) the date of the registration statement of which this prospectus supplement is a part and (ii) the date of this prospectus supplement and before the completion of the offering of the securities under the registration statement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K after the date of the initial registration statement, but only to the extent specifically indicated in those submissions. Each subsequently filed Annual Report should be deemed to supersede entirely each earlier filed Annual Report and Reports on Form 6-K containing our quarterly earnings releases and, unless explicitly stated otherwise, such earlier reports should not be deemed to be part of this prospectus supplement or the accompanying prospectus and you should not rely upon statements made in those earlier periodic reports.

        Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus supplement or the accompanying prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

1101 03, 11th Floor, Tower B
Unitech Cyber Park
Sector 39, Gurgaon, Haryana 122002
India
Attention: Darpan Batra
0124 339 5500

S-vi

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in this prospectus supplement, the accompanying prospectus, and the documents incorporated or deemed to be incorporated by reference herein constitute forward-looking statements that do not directly or exclusively relate to historical facts. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements are often, but not always, made through the use of words or phrases such as "believe," "anticipate," "could," "may," "would," "should," "intend," "plan," "potential," "predict," "will," "expect," "estimate," "project," "positioned," "strategy," "outlook" and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following:

  •
  our future financial performance, including our revenue, cost of revenue, operating expenses and our ability to achieve and maintain profitability;

  •
  our ability to generate positive cash flow and the sufficiency of our operating cash flow to meet our liquidity needs;

  •
  our ability to access capital through debt and equity markets in amounts and at rates and costs acceptable to us;

  •
  our expectations regarding the development of our industry and the competitive environment in which we operate;

  •
  our ability to realize the anticipated benefits of the acquisition of Air Travel Bureau Limited ("ATB");

  •
  our ability to increase the number of visits to our search platform and referrals to our advertisers;

  •
  our ability to maintain and/or expand relationships with, and develop new relationships with, travel companies and travel research companies as well as online travel agents;

  •
  the growth in the usage of mobile devices and our ability to successfully monetize this usage;

  •
  our ability to successfully implement our growth strategy;

  •
  our ability to maintain and increase our brand awareness;

  •
  our reliance on search engines, which may change their algorithms;

  •
  the ability to adapt services to changes in technology or the marketplace;

  •
  our ability to attract, train and retain executives and other qualified employees;

  •
  increasing competition in the Indian travel industry;

  •
  risks associated with online commerce security;

  •
  geopolitical risk and changes in applicable laws and regulations;

  •
  political and economic stability in and around India and other key travel destinations;

  •
  litigation and regulatory risks;

  •
  fluctuations in exchange rates between the Indian rupee and the U.S. dollar; and

S-vii

  •
  the risk that compliance with rules and requirements applicable to public companies, including fulfilling our obligations as a foreign private issuer, will be expensive and time consuming.

        We have based the forward-looking statements contained in this prospectus supplement primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy and financial needs. You are cautioned to consider these and any other factors that discussed in the section entitled "Risk Factors" elsewhere in this prospectus supplement. These risks are not exhaustive. These risks could cause actual results to differ materially from those implied by forward-looking statements in this prospectus supplement. Other sections of this prospectus supplement include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We do not undertake any obligation to update or revise any forward-looking statements after the date of this prospectus supplement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this prospectus supplement or elsewhere might not occur.

        In addition, statements that "we believe" and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus supplement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

S-viii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before investing in our securities. You should read the entire prospectus supplement and the accompanying prospectus carefully, including "Risk Factors" contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein and the financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision.

Our Company

        Yatra is a leading online travel company in India, addressing the needs of both leisure and business travelers. Founded by Dhruv Shringi, Manish Amin, and Sabina Chopra, we commenced operations with the launch of our website in August 2006. We believe Yatra is India's largest independent corporate travel services provider and the second largest consumer online travel company in India (based on management's analysis of publicly available information), with approximately 7.9 million travelers that have booked their travel through us as of March 31, 2018.

        Leisure and business travelers use our mobile applications, our website, www.yatra.com, and our other offerings and services to explore, research, compare prices and book a wide range of travel-related services. These services include domestic and international air ticketing on nearly all Indian and international airlines, as well as bus ticketing, rail ticketing, cab bookings and ancillary services within India. We also provide access through our platform to hotels, homestays and other accommodations, holiday packages and other activities such as tours, sightseeing, shows, and events.

        Our business is based on a single technology platform that serves our customers through multiple mobile applications as well as our website. Our single platform approach provides us with a scalable, comprehensive and consistent user experience across each of our three go-to-market channels. We believe that this approach drives user familiarity with our service and encourages repeat use by our customers, which further enhances customer loyalty for our business. In addition, we operate our multi-tiered loyalty programs including the Yatra Platinum membership and the eCash loyalty program for our frequent travelers.

        We are rapidly moving towards a "Mobile First" business and have experienced rapid user growth on our platform with mobile being the primary channel for customers to engage with us. To further strengthen our mobile strategy, we have entered into a strategic relationship with Reliance Retail Ltd., an affiliate of Reliance Industries Limited which is one of India's largest conglomerates, pursuant to which Reliance Jio has agreed to pre-install the Yatra mobile app on its phones in connection with its launch of one of India's largest 4G mobile networks.

        India is one of the world's largest and fastest growing economies, with a large middle class that is benefiting from increasing disposable income and a growing adoption of mobile Internet access. In order to effectively grow our business and serve the various segments of India's growing middle class, we operate through three go-to-market channels: B2C (business to consumer), B2E (business to enterprise) and B2B2C (business to business to consumer). By using a common technology platform, we believe we are able to effectively target India's educated urban consumers and have multiple points of contact for marketing additional services to existing customers.

  •
  Our consumer, or B2C, offerings are provided directly to consumers through our apps and website.

  •
  Our corporate, or B2E, offerings are provided to our customers through a self-booking tool as well as site support with staff for query handling and execution. Our portfolio of over 700 large corporate customers as of March 31, 2018 (including corporate customers of ATB) includes leading organizations from India that employ approximately 4.2 million people, helping to make our B2E business India's largest corporate travel agency. We have also ramped up our efforts for signups of small and medium enterprises and entered into a partnership with one of the world's leading service providers for providing an expense management solution.

  •
  Our trade, or B2B2C, offerings address the needs of a large and fragmented market of travel agents providing access to over 20,000 registered agents in approximately 500 cities across India as of March 31, 2018, and particularly in smaller markets (which we refer to herein as Tier 2 and Tier 3 cities or markets) where Internet penetration has traditionally been lower and where cash payments are still the predominant form of travel purchasing.

        We believe that our broad and diverse offerings provide us with considerable cross-selling opportunities across our go-to-market channels, each of which has experienced strong growth in gross bookings. Using our common technology platform, business customers, who are introduced to our platform through their employers, are able to explore and book their leisure travel, and, in some cases, our eCash program rewards and incentivizes them for doing so. We believe that these aspects of our platform and the high number of repeat visitors and repeat transactions provide us with a cost effective way to grow our business while providing a high quality service to our customers.

Corporate Information

        We are a Cayman Islands exempted company with operations primarily in India. We were incorporated as an exempted company with limited liability on December 15, 2005 and subsequently became a public company upon the consummation of the Business Combination, as described below.

        Our registered office is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our principal executive office is located at 1101-03, 11th Floor, Tower-B, Unitech Cyber Park, Sector 39, Gurgaon, Haryana 122002, India, and our telephone number at this office is (+91-124) 339-5500. Our principal website address is www.yatra.com and our other main website is www.travelguru.com. We do not incorporate the information contained on, or accessible through, our websites into this prospectus supplement or the accompanying prospectus, and you should not consider it a part of this prospectus supplement or the accompanying prospectus. Our agent for service of process in the United States is Puglisi & Associates located at 850 Library Avenue, Suite 204, Newark, Delaware 19715.

        In July 2016, we entered into the a business combination (the "Business Combination") with NASDAQ-listed Terrapin 3 Acquisition Corporation ("Terrapin 3"), a special purpose acquisition company formed for the purpose of effecting a merger, acquisition, or similar business combination. Terrapin 3 raised INR 14,111 million in its IPO in July 2014. Subsequently Terrapin 3 was restructured by formation of TRTL parent and TRTL subsidiary (collectively referred to as "TRTL"). On December 16, 2016, the Business Combination was completed pursuant to the terms of the Amended and Restated Business Combination Agreement, dated as of September 28, 2016 (the "Business Combination Agreement"), and consequently TRTL parent merged with and into us. Pursuant to the Business Combination Agreement, holders of shares of TRTL's Class A common stock received ordinary shares of Yatra in exchange for their shares of TRTL's Class A common stock on a one-for-one basis; holders of shares of TRTL's Class F common stock received one of our Class F shares, which have no economic rights but have a voting right similar to that of ordinary shares, for each share of TRTL's Class F common stock and each of TRTL's outstanding warrants ceased to represent a right to acquire shares of TRTL's Class A common stock and instead represents the right to acquire the same number of our ordinary shares, at the same exercise price and on the same terms as in effect immediately prior to the closing of the Business Combination.

        On August 4, 2017, we, through our subsidiary, Yatra Online Private Limited, or Yatra Limited, acquired a majority of the outstanding shares of Air Travel Bureau Limited ("ATB"), pursuant to a share purchase agreement (the "ATB Purchase Agreement") for an upfront payment of approximately INR 510 million. The acquisition of the balance of ATB's outstanding shares is expected to occur in the third quarter of the 2018 calendar year, subject to other customary closing conditions. Based on the terms of the ATB Purchase Agreement and management estimates, we expect the total purchase price to be between INR 1,469 million to INR 1,796 million. The acquisition of the remaining ATB shares will be financed through a combination of cash and borrowings under our debt facility. ATB is India's largest independent corporate travel services provider, with a diverse client base of large and medium sized businesses across India.

 THE OFFERING

        The following is a brief summary of some of the terms of the offering and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. For a more complete description of the terms of our ordinary shares, see the section entitled "Description of Share Capital—Ordinary Shares" in the accompanying prospectus.

Issuer	Yatra Online, Inc.
Shares Offered	Ordinary Shares
Option to Purchase Additional Shares
We have granted the underwriters an option to purchase up to an additional ordinary shares at the public offering price, less the underwriting discount, within 30 days of the date of this prospectus supplement.
Shares Outstanding after this Offering	Ordinary Shares
Use of Proceeds
We estimate that we will receive net proceeds of approximately US$ million from this offering, or approximately US$ million if the underwriters exercise their option to purchase an additional ordinary shares from us in full, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate and business purposes. See "Use of Proceeds" for additional information.
NASDAQ Trading Symbol	"YTRA"
Risk factors
Investing in our securities involves substantial risks. Please read the information contained in or incorporated by reference under the heading "Risk Factors" beginning on page S-12 of this prospectus supplement, and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus supplement and the accompanying prospectus.
Lock-up
We and our directors and executive officers have agreed with the underwriters to certain lock-up restrictions in respect of our ordinary shares during the period ending 90 days after the date of this prospectus supplement, subject to certain exceptions. See "Underwriting" for additional information.

        The number of shares outstanding is based on 29,077,373 of our ordinary shares outstanding as of March 31, 2018 and includes (i) 2,392,168 Class A non-voting shares issued and outstanding, (ii) 3,159,375 Class F shares issued and outstanding and (iii) 742,402 ordinary shares that may be issuable upon the swap of 152,484 ordinary shares of Yatra Online Private Limited, and excludes:

  •
  17,537,958 ordinary shares issuable upon exercise or conversion of our warrants;

  •
  1,844 ordinary shares allocated but not yet issued;

  •
  1,000,803 options issued and outstanding to purchase our ordinary shares; and

  •
  1,577,847 restricted shares issued and outstanding to purchase our ordinary shares.

        Unless otherwise noted, all information in this prospectus supplement assumes or reflects no exercise of warrants after March 31, 2018.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF YATRA ONLINE, INC.

        Our financial data set forth below should be read in conjunction with, and are qualified by reference to, the sections titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Currency and Exchange Rates", and our consolidated financial statements and notes thereto, each of which is included in our 2017 Form 20-F and our FY18 Form 6-K, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. Our consolidated financial statements are prepared and presented in accordance with IFRS as issued by the IASB. Our historical results do not necessarily indicate results expected for any future period.

        The selected consolidated statement of profit or loss and other comprehensive loss data for fiscal years 2018, 2017, 2016 and 2015 and the selected consolidated statement of financial position data as of March 31, 2018, 2017 and 2016 have been derived from our audited consolidated financial statements included in our 2017 Form 20-F and our FY18 Form 6-K, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

        Yatra Online, Inc. has adopted IFRS as issued by the IASB as of April 1, 2014 and has prepared consolidated financial statements with effect from that date.

        The translations of Indian rupee amounts to US dollars set forth below are solely for the convenience of the reader and are based on the noon buying rate of in The City of New York for cable transfers of INR 65.11 per $1.00 as certified for customs purposes by the Federal Reserve Bank of New York on March 31, 2018. We make no representation that the Indian rupee amounts represent US dollar amounts or have been, could have been or could be converted into US dollars at such rates or any other rates.

	Fiscal Year Ended March 31,
Consolidated statement of profit or loss and other comprehensive loss (amounts in thousands, except per share data and number of shares)	2015 INR	2016 INR	2017 INR	2018 INR	2018 USD
Revenue:
Air ticketing	2,331,028	2,876,688	3,656,976	5,012,931	76,992
Hotels and packages	4,007,138	5,225,136	5,326,414	6,628,236	101,801
Other services	14,525	28,886	52,896	105,249	1,616
Other revenue	175,003	214,524	320,527	502,097	7,712

Total revenue	6,527,694	8,345,234	9,356,813	12,248,513	188,121

Other income	53,293	26,662	25,282	90,001	1,382
Service cost	3,140,865	4,164,352	4,179,486	4,930,757	75,730
Personnel expenses	1,155,332	1,524,055	2,115,308	2,902,840	44,584
Marketing and sales promotion expenses	1,471,126	1,687,541	2,457,242	4,155,420	63,822
Other operating expenses	1,590,188	1,967,162	2,217,887	3,284,030	50,438
Depreciation and amortization	208,939	233,703	275,587	425,600	6,537

Results from operations	(985,463)	(1,204,917)	(1,863,415)	(3,360,133)	(51,608)

Share of loss of joint venture	(11,005)	(11,802)	(9,441)	(10,559)	(162)
Finance income	93,474	95,072	139,158	91,912	1,412
Finance cost	(87,578)	(111,973)	(149,863)	(153,056)	(2,351)
Listing and related expenses	—	—	(4,242,526)	—	—
Changes in fair value of warrants	85	(3,167)	230,111	(563,253)	(8,651)

Loss before taxes	(990,487)	(1,236,787)	(5,895,976)	(3,995,089)	(61,360)

Tax (expense)/credits	42,720	(6,515)	(40,987)	(56,887)	(874)

Loss for the year	(947,767)	(1,243,302)	(5,936,963)	(4,051,976)	(62,234)

Loss attributable to:
Owners of the Parent Company	(936,504)	(1,218,824)	(5,901,483)	(3,993,140)	(61,330)
Noncontrolling interest	(11,263)	(24,478)	(35,480)	(58,836)	(904)
Loss for the year	(947,767)	(1,243,302)	(5,936,963)	(4,051,976)	(62,234)
Loss per share
Basic	(47.98) *	(58.10) *	(237.89)	(116.41)	(1.79)
Diluted	(47.98) *	(58.10) *	(237.89)	(116.41)	(1.79)
Weighted average number of ordinary shares outstanding used in computing basic/diluted earnings per share
Basic**	19,518,909 **	20,976,502 **	24,807,122 **	34,301,152 **	34,301,152 **
Diluted**	19,518,909 **	20,976,502 **	24,807,122 **	34,301,152 **	34,301,152 **

*
Includes ordinary shares which have been issued on account of conversion of mandatorily convertible Preference Shares (Series A to Series F), and have been used in the calculation of weighted average basic earnings per share.

**
On December 16, 2016, preference shares issued by Yatra Online, Inc. were converted into ordinary shares of Yatra Online, Inc. We thereafter effectuated a reverse 5.4242194-for-one share split of our ordinary shares as well as a reverse 5.4242194-for-one adjustment with respect to the number of ordinary shares underlying our share options. Consequently, the basic and diluted earnings per share for all periods presented are adjusted retrospectively to reflect the share split.

        The following table sets forth a summary of our consolidated statement of financial position as of March 31, 2018, 2017 and 2016:

	March 31,
Consolidated statement of financial position data (amounts in thousands)	2016 INR	2017 INR	2018 INR	2018 USD
Trade and other receivables	1,362,838	1,970,375	4,008,871	61,571
Term deposits	1,024,890	3,027,861	1,012,144	15,545
Cash and cash equivalents	389,664	1,532,629	2,465,073	37,860
Total assets	5,354,026	9,574,433	11,616,787	178,419
Total equity attributable to equity holders of the Company	429,472	3,137,487	(224,918)	(3,455)
Borrowings	469,433	44,876	851,829	13,083
Trade and other payables	2,267,824	3,148,544	5,049,630	77,555
Total liabilities	4,912,968	6,384,864	11,842,066	181,880
Total equity and liabilities	5,254,026	9,574,433	11,616,787	178,419

Certain Non-IFRS Measures

        As certain parts of our revenue are recognized on a "net" basis and other parts of our revenue are recognized on a "gross" basis, we evaluate our financial performance based on Revenue Less Service Cost, which is a non-IFRS measure. We believe that Revenue Less Service Cost provides investors with useful supplemental information about the financial performance of our business and more accurately reflects the value addition of the travel services that we provide to our customers. The presentation of this non-IFRS information is not meant to be considered in isolation or as a substitute for our consolidated financial results prepared in accordance with IFRS as issued by the IASB. Our Revenue Less Service Cost may not be comparable to similarly titled measures reported by other companies due to potential differences in the method of calculation.

        The following table reconciles our revenue, which is an IFRS measure, to Revenue Less Service Cost, which is a non-IFRS measure:

	Air ticketing
	Fiscal Year Ended March 31,
Amount in INR thousands except %	2015	2016	2017	2018
Revenue	2,331,028	2,876,688	3,656,976	5,012,931
Service cost	—	—	—	—

Revenue less service cost	2,331,028	2,876,688	3,656,976	5,012,931

	Hotel and Packages
	Fiscal Year Ended March 31,
Amount in INR thousands except %	2015	2016	2017	2018
Revenue	4,007,138	5,225,136	5,326,414	6,628,236
Service cost	(3,140,865)	(4,164,352)	(4,179,486)	(4,930,757)

Revenue less service cost	866,273	1,060,784	1,146,928	1,697,479

	Other
	Fiscal Year Ended March 31,
Amount in INR thousands except %	2015	2016	2017	2018
Revenue	189,528	243,410	373,423	607,346
Service cost	—	—	—	—

Revenue less service cost	189,528	243,410	373,423	607,346

	Total
	Fiscal Year Ended March 31,
Amount in INR thousands except %	2015	2016	2017	2018
Revenue	6,527,694	8,345,234	9,356,813	12,248,513
Service cost	(3,140,865)	(4,164,352)	(4,179,486)	(4,930,757)

Revenue less service cost	3,386,829	4,180,882	5,177,326	7,317,756

        In addition to referring to Revenue Less Service Cost, we also refer to Adjusted EBITDA Loss, Adjusted Results from Operations, Adjusted loss for the Period and Adjusted Basic and Diluted loss Per Share which are also non-IFRS measures. We use financial statements that exclude employee share-based compensation cost, depreciation and amortization, listing and related expenses, remeasurement of contingent consideration and change in fair value of warrants for our internal management reporting, budgeting and decision making purposes, including comparing our operating results to that of our competitors.

        Our non-IFRS financial measures reflect adjustments based on the following:

  •
  Employee share-based compensation cost:  The compensation cost to be recorded is dependent on varying available valuation methodologies and subjective assumptions that companies can use while valuing these expenses especially when adopting IFRS 2 "Share-based Payment". Thus, our management believes that providing non-IFRS financial measures that exclude such expenses allows investors to make additional comparisons between our operating results and those of other companies.

  •
  Listing and related expenses:  Listing and related expenses primarily reflect the listing expenses incurred and are non-recurring expenses incurred on consummation of business combination agreement.

  •
  Change in fair value of warrants:  Consequent to consummation of the Business Combination, the Company had 34.67 million warrants outstanding having right to subscribe to 17.33 million ordinary shares of Yatra Online, Inc., including warrants issued to Macquarie Corporate Holdings PTY Limited and InnoVen Capital Singapore Pte. Ltd . The accounting guidance requires that we record any change in the fair value of warrants in consolidated statement of profit or loss and other comprehensive loss. We have excluded the effect of the implied fair value changes in calculating our non-IFRS financial measures.

  •
  Contingent consideration:  The contingent consideration relates to the payment to be made under business combination agreement, based on the certain performance conditions of the acquired business. This is due for final measurement and final payment to the former shareholders of ATB.

        We evaluate the performance of our business after excluding the impact of above measures and thus believe it is useful to understand the effects of these items on our results from operations, loss for the period and basic and diluted loss per share. The presentation of these non-IFRS measures is not meant to be considered in isolation or as a substitute for our consolidated financial results prepared in accordance with IFRS as issued by the IASB. These non-IFRS measures may not be comparable to similarly titled measures reported by other companies due to potential differences in the method of calculation.

        A limitation of using Adjusted EBITDA Loss, Adjusted Results from Operations, Adjusted loss for the Period and Adjusted Basic and Diluted Loss Per Share as against using the measures in accordance with IFRS as issued by the IASB are that these non-IFRS financial measures exclude share-based compensation cost, listing and related expenses, remeasurement of contingent consideration and change in fair value of warrants. Management compensates for this limitation by providing specific information on the IFRS amounts excluded from Adjusted EBITDA Loss, Adjusted Results from Operations, Adjusted Loss for the Period and Basic and Diluted Loss Per Share.

        The following table reconciles our Loss (an IFRS measure) to Adjusted EBITDA Loss (a non-IFRS measure) for the periods indicated:

	Fiscal Year Ended March 31,
Reconciliation of Adjusted EBITDA Loss (Amount in INR thousands)	2015	2016	2017	2018
Loss for the year (as per IFRS)	(947,767)	(1,243,302)	(5,936,963)	(4,051,976)
Employee share-based compensation costs	31,741	19,370	586,932	729,920
Depreciation & Amortization	208,939	233,703	275,587	425,600
Share of loss of joint venture	11,005	11,802	9,441	10,559
Finance income	(93,474)	(95,072)	(139,158)	(91,912)
Finance cost	87,578	111,973	149,863	153,056
Change in fair value of warrants	(85)	3,167	(230,111)	563,253
Listing and related expenses	—	—	4,242,526	—
Remeasurement of contingent consideration	—	—	—	294,344
Tax expense/(credit)	(42,720)	6,515	40,987	56,887
Adjusted EBITDA Loss	(744,783)	(951,844)	(1,000,896)	(1,910,269)

        The following table reconciles our results from operations (an IFRS measure) to Adjusted Results from Operations (a non-IFRS measure) for the periods indicated:

	Fiscal Year Ended March 31,
Reconciliation of Adjusted Results from Operations (Amount in INR thousands)	2015	2016	2017	2018
Results from operations (as per IFRS)	(985,463)	(1,204,917)	(1,863,415)	(3,360,133)
Employee share-based compensation costs	31,741	19,370	586,932	729,920
Remeasurement of contingent consideration	—	—	—	294,344
Adjusted Results from Operations	(953,722)	(1,185,547)	(1,276,483)	(2,335,869)

        The following table reconciles loss for the period (an IFRS measure) to Adjusted Loss for the Period (a non-IFRS measure) for the periods indicated:

	Fiscal Year Ended March 31,
Reconciliation of Adjusted Loss (Amount in INR thousands)	2015	2016	2017	2018
Loss for the year (as per IFRS)	(947,767)	(1,243,302)	(5,936,963)	(4,051,976)
Employee share-based compensation costs	31,741	19,370	586,932	729,920
Listing and related expenses	—	—	4,242,526	—
Net change in fair value of warrants	(85)	3,167	(230,111)	563,253
Remeasurement of contingent consideration	—	—	—	294,344
Adjusted Loss for the year	(916,111)	(1,220,765)	(1,337,616)	(2,464,459)

        The following table reconciles basic and diluted loss per share (an IFRS measure) to Adjusted Basic and Diluted Loss Per Share (a non-IFRS measure) for the periods indicated:

	Fiscal Year Ended March 31,
Reconciliation of Adjusted Basic and Diluted Loss (Per Share) (Amount in INR thousands)	2015	2016	2017	2018
Basic and Diluted loss per share (as per IFRS)	(47.98)	(58.10)	(237.89)	(116.41)
Employee share-based compensation costs	1.61	0.91	23.52	20.91
Listing and Related Expenses	—	—	170.00	—
Net change in fair value of warrants	(0.01)	0.15	(9.22)	16.42
Remeasurement of contingent consideration	—	—	—	8.43
Adjusted Basic and Diluted Loss Per Share	(46.38)	(57.04)	(53.59)	(70.65)

Other Data:

        The following table sets forth for the periods indicated certain selected consolidated financial and other data:

	Fiscal Year Ended March 31,
	2015	2016	2017	2018
Figures in thousands
Quantitative details*
Air passengers	4,207	5,698	6,869	8,875
Hotel room nights	944	1,139	1,383	2,098
Holiday packages passengers travelled	100	130	143	168
Amount in INR thousands except %
Gross Bookings**
Air Ticketing	40,438,326	49,268,781	57,562,263	79,156,190
Hotels and Packages	7,368,475	9,614,004	10,435,643	13,386,288
Total	47,806,801	58,882,785	67,997,906	92,542,478

Revenue Less Service Cost***
Air Ticketing	2,331,028	2,876,688	3,656,976	5,012,931
Hotels and Packages	866,273	1,060,784	1,146,928	1,697,479
Others	189,528	243,410	373,423	607,346
Total	3,386,829	4,180,882	5,177,327	7,317,756

Net Revenue Margin %****
Air Ticketing	5.8%	5.8%	6.4%	6.3%
Hotels and Packages	11.8%	11.0%	11.0%	12.7%

*	Quantitative details are considered on Gross basis.
**	Gross Bookings represent the total amount paid by our customers for the travel services and products booked through us, including fees and other charges, and are net of cancellations and refunds.

***
As certain parts of our revenue are recognized on a "net" basis and other parts of our revenue are recognized on a "gross" basis, we evaluate our financial performance based on Revenue Less Service Cost, which is a non-IFRS measure. We believe that Revenue Less Service Cost provides investors with useful supplemental information about the financial performance of our business and more accurately reflects the value addition of the travel services that we provide to our customers. The presentation of this non-IFRS information is not meant to be considered in isolation or as a substitute for our consolidated financial results prepared in accordance with IFRS as issued by the IASB. Our Revenue Less Service Cost may not be comparable to similarly titled measures reported by other companies due to potential differences in the method of calculation.
****	Net Revenue Margins are defined as Revenue Less Service Cost as a percentage of Gross Bookings.

RISK FACTORS

        Investing in our securities involves a high degree of risk. You should carefully consider the following risks and other information in this prospectus supplement, including our consolidated financial statements and related notes included elsewhere in this prospectus, before you decide to purchase our ordinary shares. Additional risks and uncertainties of which we are not presently aware or that we currently deem immaterial could also affect our business operations and financial condition. If any of these risks actually occur, our business, financial condition, results of operations or prospects could be materially affected. As a result, the trading price of our ordinary shares could decline and you could lose part or all of your investment. See the sections of this prospectus supplement entitled "Where You Can Find More Information" and "Incorporation of Certain Information By Reference."

Risks Related to Our Business and Industry

We have a history of operating losses.

        We have a history of losses and may continue to incur operating and net losses for the foreseeable future. Yatra's net losses were INR 4,052.0 million for fiscal year 2018 as compared to a loss of INR 5,937.0 million in fiscal year 2017 and a loss of INR 1,243.3 million in fiscal year 2016. If our revenues grow slower than anticipated, or if our operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may depress the price of our ordinary shares.

The Indian travel industry is highly competitive and we may not be able to effectively compete in the future.

        The Indian travel industry is highly competitive. Our success depends upon our ability to compete effectively against numerous established and emerging competitors, including other online travel agencies, or OTAs, traditional offline travel companies, travel research companies, payment wallets, search engines and meta-search companies, both in India and abroad, such as Agoda Company Pte. Ltd., Booking.com B.V., Cleartrip Pvt. Ltd., Expedia Southeast Asia Pte. Ltd., Le Travenues Technology Pvt. Ltd. India, MakeMyTrip (India) Pvt. Ltd., and One97 Communications Limited. Our competitors may have significantly greater financial, marketing, personnel and other resources than we have. Factors affecting our competitive success include price, availability of travel products, ability to package travel products across multiple suppliers, brand recognition, customer service and customer care, fees charged to customers, ease of use, accessibility, reliability and innovation. If we are not able to compete effectively against our competitors, our business and results of operations may be adversely affected. In January 2017, MakeMyTrip and Ibibo Group Holdings (Singapore) Pte. Ltd. completed a merger that combined the two businesses under MakeMyTrip. To the extent this merger enhances MakeMyTrip's ability to compete with us, particularly in India, our market share, business and results of operations could be adversely affected.

        Large, established Internet search engines with a global presence and meta-search companies who can aggregate travel search results compete against us for customers. Certain of our competitors have launched brand marketing campaigns to increase their visibility with customers. Some of our competitors have significantly greater financial, marketing, personnel and other resources than we do and certain of our competitors have a longer history of established businesses and reputations in the Indian travel market (particularly in the Hotels and Packages business) as compared with us. Some meta-search sites, including TripAdvisor, Trivago and Kayak, offer users the ability to make reservations directly on their websites, which may reduce the amount of traffic and transactions available to us through referrals from these sites. If additional meta-search sites begin to offer the ability to make reservations directly, that will further affect our ability to generate traffic to our sites. From time to time, we may be required to reduce service fees and Net Revenue Margins in order to compete effectively and maintain or gain market share.

        We may also face increased competition from new entrants in our industry. The travel industry is extremely dynamic and new channels of distribution in the travel industry may negatively affect our market share. Additional sources of competition include large companies that offer online travel services as one part of their business model, such as Amazon.com Inc. and Alibaba Group Holding Ltd, as well as "daily deal" websites, such as Groupon, Inc.'s Getaways, or peer-to-peer inventory sources, such as Airbnb Inc., HomeAway.com, Inc. and Oravel Stays Pvt. Ltd., which provide home and apartment rentals as an alternative to hotel rooms. The growth of peer-to-peer inventory sources could affect the demand for our services in facilitating reservations at hotels. We cannot assure you that we will be able to successfully compete against existing or new competitors in our existing lines of business as well as new lines of business into which we may venture. If we are not able to compete effectively, our business and results of operations may be adversely affected.

        In addition, many airlines, hotels, car rental companies and tour operators have call centers and have established their own travel distribution websites and mobile applications. Suppliers may offer advantages for customers to book directly, such as member-only fares, bonus miles or loyalty points, which could make their offerings more attractive to customers. Some low-cost airlines distribute their online supply exclusively through their own websites and other airlines have stopped providing inventory to certain online channels and attempt to drive customers to book directly on their websites by eliminating or limiting sales of certain airline tickets through third party distributors. Additionally, airline suppliers are increasingly promoting hotel supply on their websites in connection with airline tickets. If we are unable to compete effectively with travel supplier-related channels or other competitors, our business and results of operations may be adversely affected.

        We also face increasing competition from search engines like Google, Bing and Yahoo!. Search engines have grown in popularity and may offer comprehensive travel planning or shopping capabilities, which may drive more traffic directly to the websites of our suppliers or competitors. Google has increased its focus on appealing to travel customers through its launches of Google Places, Google Flights and Google Hotel Price Ads. Google's efforts around these products, as well as possible future developments, may change or undermine our ability to obtain prominent placement in paid or unpaid search results at a reasonable cost or at all.

        There can be no assurance that we will be able to compete successfully against any current and future competitors or on emerging platforms, or provide differentiated products and services to our customer base. Increasing competition from current and emerging competitors, the introduction of new technologies and the continued expansion of existing technologies, such as meta-search and other search engine technologies, may force us to make changes to our business models, which could affect our financial condition and results of operations. Increased competition has resulted in and may continue to result in reduced margins, as well as loss of customers, transactions and brand recognition.

The slowdown in Indian economic growth and other declines or disruptions in the Indian economy in general and travel industry in particular could adversely affect our business and financial performance.

        Substantially all of our operations are located in India and, therefore, our financial performance and growth are necessarily dependent on economic conditions prevalent in India. The Indian economy may be materially and adversely affected by political instability or regional conflicts, a general rise in interest rates, inflation, and adverse economic conditions occurring elsewhere in the world, such as a slowdown in economic growth in China, the repercussions from the June 2016 United Kingdom referendum to withdraw from the European Union and other matters. While the Indian economy has grown significantly in recent years, it has experienced a slowdown in its economic growth a few quarters ago. The Indian economy could be further adversely impacted by inflationary pressures, any increase or volatility in oil prices, currency depreciation, the poor performance of its large agricultural and manufacturing sectors, trade deficits, recent initiatives by the Indian government towards demonetization of certain Indian currency, the Indian government's recent implementation of a comprehensive nationwide goods and services tax ('GST') regime, and other factors. India also faces major challenges in sustaining its growth, which include the need for substantial infrastructure development and improving access to healthcare and education.

        In the past, economic slowdowns in the Indian economy may have harmed the travel industry as customers had less disposable income for their travels, especially holiday travel. If there is a slowdown in the India's economic growth it will likely have a material adverse effect on the demand for the travel products we sell and, as a result, on our financial condition and results of operations. We do nearly all of our business with a wide variety of travel-related companies based in India, including airlines, large hotel chains and others. We are exposed to risks associated with these Indian businesses, including bankruptcies, restructurings, consolidations and alliances of its partners, the credit worthiness of these partners, and the possible obligation to make payments to our partners. For example, the Indian airline industry in recent years has experienced significant losses and has undergone bankruptcies, restructurings, consolidations and other similar events. Future bankruptcies and increasing consolidation could create challenges for our relationships with airlines, including by reducing the profitability of our airline ticketing business.

        If the growth in the Indian travel industry cannot be sustained or the Indian economy as a whole continues to experience a slowdown in growth, our business and results of operations could be adversely affected.

The travel industry is particularly sensitive to safety concerns, and terrorist attacks, regional conflicts, health concerns, natural calamities or other catastrophic events could have a negative impact on the Indian travel industry and cause our business to suffer.

        The travel industry is particularly sensitive to safety concerns, such as terrorist attacks, regional conflicts, health concerns, natural calamities or other catastrophic events. Our business has in the past declined and may in the future decline after incidents, such as those described below, that cause travelers to be concerned about their safety. Decreased travel expenditures could reduce the demand for our services, thereby causing a reduction in revenue.

        India has experienced terror attacks in the past, including the coordinated attacks in 2008 in multiple locations in Mumbai, and may experience similar attacks in the future. In recent years, hotels, airlines, airports and cruises have been the targets of terrorist attacks, including in the Gulf of Aden, India, Spain, Egypt, Russia, Turkey, Sri Lanka, France, United Kingdom and Belgium. As many terrorist attacks tend to be focused on tourists or tourist destinations, such acts, even those outside of India or other neighboring countries, may result in a decline in the travel industry and adversely impact our business and prospects.

        In addition, South Asia has, from time to time, experienced instances of civil unrest and hostilities among neighboring countries, including between India and Pakistan. There have also been incidents in and near India such as troop mobilizations along the border. Such military activity or other adverse social and political events in India in the future could adversely affect the Indian economy by disrupting communications and making travel more difficult. Resulting political tensions could create a greater perception that investments in Indian companies involve a high degree of risk and could have an adverse impact on our business and the price of our ordinary shares. Furthermore, if India were to become engaged in armed hostilities, we may not be able to continue our operations. The occurrence of any of these events may result in a loss of business confidence and have an adverse effect on our business and results of operations.

        The outbreak of severe illnesses, such as the Ebola virus, Middle East Respiratory Syndrome, Severe Acute Respiratory Syndrome, malaria, H1N1 influenza virus, avian flu and the Zika virus, could materially affect the travel industry, reduce our revenues and adversely impact travel behavior, particularly if they were to persist for an extended period.

        India has experienced natural calamities such as earthquakes, tsunamis, floods and drought in past years. For example, in September 2014, the state of Jammu and Kashmir in northern India, a popular tourism destination, experienced widespread floods and landslides, and in April 2015, an earthquake occurred in the Federal Democratic Republic of Nepal with aftershocks and landslides subsequently affecting the country. The extent and severity of these natural disasters determines their impact on the Indian economy. Substantially all of our operations and employees are located in India and there can be no assurance that we will not be affected by natural disasters in the future. Furthermore, if any of these natural disasters occur in tourist destinations in India, travel to and within India could be adversely affected, which could have an adverse impact on our business and results of operations.

        The occurrence of any of these events could result in changes to customers' travel plans and related costs and lost revenue for our company, as well as the risk of a prolonged and substantial decrease in travel volume, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our business and financial results are subject to fluctuations in currency exchange rates.

        Given the nature of our business, any fluctuation in the value of the Indian rupee against the U.S. dollar, Euro, British pound sterling or other major currencies will affect customers' travel behavior and, therefore, will have an impact on our results of operations. For example, in fiscal year 2016, the drop in the average value of the Indian rupee as compared to the U.S. dollar adversely impacted the Indian travel industry as it made outbound travel for Indian consumers more expensive. In addition, our exposure to foreign currency risk also arises in respect of our non-Indian rupee-denominated trade and other receivables, trade and other payables, and cash and cash equivalents. We currently do not have any hedging agreements or similar arrangements with any counter-party to cover our exposure to any fluctuations in foreign exchange rates.

We have not previously operated as a public company, and fulfilling our obligations as a U.S. reporting company may be expensive and time consuming.

        As a U.S. reporting company, we will incur significant legal, accounting and other expenses. For example, prior to becoming a U.S. reporting company, we had not previously been required to prepare or file periodic and other reports with the SEC or to comply with the other requirements of U.S. federal securities laws applicable to public companies. We have not previously been required to establish and maintain disclosure controls and procedures such as Section 404 of the Sarbanes Oxley Act of 2002 and internal controls over financial reporting applicable to a public company with securities registered in the United States. Compliance with reporting and corporate governance obligations from which foreign private issuers are not exempt may require members of our management and our finance and accounting staff to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled and may increase our legal, insurance and financial compliance costs. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, if we fail to comply with any significant rule or requirement associated with being a public company, such failure could result in the loss of investor confidence and could harm our reputation and cause the market price of our ordinary shares to decline.

Our internal controls over financial reporting are not yet required to meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and ordinary share price.

        Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act that eventually we will be required to meet. Because currently we do not have comprehensive documentation of our internal controls and have not yet tested our internal controls in accordance with Section 404, we cannot conclude in accordance with Section 404 that we do not have a material weakness in our internal controls or a combination of significant deficiencies that could result in the conclusion that we have a material weakness in our internal controls. We will be required to document, review and, if appropriate, improve our internal controls and procedures in anticipation of eventually being subject to the requirements of Section 404 of the Sarbanes-Oxley Act, which will require annual management assessments of the effectiveness of our internal controls over financial reporting beginning with the filing of our second annual report with the SEC and, when we cease to be an EGC, an attestation report by our independent auditors evaluating these assessments.

        Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our consolidated financial statements. Confidence in the reliability of our consolidated financial statements also could suffer if we or our independent registered public accounting firm were to report a material weakness in our internal controls over financial reporting. This could materially adversely affect us and lead to a decline in the price of our ordinary shares.

Our business depends on our relationships with a broad range of travel suppliers, and any adverse changes in these relationships, or our inability to enter into new relationships, could negatively affect our business and results of operations.

        We rely significantly on our relationships with airlines, hotels, railways, bus lines, activity vendors, global distribution system, or GDS, service providers and other travel suppliers to enable us to offer our customers comprehensive access to travel services and products. Adverse changes in any of our relationships with travel suppliers, or the inability to enter into new relationships with travel suppliers, could reduce the amount of inventory that we may be able to offer. Our arrangements with travel suppliers are not typically subject to long-term commitments and may not remain in effect on current or similar terms, and the net impact of future pricing options may adversely impact our revenue. Travel suppliers are increasingly focused on driving online demand to their own websites and may cease to supply us with the same level of access to travel inventory in the future.

        A significant change in our relationships with our major suppliers for a sustained period of time, including an inability by any travel supplier to fulfill their payment obligation to us in a timely manner or a supplier's complete withdrawal of inventory, could have a material adverse effect on our business, financial condition or results of operations. Furthermore, no assurance can be given that our travel suppliers will not further reduce or eliminate fees or commissions or attempt to charge us for content, terminate our contracts, make their products or services unavailable to us as part of exclusive arrangements with our competitors or default on or dispute their payment or other obligations towards us, any of which could reduce our revenue and Net Revenue Margins or may require us to initiate legal or arbitration proceedings to enforce their contractual payment obligations, which may adversely affect our business and results of operations.

Some of our airline suppliers (including our GDS service providers) may reduce or eliminate the commission and other fees they pay to us for the sale of air tickets, and this could adversely affect our business and results of operations.

        In our Air Ticketing business, we generate revenue through commissions and incentive payments from airline suppliers, service fees charged to our customers and fees from our GDS service providers. Our airline suppliers may reduce or eliminate the commissions and incentive payments they pay to us. To the extent any of our airline suppliers further reduce or eliminate the commissions or incentive payments they pay to us in the future, our revenue may be further reduced unless we are able to adequately mitigate such reduction by increasing the service fees we charge to our customers in a sustainable manner. Any increase in service fees, to mitigate reductions in or elimination of commissions or otherwise, may also result in a loss of potential customers. Further, our arrangements with the airlines that supply air tickets to us may limit the amount of service fees that we are able to charge our customers. Our business would also be negatively impacted if competition or regulation in the travel industry causes us to reduce or eliminate our service fees.

We rely on third-party systems and service providers, and any disruption or adverse change in their business may have a material adverse effect on our business.

        We currently rely on a variety of third-party systems, service providers and software companies, including the GDS and other electronic central reservation systems used by airlines, various offline and online channel managing systems and reservation systems used by hotels and accommodation suppliers and aggregators, systems used by Indian Railways, and systems used by bus and car operators and aggregators, as well as other technologies used by payment gateway providers. In particular, we rely on third parties to:

  •
  assist in conducting searches for airfares and process air ticket bookings;

  •
  process hotel reservations;

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  process credit card, debit card, net banking and e-wallet payments;

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  provide computer infrastructure critical to our business; and

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  provide customer relationship management, or CRM, software services.

        These third parties are subject to general business risks, including system downtime, hacker attack, fraudulent access, natural disaster, human error or other causes leading to unexpected business interruptions. Any interruption in these or other third party services or deterioration in their performance could impair the quality of our service. For example, technical glitches in third party systems may result in the information provided by us to our customers, such as the availability of hotel rooms on a central reservations system of a hotel supplier, to not be accurate, and we may incur monetary and/or reputational loss as a result. Furthermore, if our arrangements with any of these third parties are suspended, terminated or no longer available on commercially acceptable terms, we may not be able to find an alternate source of support on a timely basis and on commercially reasonable terms, or at all.

        Our success is also dependent on our ability to maintain our relationships with these third-party systems and service providers, including our technology partners. In the event our arrangements with any of these third parties are impaired or terminated, we may not be able to find an alternative source of systems support on a timely basis or on commercially reasonable terms, which could result in significant additional costs or disruptions to our business.

We may not be able to adequately control and ensure the quality of travel products and services sourced from our travel suppliers. If there is any deterioration in the quality of their performance, our customers may seek damages from us and not continue using our online platform.

        As we increase the number of third party services available through our platform, we may not be able to adequately monitor or assure the quality of these services, and increases in customer dissatisfaction may adversely impact our business.

        In 2015, we launched a marketplace platform that enables us to sell our own inventory and the inventory of third party vendors to provide travelers a wider selection of products and services on a single platform. This platform allows third party suppliers or travel services to manage and sell products and services on yatra.com directly to consumers. We may not be able to adequately monitor these third party vendors to ensure that they provide high-quality travel products and services to our customers on a consistent basis. Certain travel service providers may lack adequate quality control for their travel products and customer service. Similarly, we cannot ensure that every travel service provider has obtained, and duly maintained, all of the licenses and permits required for it to provide travel products to consumers.

        The actions that we take to monitor and enhance the performance of our travel suppliers may be inadequate to timely discover these quality issues. There may be customer complaints and litigation against us due to our travel suppliers' failure to provide satisfactory travel products or services. If our travelers are dissatisfied with the travel products and services provided by third party vendors they find through our marketplace platform, they may reduce their use of, or completely forgo, our marketplace platform as well as our core platform, including our mobile apps. They may also demand refunds of their payments to us or claim compensation from us for damages suffered as a result of our travel suppliers' performance or misconduct. Increases in customer dissatisfaction with third party vendors could damage our brand, reduce our traffic and materially and adversely affect our business and results of operations.

Failure to maintain the quality of customer services could harm our reputation and our ability to retain existing customers and attract new customers, which may materially and adversely affect our business, financial condition and results of operations.

        Our business is significantly affected by the overall size of our customer base, which in turn is determined by, among other factors, their experience with our customer services. As such, the quality of customer services is critical to retaining our existing customers and attracting new customers. If we fail to provide quality customer services, our customers may be less inclined to book travel products and services with us or recommend us to new customers, and may switch to our competitors. Failure to maintain the quality of customer services could harm our reputation and our ability to retain existing customers and attract new customers, which may materially and adversely affect our business, financial condition and results of operations.

We depend on a small number of airline suppliers in India for a significant percentage of our Air Ticketing revenue.

        Our growth strategy is heavily dependent on the continued expansion of our Air Ticketing business and our airline supplier relationships. We currently provide our customers with access to eight domestic airlines as well as over 300 international airlines; however, a substantial portion of our Air Ticketing revenue is represented by five domestic airlines. Our dependence on a limited number of domestic airlines means that a reduction or elimination in base commissions and incentive payments by one or more of these airlines could have a material adverse effect on our revenue. Furthermore, our reliance on these Indian airlines exposes us to the risks associated with the domestic airline industry, such as rising fuel costs, high taxes, currency depreciation and liquidity constraints. In addition, our reliance on these airlines increases their bargaining power in price and contract negotiations, and further consolidation of domestic airline suppliers may exacerbate these trends. If one or all of these domestic airlines exert significant price and margin pressure on us, it could materially and adversely affect our business, financial condition and results of operations.

Any failure to maintain the quality of our brand and reputation could have a material adverse effect on our business.

        We have invested considerable time and resources in developing and promoting our "Yatra" brand. We expect to continue to spend on maintaining the high quality of our brand in order to compete against a large and growing number of competitors. We also believe that the strength of our brand is one of our key assets that will allow us to expand into new geographies, such as Tier 2 and Tier 3 cities in India, where our brand is not as well known. These efforts may not be successful and, even if we are successful in our branding efforts, such efforts may not be cost-effective. If we are unable to maintain or enhance consumer awareness of our brands or generate demand in a cost-effective manner, it could have a material adverse effect on our business and financial performance.

        In addition, we receive significant media coverage in India and other geographic markets. We could receive unfavorable publicity regarding, for example, our practices relating to personnel, business, operating, accounting, prospects, business ethics, privacy and data protection, product changes, competitive pressures, the accuracy of user-generated content, product quality, litigation or regulatory activity,. Such allegations could adversely affect our reputation with our users and advertisers. Such allegations, directly or indirectly against us, may be posted in internet chat-rooms or on blogs or any website by anyone, and may even be posted on an anonymous basis. We may be required to spend significant time and incur substantial costs in response to such allegations or other detrimental conduct, and there is no assurance that we will be able to conclusively refute each of them within a reasonable period of time, or at all. Such potential negative publicity also could have an adverse effect on the size, engagement and loyalty of our user base and result in decreased revenue, which could adversely affect our business and results of operations.

We are exposed to the proceedings or claims arising from travel-related accidents or customer misconducts during their travels, the occurrence of which may be beyond our control.

        Accidents are a leading cause of mortality and morbidity among tourists. We are exposed to risks of our customers' claims arising from or relating to travel-related accidents. As we enter into contracts with our customers directly, our customers typically take actions against us for the damages they suffer during their travels. However, such accidents may result from the negligence or misconduct of our travel suppliers or other service providers, over which we have no or limited control. See also "—Risks Related to Our Business and Industry—We may not be able to adequately control and ensure the quality of travel products and services sourced from our travel suppliers. If there is any deterioration in the quality of their performance, our customers may seek damages from us and not continue using our online platform." However, there is no assurance that such insurance or indemnification will be sufficient to cover all of our losses. In addition, some of the travel-related accidents result from adventure activities undertaken by our customers during their travels, such as scuba diving, white water rafting, wind surfing and skiing. Furthermore, we may be affected by our customer misconduct during their travels, over which we have no or limited control. However, such accidents and misconduct, even if not resulting from our or our travel suppliers' negligence or misconduct, could create a public perception that we are less reliable than our competitors, which would harm our reputation, and could adversely affect our business and results of operations.

We may be subject to legal or administrative proceedings regarding our travel products and services, information provided on our online platform or other aspects of our business operations, which may be time-consuming to defend and affect our reputation.

        From time to time, we have become and may in the future become a party to various legal or administrative proceedings arising in the ordinary course of our business, including breach of contract claims, anti-competition claims and other matters. Such proceedings are inherently uncertain and their results cannot be predicted with certainty. Regardless of the outcome and merit of such proceedings, any such legal action could have an adverse impact on our business because of defense costs, negative publicity, diversion of management's attention and other factors. In addition, it is possible that an unfavorable resolution of one or more legal or administrative proceedings, whether in India or in another jurisdiction, could materially and adversely affect our financial position, results of operations or cash flows in a particular period or damage our reputation. In addition, our online platform contains information about our travel products and services, vacation destinations and other travel-related topics. It is possible that if any content accessible on our online platform contains errors or false or misleading information, our customers may take actions against us.

We rely on assumptions and estimates to calculate certain of our key metrics, and real or perceived inaccuracies in such metrics may harm our reputation and negatively affect our business.

        We believe that certain metrics are key to our business, including travel expenditures, customers, repeat customers, total transaction volume, customer traffic, monthly visitors, app downloads, travel agents and bookings. As the industry in which we operate continues to evolve, the metrics by which we evaluate our business may change over time. While these numbers are based on what we believe to be reasonable estimates, our internal tools have a number of limitations and our methodologies for tracking these metrics may change over time. For example, a single person may have multiple accounts or browse the Internet on multiple browsers or devices, some users may restrict our ability to accurately identify them across visits, some mobile applications automatically contact our servers for regular updates with no user action, and we are not always able to capture user information on all of our platforms. As such, the calculations of our traffic and monthly visitors may not accurately reflect the number of people actually visiting our platforms. Also, if the internal tools we use to track these metrics under-count or over-count performance or contain algorithmic or other technical errors, the data and/or reports we generate may not be accurate. In addition, historically, certain metrics were calculated by independent third parties, and have not been verified by us. We calculate metrics using internal tools, which are not independently verified by a third party. In addition, we continue to improve upon our tools and methodologies to capture data and believe that our current metrics are more accurate; however, the improvement of these tools and methodologies could cause inconsistencies between current data and previously reported data, which could confuse investors or lead to questions about the integrity of the data.

The roll-out of new features, improvements and strategies may not meet our expectations.

        We are constantly working to improve our websites and mobile applications and roll-out new features to improve our user experience, attract new users, expand our market reach and develop new sources of revenue. However, there is no guarantee that these initiatives will ultimately be successful and, if they are not, our business and results of operations may be materially adversely affected. For example, in 2014 we launched our eCash program to reward customers for repeat purchases. Customers accumulate eCash points on travel booked through us, and these points work as a currency that can be redeemed by customers during future bookings. This program may not have the positive impact on total transaction volume and customer retention that we originally anticipated. For example, we currently expect that customers who book business travel through our corporate platform will receive the eCash points associated with that travel. However, if the eCash is held by the employer rather than the employee, the impact of this initiative may not be as significant as expected. Even if we are able to successfully adopt new features, improvements or strategies, the impact of such initiatives may take longer to develop than we expect or not develop at all. For example, we are moving rapidly toward a "Mobile First" business model. However we can provide no assurance that we will not experience delays or disruptions as we implement this initiative or that, once we have successfully done so, the market opportunity for a "Mobile First" business will not have changed in a way that could negatively impact our "Mobile First" business, our efforts to attract new customers and our results of operations.

The online homestay market is rapidly evolving and if we fail to compete successfully, our business and results of operations may suffer.

        We recently added homestays through our Yatra and Travelguru websites. The online homestay market is a rapidly evolving market. Since we began offering such services, there have been and continue to be significant business, marketing and regulatory developments. Operating in new and relatively untested markets requires significant management attention and financial resources. We cannot provide any assurance that our efforts to expand in this market will be successful, and the investment and additional resources required to establish operations and manage growth may not produce the desired financial results.

We may not be successful in pursuing strategic partnerships and acquisitions, and future partnerships and acquisitions may not bring us anticipated benefits.

        Part of our growth strategy is the pursuit of strategic partnerships and acquisitions. There can be no assurance that we will succeed in implementing this strategy as we are subject to many factors which are beyond our control, including our ability to identify, attract and successfully execute suitable acquisition opportunities and partnerships. This strategy may also subject us to uncertainties and risks, including acquisition and financing costs, potential ongoing and unforeseen or hidden liabilities, diversion of management resources and the costs of integrating acquired businesses. We could face difficulties integrating the technology of acquired businesses with our existing technology, and employees of the acquired business into various departments and ranks in our company, and it could take substantial time and effort to integrate the business processes being used in the acquired businesses with our existing business processes. Moreover, there is no assurance that such partnerships or acquisitions will achieve our intended objectives or enhance our business. Any such failure could negatively impact our ability to compete in the travel industry and have a material adverse effect on our business or results of operations.

        In the quarter ended September 30, 2017, Yatra Online Private Limited, a subsidiary of Yatra Online, Inc., acquired Air Travel Bureau Limited ("ATB"), India's largest independent corporate travel services provider. As we integrate ATB into the Yatra portfolio, there may be unexpected costs and difficulties in integrating the two businesses.

As we increase our sales efforts toward larger corporate customers and B2B2C travel agents, our sales cycle, customer support efforts and collection efforts may become more time consuming and expensive.

        In recent years, we have increased our sales efforts toward larger corporate customers, including leading organizations from around India. The ATB acquisition was part of this effort. As we attempt to capitalize on this investment and increase our sales efforts targeted to large corporate customers, we expect to face greater costs, longer sales cycles and less predictability in completing some of our sales. Additionally, we may face challenges integrating the disparate sales approaches and strategies of the formerly separate ATB and Yatra segments. Furthermore, if a prospective corporate customer's decision to use our travel services is an enterprise-wide decision, these sales may require us to provide greater education to the prospective customer. Consequently, these customers may require us to devote greater sales, implementation and customer support resources to them.

        In addition, we are trying to increase our sales efforts to the B2B2C (business to business to consumer) segment by making inroads in India's large and fragmented network of travel agents. We are currently trying to make inroads to this market via organic growth. To the extent that we cannot help these travel agents provide their clients with time and money-saving opportunities, the growth in this segment may slow. Slower growth in this segment may hinder our efforts to reach customers in smaller markets, such as the Tier 2 and Tier 3 markets in India, who often utilize intermediaries such as travel agents to arrange their travel.

        As part of these efforts to attract corporate and B2B2C travel agents and retail customers, we typically extend credit periods to certain segments of our customer base. We may experience difficulty collecting payment fully and in a timely manner on our outstanding accounts receivable from our customers. As a result, we may face a greater risk of non-payment of our accounts receivable and, as our corporate travel business and B2B2C travel agents business grows in scale, we may need to make increased provisions for doubtful accounts. We cannot provide any assurance that we will be able to increase our corporate customer base and B2B2C travel agents, and our sales efforts to obtain such customers may become time consuming, costly and harmful to our business and results of operations.

Our failure to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies in the future could reduce our ability to compete successfully and harm our results of operations.

        We believe that our existing cash and cash equivalents will be sufficient to meet our anticipated cash requirements for at least the next 12 months. However, we may need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. If we raise additional equity financing, our shareholders may experience significant dilution of their ownership interests and the value of our ordinary shares could decline. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness, force us to maintain specified liquidity or other ratios or restrict our ability to pay dividends or make acquisitions. In addition, the availability of funds depends in significant measure on capital markets and liquidity factors over which we exert no control. In light of periodic uncertainty in the capital and credit markets, we can provide no assurance that sufficient financing will be available on desirable terms or at all to fund investments, acquisitions, stock repurchases, dividends, debt refinancing or other corporate needs, or that our counterparties in any such financings would honor their contractual commitments. If we need additional capital and cannot raise it on acceptable terms, or at all, we may not be able to execute on our growth strategy, which could reduce our ability to compete successfully and harm our business and results of operations.

Raising additional capital may cause dilution to our shareholders, including purchasers of ordinary shares in this offering, restrict our operations or require us to relinquish substantial rights.

        To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these new securities may include liquidation or other preferences that adversely affect your rights as a holder of our ordinary shares. Debt financing, if available at all, may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring additional debt, making capital expenditures, or declaring dividends, and may be secured by all or a portion of our assets. Further, we may incur substantial costs in pursuing future capital and/or financing, including investment banking fees, legal fees, accounting fees, printing and distribution expenses and other costs and such efforts may divert our management from their day-today activities, which may compromise our ability to develop and market our products. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes and warrants, which will adversely impact our financial condition.

We could be negatively affected by changes in Internet search engine algorithms and dynamics, or search engine disintermediation.

        We rely heavily on Internet search engines, such as Google and Yahoo! India, to generate traffic to our websites, principally through the purchase of travel-related keywords. Search engines, including Google, frequently update and change the logic that determines the placement and display of results of a user's search, such that the purchased or algorithmic placement of links to our websites can be negatively affected. In addition, a search engine could, for competitive or other purposes, alter its search algorithms or results, causing our websites to place lower in search query results. If a major search engine changes its algorithms in a manner that negatively affects the search engine ranking of our websites or those of our partners, or if competitive dynamics impact the cost or effectiveness of our search engine optimization or search engine monetization in a negative manner, our business and financial performance would be adversely affected, potentially to a material extent. Furthermore, our failure to successfully manage our search engine optimization and search engine monetization strategies could result in a substantial decrease in traffic to our websites, as well as increased costs if we were to replace free traffic with paid traffic. In addition, to the extent that Google, Yahoo! India or other leading search or metasearch engines in India disrupt the businesses of OTAs or travel content providers by offering comprehensive travel planning or shopping capabilities, or refer those leads to suppliers directly, or to other favored partners, there could be a material adverse impact on our business. To the extent these actions have a negative effect on our search traffic, whether on desktop, tablet or mobile devices, our business and results of operations could be adversely affected.

Any inability or failure to adapt to technological developments, the evolving competitive landscape or industry trends could harm our business and competitiveness.

        We depend upon the use of sophisticated information technology and systems. Our competitiveness and future results depend on our ability to maintain and make timely and cost-effective enhancements, upgrades and additions to our products, services, technologies and systems in response to new technological developments, industry standards and trends and customer demands. Adapting to new technological and marketplace developments may require substantial expenditures and lead time and we cannot guarantee that projected benefits will actually materialize. We may experience difficulties that could delay or prevent the successful development, marketing and implementation of enhancements, upgrades and additions. Moreover, we may fail to maintain, upgrade or introduce new products, services, technologies and systems as quickly as our competitors or in a cost-effective manner. In addition, the travel industry is marked by continuous innovation and the development of new products, services and technologies. As a result, in order to maintain its competitiveness, we must continue to invest significant resources to continually improve the speed, accuracy and comprehensiveness of our travel offerings. Changes to our technology platforms or increases in our investments in technology could adversely affect our results of operations. If we face material delays in adapting to technological developments, our customers may forego the use of our services in favor of those of our competitors. Any of these events could have a material adverse effect on our business and results of operations.

Our success depends on maintaining the integrity of our systems and infrastructure, which may suffer from failures, capacity constraints, business interruptions and forces outside of our control.

        Our business relies significantly on computer systems to facilitate and process transactions and we have experienced rapid growth in consumer traffic to our websites and through our mobile apps. However, we may not be able to maintain and improve the efficiency, reliability and integrity of our systems. Unexpected increases in the volume of our business could exceed system capacity, resulting in service interruptions, outages and delays. Such constraints can also lead to the deterioration of our services or impair our ability to process transactions. System interruptions may prevent us from efficiently providing services to our customers, travel suppliers or other third parties, which could cause damage to our reputation and result in us losing customers and revenues or cause us to incur litigation costs and liabilities. Although we contractually limit our liability for damages, we cannot guarantee that we will not be subject to lawsuits or other claims for compensation from our customers in connection with such outages for which we may not be indemnified or compensated.

        Our systems may also be susceptible to external damage or disruption. Our systems could be damaged or disrupted by power, hardware, software or telecommunication failures, human errors, natural events including floods, hurricanes, fires, winter storms, earthquakes and tornadoes, terrorism, break-ins, hostilities, war or similar events. Computer viruses, denial of service attacks, physical or electronic break-ins and similar disruptions affecting the Internet, telecommunication services or our systems could cause service interruptions or the loss of critical data, and could prevent us from providing timely services. Failure to efficiently provide services to customers or other third parties could cause damage to our reputation and result in the loss of customers and revenues, significant recovery costs or litigation and liabilities. Moreover, such risks might increase as we expand our business and as the tools and techniques involved become more sophisticated. Disasters affecting our facilities, systems or personnel might be expensive to remedy and could significantly diminish our reputation and our brands, and we may not have adequate insurance to cover such costs.

Our use of open source software could adversely affect our ability to offer our products and services and subject us to possible litigation.

        We use open source software in connection with our development of technology infrastructure. From time to time, companies that use open source software have faced claims challenging the use of open source software and/or compliance with open source license terms. We could be subject to suits by parties claiming ownership of what we believe to be open source software, or claiming noncompliance with open source licensing terms. Some open source licenses require users who distribute software containing open source to make available all or part of such software, which in some circumstances could include valuable proprietary code of the user. While we monitor the use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, in part because open source license terms are often ambiguous. Any requirement to disclose our proprietary source code or pay damages for breach of contract could be harmful to our business, results of operations or financial condition, and could help our competitors develop travel products and services that are similar to or better than ours.

We are exposed to risks associated with the payments business, including online security and credit card fraud.

        The secure transmission of confidential information over the Internet is essential in maintaining customer and supplier confidence in us. Security breaches, whether instigated internally or externally on our system or other Internet-based systems, could significantly harm our business. We currently require customers to guarantee their transactions with their credit cards online. We rely on licensed encryption and authentication technology to effect secure transmission of confidential customer information, including credit card numbers, over the Internet. However, advances in technology or other developments could result in a compromise or breach of the technology that we use to protect customer and transaction data. We incur substantial expense to protect against and remedy security breaches and their consequences. However, our security measures may not prevent security breaches and we may be unsuccessful in or incur additional costs in connection with implementing a remediation plan to address these potential exposures.

        We also have agreements with banks and certain companies that process customer credit card transactions for the facilitation of customer bookings of travel services from us. If any of these third parties experience business interruptions or otherwise are unable to provide the services we need, or if they increase the fees associated with those services, we will be adversely impacted. In addition, the online payment gateway for certain of our sales made through our mobile platform and through international credit and debit cards are secured by the respective card's security features and we may be liable for credit card acceptance on our websites. We may also be subject to other payment disputes with our customers for such sales. If we are unable to combat the use of fraudulent credit cards, our revenue from such sales would be susceptible to demands from the relevant banks and credit card processing companies, and our results of operations and financial condition could be adversely affected.

Our processing, storage, use and disclosure of customer data of our customers or visitors to our website could give rise to liabilities as a result of governmental regulation, conflicting legal requirements, differing views of personal privacy rights or data security breaches.

        In the processing of our customer transactions, we receive and store a large volume of customer information. Such information is increasingly subject to legislation and regulations in various jurisdictions and governments are increasingly acting to protect the privacy and security of personal information that is collected, processed and transmitted in or from the governing jurisdiction, for example, the recent enactment of European General Data Protection Regulations. We could be adversely affected if legislation or regulations are expanded or amended to require changes in our business practices or if governing jurisdictions interpret or implement their legislation or regulations in ways that negatively affect our business. As privacy and data protection become more sensitive issues in India, we may also become exposed to potential liabilities. For example, under the Indian Information Technology Act, 2000, as amended, we are subject to civil liability for wrongful loss or gain arising from any negligence by us in implementing and maintaining reasonable security practices and procedures with respect to sensitive personal data or information on our computer systems, networks, databases and software. India has also implemented privacy laws, including the Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Data or Information) Rules, 2011, which impose limitations and restrictions on the collection, use and disclosure of personal information. Any liability we may incur for violation of such laws and regulations and related costs of compliance and other burdens may adversely affect our business and results of operations.

        We cannot guarantee that our security measures will prevent data breaches. Companies that handle such information have also been subject to investigations, lawsuits and adverse publicity due to allegedly improper disclosure of personally identifiable information. Security breaches could damage our reputation, cause interruptions in our operations, expose us to a risk of loss or litigation and possible liability, and could also cause customers and potential customers to lose confidence in the security of our transactions, which would have a negative effect on the demand for our services and products. Moreover, public perception concerning security and privacy on the Internet could adversely affect customers' willingness to use our websites or mobile applications. A publicized breach of security in India or in other countries in which we have operations, even if it only affects other companies conducting business over the Internet, could inhibit the growth of the Internet as a means of conducting commercial transactions, and, therefore, our business.

        These and other privacy and security developments that are difficult to anticipate could adversely affect our business, financial condition and results of operations.

Intellectual property rights are important to our business and we cannot be sure that our intellectual property is protected from copying or use by others, and we may be subject to third party claims for intellectual property rights infringement.

        Our intellectual property rights are important to our business. We rely on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our intellectual property. Our websites and mobile applications rely on content and in-house customizations and enhancements of third party technology, much of which is not subject to intellectual property protection. We protect our logos, brand name, websites' domain names and, to a more limited extent, our content by relying on copyrights, trademarks, trade secret laws and confidentiality agreements. We have inter alia applied for trademark registration of our logos, and word marks for yatra.com in India and such applications are currently pending with the Registry of Trademarks. We have filed responses to objections raised by the Registry of Trademarks to certain of these applications. We have also filed oppositions with the Registry of Trademarks against certain trademarks in pursuance of the protection of our trademarks. Even with all of these precautions, there can be no assurance that our intellectual property will be protected. It is possible for someone else to copy or otherwise obtain and use our content, techniques and technology without our authorization or to develop similar technology. While our domain names cannot be copied, another party could create an alternative domain name resembling ours that could be passed off as our domain name.

        Our efforts to protect our intellectual property may not be adequate. Unauthorized parties may infringe upon or misappropriate our services or proprietary information. In addition, the global nature of the Internet makes it difficult to control the ultimate destination of our services. The misappropriation or duplication of our intellectual property could disrupt our ongoing business, distract our management and employees, reduce our revenues and increase our expenses. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time consuming and costly.

        We could be subject to intellectual property infringement claims as the number of our competitors grows and the content and functionality of our websites or other service offerings overlap with competitive offerings. As competition in our industry increases and the functionality of technology offerings further overlaps, such claims and counterclaims could increase. There can be no assurance that we have not or will not inadvertently infringe on the intellectual property rights of third parties. Our defenses against these claims, even if not meritorious, could be expensive and divert management's attention from operating our business. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial award as damage and forced to develop non-infringing technology, obtain a license or cease selling the applications that contain the infringing technology. We may be unable to develop non-infringing technology or obtain a license on commercially reasonable terms or at all.

Our quarterly results may fluctuate for a variety of reasons, including the seasonality in the leisure travel industry, and may not fully reflect the underlying performance of our business.

        Our quarterly operating results may vary significantly in the future, and period-to-period comparisons of its operating results may not be meaningful. Additionally, our growth may mask the seasonality of our business. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Our quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of our control and, as a result, may not fully reflect the underlying performance of our business. For example, we tend to experience higher revenue from our Hotels and Packages business in the second and fourth calendar quarters of each year, which coincide with the summer holiday travel season and the year-end holiday travel season for our customers in India and other markets. In our Air Ticketing business, we may have higher revenues in a particular quarter arising out of periodic discounted sales of tickets by our suppliers. Other factors that may cause fluctuations in our quarterly financial results include, but are not limited to:

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  foreign exchange rates;

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  our ability to attract new customers and cross-sell to existing customers;

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  the amount and timing of operating expenses related to the maintenance and expansion of our business, operations and infrastructure;

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  general economic, industry and market conditions;

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  changes in our pricing policies or those of our competitors and suppliers; and

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  the timing and success of new services and service introductions by us and our competitors or any other change in the competitive dynamics of the Indian travel industry, including consolidation among competitors, customers or strategic partners.

        Fluctuations in quarterly results may negatively impact the value of our ordinary shares and make quarter-to-quarter comparisons of our results less meaningful.

We may need to make additional investments in the event of any slowdowns or disruptions in ongoing efforts to upgrade Internet infrastructure in India.

        The majority of our bookings are made through our Indian website and mobile offerings. According to Internet World Stats, India had 462 million Internet users as of December 2017. There can be no assurance that Internet penetration in India will increase in the future, as slowdowns or disruptions in upgrading efforts for infrastructure in India could reduce the rate of increase in the use of the Internet. As such, we may need to make additional investments in alternative distribution channels. Further, any slowdown or negative deviation in the anticipated increase in Internet penetration in India may adversely affect our business and results of operations.

Our large shareholders exercise significant influence over our company and may have interests that are different from those of our other shareholders.

        As of May 31, 2018, MIHI LLC, Macquarie Corporate Holdings Pty Limited, Valiant Capital Management, L.P., Valiant Capital Management, LLC, and Apple Orange LLC, Noyac Path LLC, Periscope, LLC, Terrapin Partners Employee Partnership 3, LLC and Terrapin Partners Green Employee Partnership, LLC (collectively, the Terrapin Sponsors) and certain of their affiliated entities (including Nathan Leight), E-18 Limited, Capital18 Fincap Private Limited, Pandara Trust Scheme I, IDG Ventures India Fund II LLC, Intel Foundation, Reliance Capital Limited, Vertex Asia Fund Pte. Ltd., Rajasthan Trustee Company Pvt Ltd A/c SME Tech Fund RVCF Trust II and Fuh Hwa Securities Investment Trust Co., Ltd. beneficially own approximately 60.73% of the issued and outstanding shares of our company (or approximately 53.05% of the shares of our company, assuming the exercise or conversion of all of our outstanding warrants), based on information known to us or ascertained by us from public filings made by such shareholders. By virtue of such significant shareholdings, these shareholders have the ability to exercise significant influence over our company and our affairs and business, including the election of directors, the timing and payment of dividends, the adoption and amendments to our memorandum and articles of association, the approval of a merger or sale of substantially all of our assets and the approval of most other actions requiring the approval of our shareholders. The interests of these shareholders may be different from or conflict with the interests of our other shareholders and their influence may result in the delay or prevention of a change of management or control of our company, even if such a transaction may be beneficial to our other shareholders.

The loss of one or more of our key personnel could harm our business.

        Our future success depends upon the continued contributions of our senior corporate management and other key employees. In particular, the contributions of Dhruv Shringi, our Chief Executive Officer, and Alok Vaish, our Chief Financial Officer, are critical to our overall management. We have entered into employment agreements with these individuals as well as other members of senior management, which contain non-compete provisions that extend for 18 months following the termination of such executive officer's employment. If we cannot retain the services of these individuals or other key personnel, our business could be seriously harmed.

Our ability to attract, train and retain qualified employees is critical to our business and results of operations.

        Our business and future success depends, to a significant extent, on our ability to attract and train new employees and to retain and motivate our existing employees. Competition remains intense for well-qualified employees in certain aspects of our business, including software engineers, developers, product management and development personnel with expertise in the online travel or search industry. Our industry is characterized by high demand and intense competition for talent. We may be required to increase our levels of employee compensation more rapidly than in the past to remain competitive in attracting the quality of employees that our business requires. If we do not succeed in attracting well-qualified employees or retaining or motivating existing employees, our business and results of operations could be adversely affected.

Inaccurate information from suppliers of hotel room inventory may lead to customer complaints.

        Our customers that purchase hotel room inventory online through our websites may rely on the description of the accommodation presented on such websites to ascertain the quality of amenities and services provided at the relevant accommodation. We receive information utilized in the accommodation description on our websites directly from the accommodation provider. To the extent that the information presented on our websites does not reflect the actual quality of amenities and services at the accommodation, we may face customer complaints that may have an adverse effect on our reputation and the likelihood of repeat customers, which in turn may adversely affect our business and results of operations.

There can be no assurance that our acquisition of the balance of ATB's outstanding shares will be consummated in the anticipated timeframe, on the terms described herein, or at all, or that we will be able to successfully integrate any assets we acquire from ATB.

        On August 4, 2017, we, through our subsidiary Yatra Online Private Limited, acquired a majority of the outstanding shares of ATB pursuant to the ATB Purchase Agreement for an upfront payment of approximately INR 510 million. The acquisition of the balance of ATB's outstanding shares is expected to occur in the third quarter of the 2018 calendar year. Based on the terms of the ATB Purchase Agreement and management estimates, we expect the total purchase price to be between INR 1,469 million to INR 1,796 million. The acquisition of the remaining ATB shares will be financed through a combination of cash on hand and borrowings under our debt facility. However, we cannot assure you that any debt financing that we require to complete the acquisition of ATB's outstanding shares will be available on terms acceptable to us, or at all, and there can be no assurances that we will consummate the purchase of ATB's outstanding shares on the terms described herein, or at all. Failure to complete the acquisition of ATB's remaining outstanding shares would prevent us from realizing the anticipated benefits of this acquisition. In addition, the market price of our ordinary shares may reflect various market assumptions as to whether we will complete the acquisition of ATB outstanding shares. Consequently, any delay or failure to complete the purchase could result in a significant change in the market price of our ordinary shares.

We may fail to realize all of the anticipated benefits of our Business Combination or our ATB acquisition.

        The success of the Business Combination will depend, in part, on our ability to successfully manage and deploy the cash received upon the consummation of the Business Combination. Although we intend to use the cash received upon the consummation of the Business Combination to expand further our position in the Indian market and strengthen our leadership position in the markets for online travel services, there can be no assurance that we will be able to achieve our intended objectives or enhance our business.

        The success of our acquisition of ATB will depend, in large part, on our ability to successfully integrate ATB's technologies, operations and systems, which may be a complex, costly and time-consuming process. We may face additional integration challenges including:

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  difficulties in achieving anticipated cost savings, synergies, business opportunities and growth prospects from the acquisition;

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  difficulties in conforming standards, controls, procedures and accounting and other policies, business cultures and compensation structures;

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  difficulties in the assimilation of employees; and

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  difficulties in managing the expanded operations of a significantly larger company.

        Any one of these factors could result in increased costs, decreases in the amount of expected revenues and diversion of management's time and energy, which could adversely affect our business, financial condition and results of operations and result in us becoming subject to litigation. In addition, even if ATB is integrated successfully, the full anticipated benefits of this acquisition may not be realized, including the synergies, cost savings or sales or growth opportunities that are anticipated. These benefits may not be achieved within the anticipated time frame, or at all. Further, additional unanticipated costs may be incurred in the integration process. All of these factors could cause reductions in our earnings per share, decrease or delay the expected accretive effect of the acquisition and negatively impact the price of shares of our ordinary share. As a result, it cannot be assured that our acquisition of ATB will result in the realization of the full anticipated benefits.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

        We may be required to take write-down or write-offs of assets, restructure our operations, or incur impairment or other charges that could result in reporting losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that charges of this nature are reported could contribute to negative market perceptions about our company or our securities. In addition, charges of this nature may cause our company to violate net worth or other covenants to which we may become subject. Accordingly, our shareholders could suffer a reduction in the value of their securities. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that this prospectus supplement or the accompanying prospectus contained an actionable material misstatement or material omission.

The Internal Revenue Service, or the IRS, may not agree to treat us as a foreign corporation for U.S. federal income tax purposes.

        Although we are incorporated in the Cayman Islands, the IRS may assert that we should be treated as a U.S. corporation (and, therefore, a U.S. tax resident) for U.S. federal income tax purposes pursuant to Section 7874 of the Internal Revenue Code of 1986, as amended, or the Code. For U.S. federal income tax purposes, a corporation generally is considered a tax resident in the jurisdiction of its organization or incorporation. Because we are a Cayman Islands incorporated entity, we would generally be classified as a foreign corporation (and, therefore, a non-U.S. tax resident) under these rules. Section 7874 of the Code provides an exception under which a foreign incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes.

        For our company to be treated as a foreign corporation for U.S. federal income tax purposes under Section 7874 of the Code, immediately after the Business Combination, either (i) the former stockholders of Terrapin must have owned (within the meaning of Section 7874 of the Code) less than 80% (by both vote and value) of our ordinary shares by reason of holding shares in Terrapin immediately prior to the Business Combination, or (ii) we must have substantial business activities in the Cayman Islands (taking into account the activities of our expanded affiliated group).

        Based on the rules for determining share ownership under Section 7874 of the Code, we believe that the shareholders of Terrapin should be treated as having owned less than 80% of our ordinary shares after the Business Combination and that, therefore, we should be treated as a foreign corporation for U.S. federal income tax purposes, although no assurances can be given in this regard. If we were to be treated as a U.S. corporation, income we earned would become subject to U.S. taxation, and the gross amount of any dividend payments to our non-U.S. shareholders could be subject to 30% U.S. withholding tax, depending on the application of any income tax treaty that might apply to reduce such withholding tax. For further discussion of the application of Section 7874 of the Code to the Business Combination, see "Material U.S. Federal Income Tax Consequences—Tax Residence of Yatra and Utilization of Terrapin's Tax Attributes."

Future changes to the tax laws under which we should be treated as a foreign corporation for U.S. federal income tax purposes and changes in other tax laws relating to multinational corporations could adversely affect us.

        Under current law, as noted above, we should be treated as a foreign corporation for U.S. federal income tax purposes. Changes to Section 7874 of the Code or the U.S. Treasury regulations promulgated thereunder or future IRS guidance could affect our status as a foreign corporation for U.S. federal income tax purposes, and any such changes or future IRS guidance could have prospective or retroactive application. Any of these changes to such laws or regulations, or future IRS guidance, could adversely affect our company.

If we were treated as a passive foreign investment company for U.S. federal income tax purposes, U.S. investors in our ordinary shares could be subject to adverse U.S. federal income tax consequences.

        For U.S. federal income tax purposes, a foreign corporation is classified as a passive foreign investment company, or PFIC, for any taxable year if either (i) 75% or more of its gross income for such taxable year is "passive income" (as defined for such purposes) or (ii) 50% or more of the value of the assets held by such corporation (based on an average of the quarterly values of the assets) during such taxable year is attributable to assets that produce passive income or that are held for the production of passive income.

        As discussed in "Material U.S. Federal Income Tax Consequences," it is not expected that we will be a PFIC for the current taxable year, and it is not anticipated that we will become a PFIC in the foreseeable future; however, no assurances can be offered in this regard. The tests for determining PFIC status are applied annually after the close of the taxable year. It is difficult to accurately predict future income and assets relevant to this determination and no ruling from the IRS or opinion of counsel has been or will be sought with respect to PFIC status. Whether we are a PFIC will depend on the particular facts and circumstances (such as the valuation of assets, including goodwill and other intangible assets) and may also be affected by differing interpretations of the PFIC rules. Accordingly, there can be no assurance that we are not a PFIC, or will not become a PFIC in the future.

We have broad discretion over the use of proceeds we will receive in this offering and may not apply the proceeds in ways that increase the value of your investment.

        Our management has broad discretion in the application of the net proceeds from this offering, and, as a result, you must rely upon the judgment of our management with respect to the use of these proceeds. Our management may spend a portion or all of the net proceeds in ways that not all shareholders approve of or that may not yield a favorable return. The failure by our management to apply these funds effectively could harm our business. See "Use of Proceeds."

The expansion of our business to new geographic markets may expose us to additional risks.

        Our comprehensive travel-related offerings are customized to the Indian travel market. If in the future we determine to significantly expand outside of India, we will need to adjust our services and business model to the unique circumstances of those new geographic markets in order to succeed, including building new supplier relationships and customer preferences. Adapting our practices and models effectively to the supplier and customer preferences in new markets could be difficult and costly and could divert management and personnel resources. We cannot assure you that we will be able to efficiently or effectively manage the growth of our operations in new markets.

        In addition, we may expose ourselves to new risks that may not exist in our Indian operations, including:

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  differences and unexpected changes in regulatory requirements and exposure to local economic conditions;

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  differences in consumer preferences in such markets;

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  increased risk to and limits on our ability to enforce our intellectual property rights;

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  competition from providers of travel services in such foreign countries;

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  restrictions on the repatriation of earnings from such foreign countries, including withholding taxes imposed by certain foreign jurisdictions; and

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  currency exchange rate fluctuations.

        If we choose to enter new markets and are not able to effectively mitigate or eliminate these risks, our results of operations could be adversely affected.

Risks Related to Our Operations in India

Changing laws, rules and regulations and legal uncertainties in India, including adverse application of corporate and tax laws, may adversely affect our business and financial performance.

        The regulatory and policy environment in which we operate is evolving and subject to change. Such changes, including the instances briefly mentioned below, may adversely affect our business, financial condition and results of operations, to the extent that we are unable to suitably respond to and comply with such changes in applicable law and policy.

        The Companies Act, 2013, together with the rules thereunder, or the Companies Act, contains significant changes to Indian company law, including in relation to the issue of capital by companies, related party transactions, corporate governance, audit matters, shareholder class actions and restrictions on the number of layers of subsidiaries. While the majority of the provisions of the Companies Act are currently effective, certain provisions of the Companies Act, 1956 remain in effect. The timeline for implementation of the remaining provisions of the Companies Act is unclear. We may incur increased costs and other burdens relating to compliance with these new requirements, which may also require significant management time and other resources, and any failure to comply may adversely affect our business and results of operations.

        The Government of India has introduced a comprehensive nationwide goods and services tax ('GST') regime with effect from July 1, 2017. GST has replaced most of the significant indirect taxes levied in the past by the Centre and State Governments in India. As a result, the tax on most of the travel-related services provided by the Company has increased from 15% to 18% barring few services where lower rate of GST at 5% and 12% is applicable with and without certain conditions. Initially, provision of GST laws had a negative impact on the price of tour operator services provided by Company due to restriction on availment of credit. However, pursuant to a recent amendment to the GST laws, tour operators are now able to avail themselves of a credit of input tour operator services for payment of GST. This amendment is likely to mitigate the negative impact on tour operator services to a great extent.

        With respect to other services provided by the Company, the effect of increase in tax rates has been partially mitigated by the availability of input credit to the Company for tax charged on procurement of goods for business purposes. However, presently the Company is still in the process of availing the credit on procurement of goods. Finally, the implementation of the GST law may result in a lengthening of the cycle for the receipt by us of accounts receivable, which could potentially have a negative effect on our liquidity. Overall, the impact on the Company is mixed, however, this new indirect tax regime has led to a substantial increase in compliance costs as the Company has moved to de-centralized registration under GST from a centralized service tax registration in the erstwhile regime. Accordingly, the Company is undertaking all the required compliances from each state where commercial transactions are being effected. In addition to increased compliance cost, the Company is also paying GST in respect of hotel accommodation services provided by the unregistered hotels in each state where such unregistered hotels are located by virtue a specific provision under GST law. While the Company has complied with the requirements of the new tax regime from the date of implementation in India, there are certain areas where the Company is in the process of finalizing the tax positions as the GST laws lack clarity in that respect. The implementation of GST laws in India is in its initial phase, and during such time the impact of the new indirect tax environment on the Company continues to be closely monitored by the Company on regular basis.

Place of effective management of our company as per Indian income tax laws

        Per the (Indian) Income Tax Act, 1961, as amended, or the IT Act, persons resident in India are subject to taxation on their global income. Persons not resident in India are subject to taxes only on income received, accruing or arising in India or deemed to have been received, accrued or arisen in India.

        As per the IT Act a company incorporated outside India would be considered a resident in India if its Place of Effective Management, or PoEM in that year is in India. Thus, a foreign company will be resident in India if its PoEM in that year is in India. The definition of PoEM has been explained to mean a place where key management and commercial decisions that are necessary for the conduct of the business of an entity as a whole, are in substance made. PoEM is an internationally recognized concept and finds mention in several tax treaties.

        The Central Board of Direct Taxes has issued guiding principles or Guidelines, which seek to provide guidance on determination of PoEM for determining residence in India of foreign companies. The Guidelines lay emphasis on the fact that the concept of PoEM is one of substance over form and its determination is fact driven. An entity may have more than one place of management, however, it can only have one PoEM at any point in time. Determination of PoEM needs to be done on a year on year basis, and process of such determination would primarily be based on whether the Company is engaged in 'active business outside India'. If during the tax year, PoEM exists both in and out of India, the PoEM is presumed to be in India if it is predominantly in India. In a scenario where the PoEM of a company is determined to be in India, then such company would be deemed to an Indian tax resident and, accordingly, subject to taxes on its global income.

Business Connection

        As per the IT Act, persons resident in India are subject to taxation on their global income. Persons not resident in India are subject to taxes only on income received, accruing or arising in India or deemed to have been received, accrued or arisen in India. Under the IT Act, income is said to be deemed to be accrued if it is earned through a 'business connection' in India.

        As per the provisions of the IT Act, the term "business connection" has been defined to include any business activity carried out through a person who habitually exercises an authority to conclude contracts or maintains a stock of merchandise or secures orders mainly or wholly for the non-resident in India.

        The Finance Act, 2018 has broadened the scope of the term 'business connection' to include 'significant economic presence' of the non-resident in India (irrespective of whether the non-resident has established a place of business in India or whether or not the non-resident renders service in India or whether or not the agreement for rendering such service or activities is entered in India). 'Significant economic presence' has been defined to include (i) any transaction in respect of any goods/services/property carried out by a non-resident in India including provision of download of data or software in India if the aggregate of payments arising from such transactions exceed the prescribed threshold limit in a year; or (ii) regular interactions with the users in India beyond a prescribed threshold limit through digital means; or (iii) soliciting of business activities in a continuous and systematic manner. It may be pertinent to note that the threshold limits for having significant economic presence in India have not been notified yet.

        The Finance Act, 2018 has also broadened the scope of 'business connection' to provide that business connection' shall include any business activity carried by a person in India for a non-resident where such person habitually concludes contracts or habitually plays the principal role leading to conclusion of the contracts and the contracts are in the name of the non-resident or for the transfer of the ownership of, or for granting of the right to use, property owned by that non-resident or that non-resident has the right to use or for the provision of services by the non-resident.

        Thus, if any of the aforementioned conditions are satisfied by a person not resident in India, such person would be said to have a business connection and income attributable to such business connection would be taxable in India.

        However, a person not resident in India would also be entitled to claim benefits under the applicable Double Taxation Avoidance Agreement or DTAA between India and the country of its residence. The provisions of the DTAA shall be applicable to the extent they are more beneficial than the IT Act.

General Anti-Avoidance Rule

        General Anti-Avoidance Rules, or GAAR, came into force from April 1, 2017. GAAR gives Indian tax authorities a wide range of powers while determining tax consequences of an arrangement, which is held to be an impressible avoidance arrangement as defined in the IT Act.

        The tax consequences of the GAAR provisions being applied to an arrangement could result in denial of tax benefits, or tax treaty benefits, amongst other consequences. In the absence of any precedents on the subject, the application of these provisions is uncertain. If the GAAR provisions are made applicable to our company, it may have an adverse tax impact on us.

        The impact of any or all of the above changes to Indian legislation on our business cannot be fully determined at this time. Additionally, our business and financial performance could be adversely affected by unfavorable changes in or interpretations of existing, or the promulgation of new laws, rules and regulations applicable to us and our business, including those relating to the Internet and e-commerce, consumer protection and privacy. Such unfavorable changes could decrease demand for our services and products, increase costs and/or subject us to additional liabilities. For example, there may continue to be an increasing number of laws and regulations pertaining to the Internet and e-commerce, which may relate to liability for information retrieved from or transmitted over the Internet or mobile networks, user privacy, taxation and the quality of services provided through the Internet. Furthermore, the growth and development of e-commerce may result in more stringent consumer protection laws that may impose additional burdens on Internet businesses generally. Any such changes could have an adverse effect on our business and financial performance.

The application of various Indian and international sales, use, occupancy, value-added and other tax laws, rules and regulations to our services and products is subject to interpretation by the applicable taxing authorities, and changes in such laws, rules and regulations may adversely affect our business and financial performance.

        Many of the statutes and regulations that impose sales, use, occupancy, value-added and other taxes were established before the growth of the Internet, mobile networks and e-commerce. If such tax laws, rules and regulations are amended, new adverse laws, rules or regulations are adopted or current laws are interpreted adversely to our interests, the results could increase our tax payments (prospectively or retrospectively) and/or subject us to penalties and, if we pass on such costs to our customers, decrease the demand for our services and products. As a result, any such changes or interpretations could have an adverse effect on our business and financial performance. In recent years, we have received notices from the Indian tax regulatory authority for a demand of service tax on certain matters, some of which relate to the travel industry in India and involve complex interpretations of law. We have also received notices and various assessment orders from the Indian income tax authorities, to which we have responded. There can be no assurance what view the Indian tax authorities will take.

Restrictions on foreign investment in India may prevent us from making future acquisitions or investments in India and may require us to make changes to our business, which may adversely affect our results of operations, financial condition and financial performance.

        India regulates ownership of Indian companies by foreigners, although some restrictions on foreign investment have been relaxed. These regulations and restrictions may apply to acquisitions by us or our affiliates, including Yatra Online Private Limited, or Yatra India, and affiliates which are not resident in India, of shares in Indian companies or the provision of funding by us or any other entity to Indian companies within our group. For example, under its consolidated foreign direct investment policy, or FDI policy, the Government of India has set out additional requirements for foreign investments in India, including requirements with respect to downstream investments by Indian companies, owned or controlled by foreign entities, and the transfer of ownership or control of Indian companies in sectors with caps on foreign investment from resident Indian persons or entities to foreigners. These requirements, which currently include restrictions on pricing, valuations of shares and sources of funding for such investments and may in certain cases include prior notice to or approval of the Government of India, may adversely affect our ability to make investments in India, including through Yatra India. Further, India's Foreign Exchange Management Act, 1999, as amended, and the rules and regulations promulgated thereunder, or FEMA, restrict us from lending to or borrowing from our Indian subsidiary. There can be no assurance that we will be able to obtain any required approvals for future acquisitions or investments in India, or that we will be able to obtain such approvals on satisfactory terms. Further, the Government of India has recently made and may continue to make revisions to the FDI Policy on e-commerce in India (including in relation to business model and permitted services). Such changes may require us to make changes to our business in order to comply with Indian law.

A substantial portion of our business and operations are located in India and we are subject to regulatory, economic, social and political uncertainties in India.

        A substantial portion of our business and most of our employees are located in India, and as a result, our financial performance and the market price of our ordinary shares will be affected by changes in government policies impacting exchange rates and controls, interest rates, taxes, policies to regulate inflation and other regulations impacting Indian businesses and the Indian economy as a whole. The Government of India has exercised and continues to exercise significant influence over many aspects of the Indian economy. Since 1991, successive Indian governments have generally pursued policies of economic liberalization and financial sector reforms, including by significantly relaxing restrictions on the private sector. Nevertheless, the role of the Indian central and state governments in the Indian economy as producers, consumers and regulators has remained significant, and we cannot assure you that such liberalization policies will continue. The rate of economic liberalization could change, and specific laws and policies affecting travel service companies, foreign investments, currency exchange rates and other matters affecting investments in India could change as well. A significant change in India's policy of economic liberalization and deregulation or any social or political uncertainties could adversely affect business and economic conditions in India generally and our business and results of operations.

Our business and activities are regulated by the Competition Act, 2002, as amended.

        The Competition Act, 2002, as amended, or the Competition Act, regulates practices that could have an appreciable adverse effect on competition in India. Under the Competition Act, any arrangement, understanding or action, whether formal or informal, which causes or is likely to cause an appreciable adverse effect on competition in India is void and may result in substantial penalties and compensation to be paid to persons shown to have suffered losses. Any agreement among competitors which directly or indirectly determines purchase or sale prices, results in bid rigging or collusive bidding, limits or controls production, supply, markets, technical development, investment or the provision of services, or shares the market or source of production or provision of services in any manner, including by way of allocation of geographical area or types of goods or services or number of customers in the market, is presumed to have an appreciable adverse effect on competition. Further, the Competition Act prohibits the abuse of a dominant position by any enterprise either directly or indirectly, including by way of unfair or discriminatory pricing or conditions in the sale of goods or services, using a dominant position in one relevant market to enter into, or protect, another relevant market, or to deny market access, and such practices are subject to substantial penalties and may also be subject to compensation for losses and orders to divide the enterprise. Further, the Competition Commission of India has extraterritorial powers and can investigate any agreements, abusive conduct or combination occurring outside India if such agreement, conduct or combination has an appreciable adverse effect on competition in India.

        If we or any member of our group, including Yatra India, are affected, directly or indirectly, by the application or interpretation of any provision of the Competition Act or any proceedings initiated by the Competition Commission of India or any other relevant authority (or any other claim by any other party under the Competition Act) or any adverse publicity that may be generated due to scrutiny or prosecution under the Competition Act, including by way of financial penalties, our business, financial performance and reputation may be materially and adversely affected.

        Acquisitions, mergers and amalgamations which exceed certain revenue and asset thresholds require prior approval by the Competition Commission of India. Any such acquisitions, mergers or amalgamations which have an appreciable adverse effect on competition in India are prohibited and void. There can be no assurance that we will be able to obtain approval for such future transactions on satisfactory terms, or at all.

On November 8, 2016, the government of India announced that its 500 and 1,000 rupee banknotes would be withdrawn and replaced.

        The demonetized rupee banknotes represented approximately USD $214 billion, or 14% of India's GDP, and accounted for approximately 86% of the value of currency then circulating in India. The primary objective of the demonetization was to rid the Indian economy of counterfeit and black, or untaxed money. However, India's population is largely unbanked and reliant on cash transactions. Banks and ratings agencies have cut their annual growth estimates for India, but the long-term effects of the demonetization remain unclear. Demonetization, along with the implementation of GST, had a severe impact on the Indian economy in general and Indian GDP had declined in recent quarters primarily due to these events. Demonetization could also have a severe impact on the travel business and our operations at least in the short term. There can be no assurance that in future, this or events of similar nature shall not happen.

Risks Related to Our Ordinary Shares

We are a Cayman Islands company and, because judicial precedent regarding the rights of shareholders is more limited under Cayman Islands law than under U.S. law, you could have less protection of your shareholder rights than you would under U.S. law.

        Our corporate affairs are governed by our Sixth Amended and Restated Memorandum and Articles of Association, or the Articles of Association, the Cayman Islands Companies Law (2018 Revision), as amended, or the Companies Law, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by non controlling shareholders and the fiduciary responsibilities of our directors to our company under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws from the United States and may provide significantly less protection to investors. In addition, some U.S. states, such as Delaware, have different bodies of corporate law than those of the Cayman Islands.

        We have been advised by our Cayman Islands legal counsel, Maples and Calder, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against our company judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any state and (ii) in original actions brought in the Cayman Islands, to impose liabilities against our company predicated upon the civil liability provisions of the securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is recent Privy Council authority (which is binding on the Cayman Islands Court) in the context of a reorganization plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy/insolvency proceedings, foreign money judgments obtained in foreign bankruptcy/insolvency proceedings may be enforced without applying the principles outlined above. However, a more recent English Supreme Court authority (which is highly persuasive but not binding on the Cayman Islands Court), has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarized above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should be enforced by applying the principles set out above, and not by the simple exercise of the Courts' discretion. Those cases have now been considered by the Cayman Islands Court. The Cayman Islands Court was not asked to consider the specific question of whether a judgment of a bankruptcy court in an adversary proceeding would be enforceable in the Cayman Islands, but it did endorse the need for active assistance of overseas bankruptcy proceedings. We understand that the Cayman Islands Court's decision in that case has been appealed and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.

You will have limited ability to bring an action against our company or against our directors and officers, or to enforce a judgment against us or them, because we are incorporated in the Cayman Islands, because we conduct a majority of our operations in India and because a majority of our directors and officers reside outside the United States.

        We are incorporated in the Cayman Islands and conduct our operations in India. All of our assets are located outside the United States. A majority of our officers and directors reside outside the United States and a substantial portion of the assets of those persons are located outside of the United States. As a result, it could be difficult or impossible for you to bring an action against our company or against these individuals in the Cayman Islands or in India in the event that you believe that your rights have been infringed under the applicable securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of India could render you unable to enforce a judgment against our assets or the assets of our directors and officers.

        Shareholders of Cayman Islands exempted companies such as our company have no general rights under Cayman Islands law to inspect corporate records and accounts or to obtain copies of lists of shareholders of these companies. Our directors have discretion under Cayman Islands law to determine whether or not, and under what conditions, our corporate records could be inspected by our shareholders, but are not obliged to make them available to our shareholders. This could make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

        As a result of all of the above, public shareholders might have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.

As a "foreign private issuer" under the rules and regulations of the SEC, we are permitted to, and will, file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules, and may follow certain home country corporate governance practices in lieu of certain NASDAQ requirements applicable to U.S. issuers.

        We are considered a "foreign private issuer" under the Exchange Act and are, therefore, exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. We currently prepare our financial statements in accordance with IFRS. We will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as our financial statements are prepared in accordance with IFRS as issued by the IASB. We are not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our securities. Furthermore, as a "foreign private issuer" whose ordinary shares are listed on the NASDAQ, we are permitted to follow certain home country corporate governance practices in lieu of certain NASDAQ Capital Market requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each NASDAQ requirement with which it does not comply followed by a description of its applicable home country practice.

        We could lose our status as a "foreign private issuer" under current SEC rules and regulations if more than 50% of our outstanding voting securities become directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of our directors or executive officers are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States. If we lose our status as a foreign private issuer in the future, we will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if we were a company incorporated in the United States. If this were to happen, we would likely incur substantial costs in fulfilling these additional regulatory requirements and members of our management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

        We are an "emerging growth company" within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our ordinary shares held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

        Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised accounting standard on the relevant date on which adoption of such standard is required by the IASB. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We have a staggered board of directors, which could impede an attempt to acquire our company or remove our management.

        Our board of directors is divided into three classes, each of which serves for a staggered term of three years. A staggered board makes it more difficult for shareholders to change a majority of the directors since only approximately one third of the existing board of directors may be replaced at any election of directors. This arrangement may have the effect of keeping the current members of our board of directors in control for a longer period of time than shareholders may desire, and may impede any attempts to take over our company or change or remove our management.

An active or liquid trading market for our ordinary shares may not be maintained and the trading price for our ordinary shares may fluctuate significantly.

        An active, liquid trading market for our ordinary shares may not be maintained in the long term and we cannot be certain that any trading market for our ordinary shares will be sustained or that the present price will correspond to the future price at which our ordinary shares will trade. Loss of liquidity could increase the price volatility of our ordinary shares.

        Any additional issuance of our ordinary shares would dilute the positions of existing investors in our ordinary shares and could adversely affect the market price of our ordinary shares. We cannot assure you that our ordinary shares will not decline below their prevailing market price. You may be unable to sell your ordinary shares at a price that is attractive to you.

        In connection with the Business Combination, we issued certain shareholders warrants to purchase our ordinary shares with provisions that require liability classification. These warrants require us to "mark to market" (i.e., record the derivatives at fair value) as of the end of each reporting period as liabilities on our balance sheet. Any volatility in the trading price for our ordinary shares would also impact the fair value determination of our outstanding warrants. A significant increase in our trading price while we are required to mark-to-market the fair value of our outstanding warrants may have a significant adverse impact on our operating results.

The sale or availability for sale of substantial amounts of our ordinary shares could adversely affect their market price.

        Sales of substantial amounts of our ordinary shares in the public market, or the perception that such sales could occur, could adversely affect the market price of our ordinary shares and could materially impair our future ability to raise capital through offerings of our ordinary shares.

        As of May 31, 2018, we had 29,127,849 ordinary shares issued and outstanding, 3,159,375 Class F shares issued and outstanding and 2,392,168 Class A shares issued and outstanding. Subject to contractual lock-up agreements and applicable restrictions and limitations under Rule 144 of the Securities Act, all of our shares outstanding are expected to be eligible for sale in the public market. If these shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our ordinary shares could decline. We cannot predict what effect, if any, market sales of our ordinary shares held by our significant shareholders or any other shareholder or the availability of these ordinary shares for future sale will have on the market price of our ordinary shares.

Future issuances of any equity securities may dilute the interests of our shareholders and decrease the trading price of our ordinary shares.

        Any future issuance of equity securities could dilute the interests of our shareholders and could substantially decrease the trading price of our ordinary shares. We may issue equity or equity-linked securities in the future, including pursuant to a private investment in public equity or other offering of equity securities, for a number of reasons, including to finance our operations and business strategy

(including in connection with acquisitions and other transactions), to adjust our ratio of debt to equity, to satisfy its obligations upon the exercise of then-outstanding options or other equity-linked securities, if any, or for other reasons.

We will have to rely principally on dividends and other distributions on equity paid by our operating subsidiaries, and limitations on their ability to pay dividends to us could adversely impact shareholders' ability to receive dividends on our ordinary shares.

        Dividends and other distributions on equity paid by our operating subsidiaries will be our principal source for cash in order for us to be able to pay any dividends and other cash distributions to our shareholders. As of the date hereof, Yatra India or any other subsidiary has not paid any cash dividends on its equity shares. If our operating subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. In addition, as our key operating indirect subsidiary is established in India, it is subject to certain limitations with respect to dividend payments and increased tax payments on such distribution. Limitations on our subsidiaries' ability to pay dividends to us could adversely impact our shareholders' ability to receive dividends on our ordinary shares.

Outstanding warrants, which are exercisable for our ordinary shares, may increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

        As of May 31, 2018, there were outstanding warrants to purchase an aggregate of 17,537,958 ordinary shares. Outstanding warrants to purchase an aggregate of 17,337,500 ordinary shares became exercisable after January 15, 2017 and will expire at 5:00 p.m., New York time, on the earlier to occur of: (x) December 16, 2021, (y) the liquidation of our company or (z) the redemption date, which shall be a date fixed by us in the event that we elect to redeem all of these warrants. The exercise price of these warrants will be $5.75 per half-share, or approximately $199,381,250 in the aggregate for all shares underlying these warrants, assuming none of the warrants are exercised through "cashless" exercise. Outstanding warrants to purchase an aggregate of 46,458 ordinary shares became exercisable after December 16, 2016 and will expire on July 24, 2023 at 6:00 p.m., Pacific Time. The exercise price of these warrants will be $26.9058 per share, assuming none of the warrants are exercised through "cashless" exercise. Outstanding warrants to purchase an aggregate of 154,000 ordinary shares became exercisable on September 12, 2017 and will expire on September 12, 2022. The exercise price of these warrants is $12.00 per share. To the extent such warrants are exercised, additional shares of our ordinary shares will be issued, which will result in dilution to the holders of our ordinary shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our ordinary shares.

If securities or industry analysts do not publish or cease publishing research or reports about our company, our business, or our market, or if they change their recommendations regarding our ordinary shares adversely, the price and trading volume of our ordinary shares could decline.

        The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts may publish about our company, our business, our market, or our competitors. If any of the analysts who may cover our company change their recommendation regarding our shares adversely, or provide more favorable relative recommendations about our competitors, the price of our ordinary shares would likely decline. If any analyst who may cover our company were to cease coverage of our company or fail to regularly publish reports on our company, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

If the benefits of the Business Combination or our acquisition of ATB do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

        If the benefits of the Business Combination or our acquisition of ATB do not meet the expectations of investors or securities analysts, the market price of our securities may decline. Prior to the Business Combination, there was no public market for our securities. In addition, although we have already acquired a majority of ATB's outstanding shares, there can be no assurances that we will consummate the purchase of ATB's remaining outstanding shares on the terms described herein, or at all, or that, if we are successful in completing our acquisition of ATB, we will realize the full anticipated benefits that we, our investors or securities analysts anticipate. The trading price of our securities following the Business Combination and our acquisition of ATB could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

        Factors affecting the trading price of our securities may include:

  •
  our ability to successfully complete our acquisition of ATB, and realize the anticipated benefits of the acquisition;

  •
  actual or anticipated fluctuations in our periodic financial results or the financial results of companies perceived to be similar to ours;

  •
  changes in the market's expectations about our operating results;

  •
  success of competitors;

  •
  our operating results failing to meet the expectation of securities analysts or investors in a particular period;

  •
  changes in financial estimates and recommendations by securities analysts concerning our company or our industry in general;

  •
  operating and stock price performance of other companies that investors deem comparable to ours;

  •
  changes in laws and regulations affecting our business;

  •
  our ability to meet compliance requirements;

  •
  commencement of, or involvement in, litigation involving us;

  •
  changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

  •
  the volume of our ordinary shares available for public sale;

  •
  any major change in our board of directors or management;

  •
  sales of substantial amounts of our ordinary shares by our directors, executive officers or significant stockholders or the perception that such sales could occur;

  •
  any continued slowdown in India's economic growth; and

  •
  general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

        Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and NASDAQ in particular,

have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for travel-related securities or the stocks of other companies which investors perceive to be similar to ours could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

There is no guarantee that our ordinary shares will continue to qualify for listing on NASDAQ for any period of time, or that our warrants will continue to qualify for listing on the OTCQX® Best Market for any period of time, and the failure to have our ordinary shares or warrants listed for any reason may negatively affect the value of our ordinary shares and/or warrants, as applicable.

        Our ordinary shares began trading on NASDAQ under the symbol "YTRA" on December 19, 2016. There are no guarantees that our ordinary shares will continue to qualify for listing on NASDAQ. In addition, our warrants began trading on the OTCQX® Best Market under the symbol "YTROF" on December 30, 2016. If our ordinary shares and/or warrants are ever in the future delisted, the holders could face significant consequences, including:

  •
  a limited availability for market quotations for our securities;

  •
  reduced liquidity with respect to our securities;

  •
  a determination that our securities are a "penny stock," which will require brokers trading in those securities to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for those securities;

  •
  limited amount of news and analyst coverage for our company in the United States; and

  •
  a decreased ability to issue additional securities or obtain additional financing in the future.

A significant portion of our total outstanding shares may be sold into the market at any time. This could cause the market price of our ordinary shares to drop significantly, even if our business is doing well.

        These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our ordinary shares. As of May 31, 2018, MIHI LLC, the Terrapin Sponsors and certain of their affiliated entities (including Nathan Leight), E-18 Limited, Capital18 Fincap Private Limited, Pandara Trust Scheme I, IDG Ventures India Fund II LLC, Intel Foundation, Reliance Capital Limited, Vertex Asia Fund Pte. Ltd., Rajasthan Trustee Company Pvt Ltd A/c SME Tech Fund RVCF Trust II, Macquarie Corporate Holdings Pty Limited, Valiant Capital Management, L.P. and Valiant Capital Management, LLC hold approximately 56.54% of the issued and outstanding shares of our company (or approximately 49.96% of the shares of our company, assuming the exercise or conversion of all of our outstanding warrants), based on information known to us or ascertained by us from public filings made by such shareholders. We and our directors and executive officers have agreed with the underwriters to certain lock-up restrictions in respect of our ordinary shares during the period ending 90 days after the date of this prospectus supplement, subject to certain exceptions. In addition, MIHI LLC has agreed, with certain exceptions, not to transfer, assign or sell any of its shares of Yatra USA Class F common stock until the earlier of (i) December 16, 2017 or (ii) the date on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property, and the Terrapin Sponsors have agreed not to transfer, assign or sell any of their shares of Yatra USA until the earlier of (i) June 16, 2018 or (ii) the date on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property. However, upon the expiration of this lock-up, the shares of Yatra USA Class F common stock held by MIHI LLC may be converted into Yatra Online ordinary shares and sold in the public market. The shares held by MIHI LLC may also be sold prior to the expiration of the applicable lock-up if the last sale price of our ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing May 15, 2017. In addition, after we become eligible to use Form F-3 or its successor form, we will be obligated to file a shelf registration statement to register the resale of our ordinary shares issued in connection with the Business Combination. As restrictions on resale end, the market price of our ordinary shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them. See the section entitled "Description of Share Capital—Investor Rights Agreement" in the accompanying prospectus for additional information.

Foreign Account Tax Compliance Act

        The United States Foreign Account Tax Compliance Act, or FATCA, imposes a reporting regime and, potentially, a 30% withholding tax on certain payments made to certain non-US financial institutions that fail to comply with certain information-reporting, account identification, withholding, certification and other FATCA-related requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. To avoid becoming subject to FATCA withholding, we may be required to report information to the IRS regarding the holders of our common shares and to withhold on a portion of payments with respect to our common shares to certain holders that fail to comply with the relevant information reporting requirements (or that hold our common shares directly or indirectly through certain non-compliant intermediaries). This withholding tax made with respect to our common shares will not apply to payments before January 1, 2019. An intergovernmental agreement between the United States and another country may also modify these requirements. FATCA is particularly complex and its application is uncertain at this time. Holders of our common shares should consult their own tax advisors to obtain a more detailed explanation of FATCA and to learn how FATCA might affect each holder in its particular circumstances.

USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately US$             million from this offering, or approximately US$             million if the underwriters exercise their option to purchase an additional                        ordinary shares from us in full, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate and business purposes.

        We have not yet determined the amount of net proceeds to be used specifically for any particular purpose or the timing of any expenditures. Accordingly, our management will have significant flexibility and discretion in applying the net proceeds of the offering. The occurrence of unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we intend to invest our net proceeds in short-term, interest bearing, debt instruments or bank deposits.

 DILUTION

        If you invest in our ordinary shares, you will experience dilution to the extent of the difference between the public offering price and the net tangible book value per share of our ordinary shares immediately after this offering.

        Our net tangible book value as of March 31, 2018, was approximately $(2,449.2) million, or $(0.7) per ordinary share, based the ordinary shares outstanding as of that date. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of ordinary shares outstanding as of March 31, 2018. Dilution in net tangible book value per ordinary share represents the difference between the amount per ordinary share paid by purchasers of ordinary shares in this offering and the net tangible book value per ordinary share immediately after this offering.

        After giving effect to the sale of                        ordinary shares in this offering at the public offering price of $            per ordinary share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of                                    , 2018, would have been approximately $             million, or $            per ordinary share. This represents an immediate decrease in net tangible book value of $            per share to existing stockholders and immediate dilution in net tangible book value of $            per share to new investors purchasing our ordinary shares in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Offering price per Ordinary Share		$
Net tangible book value per share as of March 31, 2018	$		$(0.7)
Decrease in net tangible book value per share attributable to new investors	$
As adjusted net tangible book value per share as of , 2018 after giving effect to this offering		$
Accretion to net tangible book value per share to investors in this offering		$

        The foregoing table and discussion is based on 29,077,373 ordinary shares outstanding as of March 31, 2018 and includes (i) 2,392,168 Class A non voting shares issued and outstanding, (ii) 3,159,375 Class F shares issued and outstanding and (iii) 742,402 ordinary shares that may be issuable upon the swap of 152,484 ordinary shares of Yatra Online Private Limited, and excludes:

  •
  17,537,958 ordinary shares issuable upon exercise or conversion of our warrants;

  •
  1,844 ordinary shares allocated but not yet issued;

  •
  1,000,803 options issued and outstanding to purchase our ordinary shares; and

  •
  1,577,847 restricted shares issued and outstanding to purchase our ordinary shares.

        Unless otherwise noted, all information in this prospectus supplement assumes or reflects no exercise of warrants after March 31, 2018.

        The following table summarizes, on an as adjusted basis as of ,                                     2018, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid before deducting the underwriting discounts and commissions and estimated offering expenses.

	Ordinary Shares Purchased		Total Consideration
					Average Price per Ordinary Share
	Number	Percent	Amount	Percent
	(Amounts in INR thousands, except number of shares and percentages)
Existing shareholders
New investors
Total		100%		100%

        The foregoing discussion of dilution per ordinary share to investors participating in this offering assumes no exercise of outstanding options to purchase our ordinary shares or outstanding warrants to purchase shares of our ordinary shares. The exercise of outstanding options and warrants having an exercise price less than the offering price will increase dilution to new investors. In addition, we may choose to raise additional capital depending on market conditions, our capital requirements and strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. If we raise additional capital through the sale of equity or convertible debt securities, our shareholders may experience further dilution of their ownership.

 CAPITALIZATION

        The following table sets forth our cash and capitalization as of March 31, 2018:

  •
  on an actual basis;

  •
  on an as adjusted basis to give effect to the receipt of estimated net proceeds of $             million from this offering of                                     ordinary shares, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        You should read this table in conjunction with the section titled "Use of Proceeds" in this prospectus supplement, as well as the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the related notes, each of which is included in our 2017 Form 20-F and our FY18 Form 6-K, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2018(1)
	Actual		As Adjusted
(Amounts in thousands)	INR	USD	INR	USD
Borrowings	851,829	13,083

Shareholder's Equity:
Ordinary shares of par value of $0.0001 each, 500,000,000 shares authorized, 29,077,373 shares issued and outstanding, actual and shares issued and outstanding, as adjusted; Class A Non-Voting Shares of par value $0.0001 each, 10,000,000 shares authorized, 2,392,168 shares issued and outstanding, actual and as adjusted; Class F Shares of par value $0.0001 each, 3,159,375 shares issued and outstanding, actual and as adjusted; Preference Shares of par value of $0.0001 each, 10,000,000 authorized, zero shares issued and outstanding, actual and as adjusted.	638	10
Share premium	14,962,615	229,805
Treasury shares	(30,084)	(462)
Other capital reserve	832,964	12,793
Accumulated deficit	(16,002,266)	(245,773)

Foreign currency translation reserve	11,215	172

Total equity attributable to equity holders of the Company	(224,918)	(3,455)

Total non-controlling Interest	(361)	(6)

Total Equity	(225,279)	(3,461)

Total capitalization	626,550	9,622

(1)
As of March 31, 2018, there were following outstanding warrants which are shown as financial liabilities in our financial statements:
  •
  warrants to purchase an aggregate of 17,337,500 ordinary shares. These warrants became exercisable after January 15, 2017 and will expire at 5:00 p.m., New York time, on the earlier to occur of: (x) December 16, 2021, (y) the liquidation of our company or (z) the redemption date, which shall be a date fixed by us in the event that we elect to redeem all of these warrants. The exercise price of these warrants will be $5.75 per half-share, or approximately $199,381,250 in the aggregate for all shares underlying these warrants, assuming none of the warrants are exercised through "cashless" exercise.

  •
  warrants to purchase an aggregate of 46,458 ordinary shares became exercisable after December 16, 2016 and will expire on July 24, 2023 at 6:00 p.m., Pacific time. The exercise price of these warrants will be $26.9058 per share, assuming none of the warrants are exercised through "cashless" exercise.

 CURRENCY AND EXCHANGE RATES

        The following tables show, for the periods indicated, information concerning the exchange rate between the U.S. dollar and the Indian rupee. This information is provided solely for your convenience, and we do not represent that Indian rupees have been converted into U.S. dollars at these rates or at any other rate. These rates may differ from the rates used by us in the preparation of our consolidated financial statements or other financial information appearing in this prospectus.

        The data provided in the following tables are expressed in Indian rupees per U.S. dollar and are based on the noon buying rate in The City of New York for cable transfers of Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York.

        On June 15, 2018, the exchange rate between the U.S. dollar and the Indian rupee expressed in Indian rupees per U.S. dollar was $1.00 = Rs. 68.06.

	High	Low	Average(1)	Period End
	(Indian rupees per U.S. dollar)
Annual Data (Year Ended March 31)
2013	57.13	50.64	54.48	54.52
2014	68.80	53.65	60.76	60.00
2015	63.67	58.30	61.34	62.31
2016	68.84	61.99	65.58	66.25
2017	68.86	64.85	66.96	64.85

(1)
The average rates for the annual periods were calculated by taking the simple average of the exchange rates on the last business day of each month during the relevant period.

	High	Low
	(Indian rupees per U.S. dollar)
Recent Monthly Data(1)
December 2017	64.57	63.83
January 2018	64.01	63.38
February 2018	65.20	63.93
March 2018	65.24	64.83
April 2018	66.92	64.92
May 2018	68.38	66.52

(1)
Exchange rates as published by the Federal Reserve Bank.

 PRICE RANGE OF ORDINARY SHARES

        Our ordinary shares trade on NASDAQ under the symbol "YTRA". Our warrants trade on the OTCQX Best Market (the "OTCQX") under the symbol "YTROF". The following table shows the high and low sale prices per ordinary share and per warrant as reported on NASDAQ and the OTCQX, respectively, for the periods indicated.

	Ordinary Shares		Warrants
Period	High	Low	High	Low
Annual
2017	$12.85	$7.30	$1.94	$0.15
Quarterly(1)
First quarter 2017	$10.68	$7.71	$0.80	$0.15
Second quarter 2017	$11.39	$9.02	$1.63	$0.53
Third quarter 2017	$12.85	$9.50	$1.94	$1.50
Fourth quarter 2017	$11.71	$7.30	$1.70	$0.90
First quarter 2018	$8.19	$5.63	$1.15	$0.65
Second quarter 2018 (through June 19, 2018)	$8.16	$6.34	$0.90	$0.54
Month Ended
December 2017	$9.12	$7.30	$1.38	$0.90
January 2018	$7.71	$6.44	$1.00	$0.71
February 2018	$8.19	$6.52	$1.15	$0.65
March 2018	$7.97	$5.63	$1.03	$0.69
April 2018	$8.16	$6.34	$0.90	$0.75
May 2018	$7.85	$6.82	$0.88	$0.54
June 2018 (through June 19, 2018)	$7.75	$6.48	$0.80	$0.61

(1)
Annual and quarterly periods are presented on a calendar year basis.

        On June 19, 2018, the last reported sale price for our ordinary shares on NASDAQ was $7.21 per share and the last reported sale price for our warrants on OTCQX was $0.70 per warrant. As of June 19, 2018, there were approximately 132 record holders of our ordinary shares and 5 record holders of our warrants. This does not include persons whose ordinary shares are in nominee or "street name" accounts through brokers.

 DIVIDEND POLICY

        Other than described below, we currently expect to retain all future earnings for use in the operation and expansion of our business and do not plan to pay any dividends on our ordinary shares in the near future. The declaration and payment of any dividends in the future will be determined by our board of directors in its discretion, and will depend on a number of factors, including our earnings, capital requirements, overall financial condition, applicable law and contractual restrictions. In addition, as a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of the respective jurisdictions of organization of our subsidiaries, agreements of our subsidiaries or covenants under future indebtedness that we or they may incur. For example, the dividend-paying ability of our subsidiaries including Yatra India and ATB may be limited by covenants contained in the agreements governing their respective outstanding debt arrangements, which prevent them from paying dividends or making distributions to us under certain circumstances (e.g., the failure to make payments, or the occurrence of an event of default, under such agreements). Our ability to pay dividends may, therefore, also be restricted.

        On September 27, 2016, our board of directors declared a contingent dividend payable, at our sole discretion, in ordinary shares, cash or a combination of both to holders of records on September 27, 2016 of our outstanding preference shares and ordinary shares on an as-converted basis. Such contingent dividend is payable only upon achievement of certain net revenue and Adjusted EBITDA metrics in calendar year 2017 and during the period from January 1, 2018 through June 30, 2018.

BUSINESS

Overview

        Yatra is a leading India online travel company in India, addressing the needs of both leisure and business travelers. Founded by Dhruv Shringi, Manish Amin, and Sabina Chopra, we commenced operations with the launch of our website in August 2006. We believe Yatra is India's largest independent corporate travel services provider and the second largest consumer online travel company in India (based on management's analysis of publicly available information), with approximately 7.9 million travelers that have booked their travel through us as of March 31, 2018.

        Leisure and business travelers use our mobile applications, our website, www.yatra.com, and our other offerings and services to explore, research, compare prices and book a wide range of travel-related services. These services include domestic and international air ticketing on nearly all Indian and international airlines, as well as bus ticketing, rail ticketing, cab bookings and ancillary services within India. We also provide access through our platform to hotels, homestays and other accommodations, with more than 92,000 hotels and homestays in more than 1,300 cities and towns across India and more than 0.8 million hotels around the world. To ensure that our service is truly a "one-stop shop" for travelers, we also provide our customers with access to approximately 1,100 holiday packages and more than 60,000 other activities such as tours, sightseeing, shows, and events.

        India is one of the world's largest and fastest growing economies, with a large middle class, increasing disposable income and a rapidly growing online consumer segment. According to PhoCusWright, the leisure and unmanaged business market in India is estimated to reach $39 billion in 2021 with online penetration increasing from 37% in 2016 to 45% in 2021, representing a CAGR of 13.0% in the online segment. Business travel is a significant segment of the Indian travel industry and India was ranked as the tenth largest corporate travel market globally in 2015 according to the World Travel and Tourism Council with an overall market size of $29.6 billion growing to $52.2 billion by 2020. We believe that our focus on both the corporate as well as the consumer travel market positions us to address this combined market opportunity.

        To address this large market opportunity and drive the growth of our consumer business, which is our key focus, we operate through three go-to-market strategies: B2C (business to consumer), B2E (business to enterprise) and B2B2C (business to business to consumer). We believe that the combination of our B2C and B2E channels enables us to target India's most frequent and high spending travelers, namely, educated urban consumers, in a cost-effective manner. Our B2B2C channel provides additional scale to our business by leveraging our technology platform in order to cost-effectively aggregate consumer demand from approximately 20,000 travel agents in approximately 500 cities across India as of March 31, 2018. In addition, during the second quarter of our fiscal year ending March 31, 2018, we completed our acquisition of Air Travel Bureau Limited, or ATB, which further reinforced our leadership position in the enterprise travel segment.

        Our business is based on a single technology platform that serves our customers through multiple mobile applications as well as our website. Our single platform approach provides us with a scalable, comprehensive and consistent user experience across each of our three go-to-market channels. We believe that this approach drives user familiarity with our service and encourages repeat use by our customers, which further enhances customer loyalty for our business. In addition, in order to further strengthen customer loyalty and provide an incentive to the employees of our B2E customers to become B2C customers, we operate our eCash loyalty program that enables travellers that book through our platform to accumulate and redeem points. As of December 2017, our 90-day repeat rate was approximately 52% and our cross-sell rate was approximately 22%. During fiscal year 2018, approximately 85% of our customers' visits were from direct and organic traffic, compared to approximately 83% in fiscal year 2017. We believe that this trend reflects the strength of our brand, the benefits of our single platform approach and the success of our go-to-market and customer acquisition strategy.

        We define a "visit" as a group of interactions on our platform that occur within a 30 minute time frame. A single visit can contain multiple screen or page views, events and transactions. We use "traffic" and "visits" interchangeably in this prospectus.

        We are rapidly moving towards a "Mobile First" business and have experienced rapid user growth on our platform with mobile being the primary channel for customers to engage with us. During the fiscal year ended March 31, 2018, our web and mobile properties received approximately 283 million visits, a 66% increase compared to the fiscal year ended March 31, 2017. Our mobile applications have been downloaded approximately 14.1 million times. In addition, mobile accounted for approximately 81% of traffic and approximately 69% of all bookings made through our yatra.com platform during the fourth quarter of 2018. To further accelerate our mobile strategy, we have entered into a strategic relationship with Reliance Retail Ltd., an affiliate of Reliance Industries Limited which is one of India's largest conglomerates, pursuant to which Reliance Jio has agreed to pre-install the Yatra mobile app on its phones in connection with its launch of one of India's largest 4G mobile networks. Reliance Jio commenced this activity in September 2016. Reliance Industries Limited, through one of its affiliates, is a strategic investor in our company.

        Based on our large and loyal customer base, our comprehensive service offerings, our experienced management team and our multi-channel strategy, we believe that we are well-positioned to capitalize on the burgeoning Indian travel market. Our brand is among the most well-recognized in not only the Indian online travel industry, but all of Indian Internet commerce, and we believe that this creates a significant competitive advantage. Leveraging our brand and technology platform, we intend to continue to expand and enhance our offerings through innovative travel solutions that will grow our business, improve our customer experience and meet the changing needs of business and leisure travelers. For example, we recently opened up our holidays booking platform to third party vendors enabling them to sell holiday products alongside those packaged by us using our platform as a marketplace, providing our customers with a wide selection of products and services.

        Our revenue was INR 12,248.5 million in fiscal year 2018 and INR 9,356.8 million in fiscal year 2017, representing a growth of 30.9% over that period. Our Revenue Less Service Cost was INR 7,317.8 million in fiscal year 2018 and INR 5,177.3 million in fiscal year 2017, representing an increase of 41.3%. In addition, our Gross Bookings for Air Ticketing and Hotels and Packages increased to INR 92,542.5 million in fiscal year 2018 from INR 67,998 million in fiscal year 2017, representing an increase of 36.1%.

        We have invested significant capital in our technology platform and in sales and marketing efforts to build our brand and acquire customers. As a result of these efforts, mobile traffic on our platform has increased 93%, mobile bookings on yatra.com have increased 47% and the installation rate for our mobile application has increased 61% during the period from March 31, 2017 to March 31, 2018. In addition, over 25 million online shoppers now use our platform each month.

        During fiscal years 2018 and 2017, our net losses were INR 4,052.0 million and INR 5,937.0 million, respectively.

        Revenue Less Service Cost is a non-IFRS measure. For more information about the non-IFRS measures and a reconciliation to the most comparable IFRS measure, please refer to the section entitled "Selected Consolidated Historical Financial Data of Yatra Online, Inc.—Certain Non-IFRS Measures" in this prospectus supplement.

Our Approach

        India is one of the world's largest and fastest growing economies, with a large middle class that is benefiting from increasing disposable income and a growing adoption of mobile Internet access. Nevertheless, India's middle class is still a relatively small fragment of India's population. As outlined in the chart below, India's A1-B1 socio-economic segments, which we believe to represent the educated urban consumers who are our target customers, represent just 7% of the overall population (1.32 billion) and 23% of the urban population (420 million) in India.

Source:    Urban population estimate of 420 million per Internet and Mobile Association of India (IAMI). Socio-economic classification (SEC) breakdown per the Market Research Society of India. Distribution of SEC A1-E segments per MRSI applied to IAMI estimate of 420 million users to arrive to socio-economic segment size. Approximations based on income not directly correlated to socio segmentation hence proxies of income distribution used to estimate the approximate avg. income.

        As indicated the tables below, the Indian corporate travel market represents the world's fast growing corporate travel market.

(1)
KPMG & FCM Travel Report accessed from Travelbizmonitor.com

        In order to effectively grow our business and serve the various segments of India's growing middle class, we operate through three go-to-market strategies: B2C, B2E and B2B2C. By using a common technology platform, we believe we are able to effectively target India's educated urban consumers and have multiple points of contact for marketing additional services to existing customers.

  •
  Our consumer, or B2C, offerings are provided directly to consumers through our apps and website.

  •
  Our corporate, or B2E, offerings are provided to our customers through a self-booking tool as well as site support with staff for query handling and execution. Our portfolio of approximately 700 large corporate customers as of March 31, 2018 (including corporate customers of ATB)

    includes leading organizations from India that employ approximately 4.2 million people, helping to make our B2E business India's largest corporate travel agency. We have also ramped up our efforts for signups of small and medium enterprises and entered into a partnership with one of the world's leading service providers for providing an expense management solution.

  •
  Our trade, or B2B2C, offerings address the needs of a large and fragmented market of travel agents providing access to approximately 20,000 registered agents in approximately 500 cities across India as of March 31, 2018, and particularly in smaller markets (which we refer to herein as Tier 2 and Tier 3 cities or markets) where Internet penetration has traditionally been lower and where cash payments are still the predominant form of travel purchasing.

        We believe that our broad and diverse offerings provide us with considerable cross-selling opportunities across our go-to-market channels, each of which has experienced strong growth in gross bookings. Using our common technology platform, business customers, who are introduced to our platform through their employers, are able to explore and book their leisure travel, and in some cases our eCash program rewards and incentivizes them for doing so. We believe that these aspects of our platform and the high number of repeat visitors and repeat transactions provide us with a cost effective way to grow our business while providing a high quality service to our customers.

Our Platform

        We have developed a common technology platform approach that enables a consistent user experience across multiple channels and different products, supporting our go-to-market strategy across our B2C, B2E and B2B2C channels. Our customer "touch-points" include our mobile applications, website, retail stores and call centers as well as 'embedded' teams within some of our B2E clients. In addition, through our platform, we address the needs of a large fragmented market of travel agents, empowering approximately 20,000 agents in approximately 500 cities across India as of March 31, 2018. Combining these offerings on a common technology platform allows us to develop an ongoing repeat relationship with our customers regardless of the specific channel through which they started using our services. For example, using our platform, B2E customers are able to explore and book their subsequent leisure travel through Yatra, potentially benefiting from our eCash program that rewards them for doing so.

(1)
Data for the three months ended March 31, 2018 for flagship brand Yatra.com only and excludes data from B2E and B2B2C businesses

(2)
Cumulative as of March 31, 2018; does not include data for B2B2C businesses

(3)
Approximate count as of March 31, 2018 and includes the employees of corporate customers of ATB

(4)
As of March 31, 2018

        Our website and mobile applications provide the following capabilities:

  •
  Exploring & Searching:  Our web and mobile platforms enable customers to explore and search flights, hotels, holiday packages, buses, trains and activities. We have developed a Natural Language Processing ("NLP")/Machine Learning ("ML") based text/voice search engine on our website and our Facebook Bot to optimize search results. We also have a NLP/ML-based customer support knowledge engine to address users' queries without dialing the call center, thereby reducing the servicing cost and increasing customer satisfaction levels. To further engage consumers, we have a number of features such as "Lowest Fare Finder," "Super Saver," "Things To Do" and notifications.

  •
  Total Visibility:  Using our platform, customers are able to search for the lowest price available on any given date, identify dates with public holidays and widely celebrated events, and obtain additional information such as tripadvisor.com reviews, information on refundable or non-refundable fares, number of stops on airline bookings, and hotel and room amenities.

  •
  Booking:  Once a customer has decided to book travel, we offer a range of payment options. In addition, for international transactions, we use a "Dynamic Currency Converter," which supports

    29 currencies and converts prices from INR to another currency so that international credit cards can be charged.

Mobile Applications

        As smartphone penetration has grown in India, our mobile apps have become a critical component of our consumer offerings. We have multiple applications for a variety of consumer segments and services including:

  •
  Yatra:  Our primary mobile interface to our core platform, which has been downloaded approximately 14.1 million times.

  •
  Yatra Mini:  A multilingual, mass-market Android application providing consumers with ready access to rail and bus bookings as well as budget hotels.

  •
  Yatra Web Check-In:  An application designed to ease the flight check-in process for travelers.

  •
  Yatra Corporate:  A self-booking application for our business customers.

  •
  Travelguru HomeStay:  An application that connects homeowners and travelers to facilitate homestay bookings.

  •
  Yatra Hoteliers DESTranet:  An application for hotel owners and operators to update and manage their inventories, rates and check-in process.

        Since the launch of our mobile apps, we have experienced rapid growth in the traffic on our mobile platforms and in fiscal year 2018, our mobile platforms accounted for approximately 76% of our total consumer visits and grew at 99% over fiscal year 2017. Our mobile platforms accounted for approximately 81% of our total traffic in the fourth quarter of 2018.

(1)
Data for the three months ended March 31, 2018 for flagship brand Yatra.com only

        Data for flagship brand Yatra.com only and excludes data from B2E and B2B2C businesses

(1)
% of Online Bookings for flagship brand Yatra.com only and excludes data from B2E and B2B2C businesses.

Our Services

        We offer comprehensive travel-related services, which include domestic and international air ticketing, hotel bookings, homestays, holiday packages, bus ticketing, rail ticketing, cab booking, activities and ancillary services. During the three months ended March 31, 2018, we have witnessed quarter-over-quarter growth of 42% in net transaction count, 29% in net transacting customers, 38% in gross air passenger count, 12% in gross holiday packages passengers traveled, 54% in standalone gross hotel room nights booked and 36% in Gross Bookings. During the three months ended March 31, 2018, approximately 54% of our hotel bookings and approximately 50% of our air bookings on yatra.com were made through our mobile platform.

Air Ticketing

        We provide our customers with access to eight domestic airlines, including Indigo, SpiceJet, Jet Airways, Air India and GoAir, as well as over 300 airlines for international travel, including Air India, Jet Airways, Emirates, Etihad and Lufthansa.

        Our airline ticketing business provides comprehensive information and options to consumers. Based on the search criteria and filters available, consumers are able to quickly and conveniently evaluate options, make selections and execute transactions. Customers can search and sort by date, airline, class of travel, fare price, origin, destination, and number of stops, and our search results can be enhanced by our customers' recent searches, history and preferences.

        We earn commissions and incentives from airlines for tickets booked by customers through our various sales channels. We either deduct commissions at the time of payment of the fare to our airline suppliers or we collect our commissions from our airline suppliers. Incentive payments, which are largely based on volume of business, are collected from our airline suppliers on a periodic basis. We charge our customers a service fee for booking airline tickets and receive fees from our GDS service providers based on the volume of sales completed by us through GDS. Revenue from airline tickets sold as part of packages is eliminated from our Air Ticketing revenues and added to our Hotels and Packages revenue.

        We have experienced a CAGR of 28% in our air passenger count from fiscal year 2015 to fiscal year 2018 and an increase in airline gross bookings of 37% in fiscal year 2018 over fiscal year 2017. In the fourth quarter of 2018, airline passenger count grew 38% year over year from 2017 and airline gross bookings increased 36% over the same period.

(1)
Numbers for Q4FY18 and FY18 include ATB performance for three months and eight months, respectively.

(2)
Quarterly numbers are as per unaudited results. See "Selected Consolidated Historical Financial Data of Yatra Online, Inc.—Certain Non-IFRS Measures" for definitions and reconciliations of non-IFRS measures.

Hotels and Packages

Hotels

        With over 92,000 hotels and homestays contracted in over 1,300 cities across India, we are India's largest platform for domestic hotels. In fiscal year 2018, more than two million standalone hotel room-nights were booked through our platforms. Due largely to our rapid growth in this segment, our Gross Bookings has grown by a CAGR of 22% from fiscal 2015 to fiscal 2018. Contracting with hotels is done by a dedicated team that is responsible for onboarding listed properties as well as negotiating rates and promotions. Hotels can also self-manage their rates, inventories, promotions and margins using our extranet (mobile and web versions). Hoteliers also have an option to access the extranet via a Channel Manager API, an interface that lets hoteliers connect their software application to our extranet.

        Revenue from our Hotels and Packages business includes commissions and markups that we earn for the sale of hotel rooms (without packages), which is recorded on a "net" basis. Revenue from packages, including hotel and airline tickets sold as part of packages, is accounted for on a "gross"

basis. From fiscal 2017 to fiscal 2018, our Hotels and Holiday Packages' Gross Bookings grew by 48% driven by consistent growth in hotel room-nights and holiday packages sales.

        In late 2015, we added homestays through our Yatra and Travelguru brands, which includes a wide variety of accommodation options from homes, cottages, apartments, guest houses, villas, heritage properties, holiday homes, jungle stays, estate houses to farmhouses and more. As of March 31, 2018, we had listed approximately 8,000 properties across the various brands and platforms. In addition, in June 2016, we launched our Travelguru HomeStay App, which allows homeowners to list their property as a homestay and travelers to search, browse and book the properties, all at the "click of a button."

        We believe that Yatra has India's largest hotel inventory, especially in the key "budget" category in Tier 2 and Tier 3 cities that matches Indian consumers' preferences.

(1)
Management estimates, as of March 31, 2018

(2)
Management estimates from company website, press articles, and filings

(3)
Includes approximately 8,000 homestay accommodations

(4)
Premium hotels include 4 and 5 star accommodations; mid-segment hotels include 3 star accommodations and budget hotels include all other accommodations (including homestay accommodations)

Holiday Packages

        Our holiday packages offerings consist of both fixed departure and customized holiday packages. Given our focus on the Indian middle-class consumer, many of whom are not seasoned travelers, our customers typically prefer booking holiday packages where most elements of their travel, including flights, hotels, sightseeing, transport, visa and insurance, are all taken care of. We have expanded our portfolio to include approximately 1,100 holiday packages to destinations within India, Asia, the Middle

East and Europe and have established ground handling operations and partnerships in Dubai, Singapore, Thailand and Malaysia. We also opened up our platform to third-party holiday packages sellers who can now sell alongside our own products through our platform, thereby offering our customers a wider choice of products.

(1)
Numbers for Q4FY18 and FY18 include ATB performance for three months and eight months, respectively.

(2)
Quarterly numbers are as per unaudited results . See "Selected Consolidated Historical Financial Data of Yatra Online, Inc.—Certain Non-IFRS Measures" for definitions and reconciliations of non-IFRS measures.

Other Services

Rail Ticketing

        To leverage the convenience of online bookings, we entered the rail travel market in September 2007 with inventory made available by IRCTC. IRCTC is a subsidiary of Indian Railways that handles the catering, tourism and online ticketing operations of Indian Railways.

Bus Ticketing

        To leverage the convenience of online bookings, we entered the bus travel market in September 2014. To ensure consistency of supply, we source our tickets from a combination of suppliers.

Cab Booking

        Taking a step further in servicing our customers and providing them with one more travel solution, in September 2016, we launched app integration with one of the world's most famous cab-booking companies. This made it possible for our customers to book their local and intracity transport through the Yatra app, even if the main supplier app is not installed on their devices.

        In September 2017, we enhanced the travel proposition for our customers by offering a self-drive car rental service.

Activities

        Launched in July 2016, we currently list over 60,000 activities inside and outside India. We offer a broad range of activities to our customers at multiple price points, including tours, historical and contemporary sightseeing, luxury experiences, romantic trips, events, shows, food tours, cooking classes and others, each ranging from a few hours to a full day.

Our Strengths

        We believe the following combination of attributes of our company distinguishes us from our competitors:

Trusted Online Travel Brand

        "Yatra," which is the Hindi word for "Journey," is one of India's most well-recognized travel brands. Our brand has received numerous awards and recognitions, including multiple awards from the Government of India's Ministry of Tourism, The Economic Times Brand Equity's Most Trusted Brand Survey 2016, Travel and Hospitality's Most Outstanding Travel Company and the CNBC Awaaz Travel Award. The strength of the brand is reflected in the approximately 283 million visitors to our platform in fiscal year 2018 and that our direct and organic traffic went from approximately 83% to approximately 85% in fiscal year 2017 and fiscal year 2018, respectively. To further strengthen the brand, we have, from time to time, signed up some of India's leading film personalities as our brand ambassador in the past.

Our Multi-Channel Platform for Business and Leisure Travelers

        We have designed a unique "go-to-market" strategy that is a mix of B2C, B2E and B2B2C. This comprehensive approach creates strong network effects resulting in significant cross-sell between business and leisure travelers, which we believe addresses the entire travel market in India. Through organic and inorganic initiatives we believe we have become the largest independent corporate travel services provider and the second largest consumer travel company in India, both leveraging a common technology platform. We believe that our broad and diverse offerings provide us with considerable cross-selling opportunities across business channels and that our eCash program provides further incentive for customer loyalty across the various channels.

Large and Loyal Customer Base

        We have served approximately 7.9 million cumulative travel customers as of March 31, 2018, an increase of 1.3 million customers compared to March 31, 2017, with a high number of repeat visitors and repeat transactions. In the fourth quarter of 2018, repeat transactions accounted for 82% of all of the transactions on yatra.com. For our consumer-direct business, our customers made an average of 3.5 purchases per year often buying across services as evidenced by our cross-sell rate of approximately 22% as of December 31, 2017.

Comprehensive Selection of Service and Product Offerings

        Our comprehensive travel-related offerings are customized to the unique needs of Indian and global customers traveling throughout India, and for domestic customers traveling internationally. We believe that we have aggregated the largest travel related inventory in India that includes access to all major domestic and international airlines operating within India and a hotel network that includes over 92,000 domestic hotels and homestays across 1,300 cities in India. This comprehensive selection of travel-related services makes us a "one-stop shop" for our customers' business and leisure travel needs, thereby providing us with multiple points of contact with travelers allowing us to develop an ongoing repeat relationship with our customers.

Single Technology Platform

        We have developed a common technology platform approach that enables a consistent user experience across our entire customer base including B2C, B2E and B2B2C. This approach has enabled us to reduce development costs and accelerate "time-to-market" as new features and services can be launched simultaneously across channels. Our technology also contributes to the conversion of our business travelers to leisure travelers by creating a single and familiar platform as well as enabling loyalty programs such as our eCash program, available across all our channels and offerings. Our technology platform has been designed to deliver a high level of reliability, security, scalability, integration and innovation. We believe that having a single technology platform enables us to innovate and scale our operations effectively across channels.

Seasoned Management Team with Track Record of Success

        We are a founder-led business and our senior management team is comprised of industry executives with deep roots in the travel industry combining over 70 years of accumulated experience. Our management team previously worked with companies such as Ebookers.com, Tripadvisor.com, Yahoo, Travel Boutique Online and Carlson Wagonlit. We believe that our management's expertise, industry relationships, and experience in identifying, evaluating and executing on new opportunities provide us with opportunities to grow organically and through strategic acquisitions that complement or expand our existing operations.

Our Growth Strategy

        The key elements of our long-term growth strategy include:

Cost-Effectively Grow our Customer Base

        We intend to grow our customer base by continuing to provide business and leisure travelers a combined, comprehensive and competitive platform that meets all their travel needs. In addition, we plan to continue investing in our brand, expanding our B2E sales team and growing our B2B2C travel agent network. For example, during the first half of fiscal year 2018, we launched a new brand campaign and grew our travel agent network to approximately 20,000 agents as of March 31, 2018.

(1)
Cumulative as of March 31, 2018; does not include data for B2B2C businesses.

Grow "Share Of Wallet" With Existing Customers—Leverage our Multi-Channel Approach and Our Loyalty Programs

        In order to leverage our multi-channel platform we have developed a number of initiatives that help us drive and reward customer loyalty, specifically targeting business travelers who join our platform through our B2E channel and who eventually become B2C customers. For example, our eCash program was launched in 2014 to reward customers for repeat purchases. Customers accumulate such eCash points on travel booked through us, and these points work as a currency that can be redeemed by customers during future bookings. Our eCash program is supported by a strong technology architecture and operates seamlessly with minimal human intervention. Since the eCash program was launched, we believe we have seen a significant impact of this program on our business. We plan to continue focusing on growing our B2C business and using and promoting our eCash program in order to grow our business. Over 3.7 million customers have been registered for our eCash program.

        We recently launched our Yatra Platinum Program, an exclusive program for our frequent travelers. Platinum members will be entitled to a number of special benefits under this program including free cancellation on flight & hotel bookings up to INR 10,000 per year, spend linked rewards and access to a dedicated priority desk. Since the Yatra Platinum Program was launched, over 48,000 customers have enrolled.

Invest in Technology—"One-Stop Shop" For All Travel Needs

        We intend to continue investing in our common technology platform in order to ensure that we can introduce new product offerings in an efficient and timely manner and deliver on our vision of being a 'one-stop-shop' for our customers when it comes to travel and travel related products. Given our focus on sustainable growth, which means that we do not intend to rely on aggressive promotions and discounts to grow our business, innovation is a key driver for our business as it enables us to provide our customers with a differentiated high quality offering. In order to provide customers with selection and choice, we have launched a marketplace platform that enables us to sell our own inventory as well as the inventory of third party vendors and we intend to launch similar innovative platform enhancements in the future.

Focus on Tier 2 and Tier 3 Markets

        We will continue to invest in branding and services targeting Tier 2 and Tier 3 markets which, we believe, currently have lower online penetration levels for travel. According to the Indian government's most recent census, more than 200 million people (representing 16% of India's population) live in the 488 cities and towns comprising Tier 2 and 3 markets. We expect increased travel within and between Tier 2 and Tier 3 cities to drive growth in air and hotels. According to the Airports Authority of India, the growth rate in the number of air travel passengers year-over-year is higher in secondary airports located in smaller Tier 1 and larger Tier 2 cities and smaller regional airports in Tier 2 cities, at 24% and 20%, respectively, than it is in major metro airports located in the largest Tier 1 cities, at 16%.

Execute on Our "Mobile-First" Strategy and Expand our Mobile Ecosystem

        To further strengthen our mobile strategy, we have entered into a strategic relationship with Reliance Retail Ltd., an affiliate of Reliance Industries Limited which is one of India's largest conglomerates, pursuant to which Reliance Jio agreed to pre-install the Yatra mobile app on its phones in connection with its launch of one of India's largest 4G mobile networks. Reliance Jio commenced this activity in September 2016. Reliance Industries Limited, through one of its affiliates, is a strategic investor in our company. To capitalize on this distribution network, we have created a portfolio of mobile applications that will serve different users depending on the consumer segment of a particular device. For example, our Yatra mini app, which is focused on the budget travelers for rail, bus and budget hotel bookings, will be preloaded on less expensive mobile devices while our Yatra app will be preloaded on mid- to high-end devices. In addition, the use of any of our applications will allow the users to earn eCash that they can use to buy other products on our platform.

Fuel Growth Through Innovative Acquisition Strategies

        The acquisition of companies, intellectual property and talented individuals has been central to our growth strategy. In 2010, we acquired TSI and its subsidiaries in order to expand our B2B2C business, particularly our international Air Ticketing for small and medium scale enterprises. In 2012, we acquired Travelguru B2C and B2B2C entities from Travelocity, which remain well-established hotel aggregators in India. Through this acquisition, we expanded our hotel business by establishing more direct hotel relationships in India and improved our inventory of affordable travel options. We have also leveraged our leading position in the Indian travel ecosystem to make several "acqui-hires," including the teams from mGaadi and dudegenie, in order to grow our business. During the second quarter of fiscal year ending March 31, 2018, we completed our majority acquisition of Air Travel Bureau Limited, or ATB, which further reinforced our leadership position in the B2E travel segment. We expect to continue to pursue acquisitions that we believe will provide services, technologies or people that complement or expand our current offerings.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of our ordinary shares to U.S. holders and non-U.S. holders. This discussion is based on provisions of the Internal Revenue Code (the "Code"), the U.S. Department of the Treasury regulations promulgated thereunder (whether final, temporary or proposed), administrative rulings of the Internal Revenue Service ("IRS"), judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. Any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein. This discussion is for general purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to holders as a result of the ownership and disposition of our shares. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders, nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder. Accordingly, it is not intended to be, and should not be construed as, tax advice. This discussion does not address any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S., tax laws. Holders should consult their tax advisors regarding such tax consequences in light of their particular circumstances. No ruling has been requested or will be obtained from the IRS regarding the statements made and the conclusions reached in the following discussion and there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

        This discussion is limited to U.S. federal income tax considerations relevant to U.S. holders and non-U.S. holders that hold our ordinary shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to particular holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

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  banks, thrifts, mutual funds or other financial institutions, underwriters, or insurance companies;

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  traders in securities who elect to apply a mark-to-market method of accounting;

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  real estate investment trusts and regulated investment companies;

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  tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

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  expatriates or former long-term residents of the United States;

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  partnerships or other pass-through entities (or arrangements treated as such) or investors therein;

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  dealers or traders in securities, commodities or currencies;

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  grantor trusts;

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  persons subject to the alternative minimum tax;

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  U.S. persons whose "functional currency" is not the U.S. dollar;

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  persons who received our ordinary shares through the exercise of incentive stock options or through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

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  persons who own (directly or through attribution) 10% or more (by vote or value) of our outstanding ordinary shares;

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  persons who are subject to the accounting rules under Section 451(b) of the Code;

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  the initial stockholders and their affiliates; or

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  holders holding our ordinary shares as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction," or other integrated investment or risk reduction transaction.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of our ordinary shares, that is, for U.S. federal income tax purposes:

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  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

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  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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  a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        For purposes of this discussion, a "non-U.S. holder" means a beneficial owner of our ordinary shares that is neither a U.S. holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

        If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds our ordinary shares, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors with regard to the U.S. federal income tax consequences of the ownership and disposition of our ordinary shares.

        THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF YATRA ORDINARY SHARES. HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF YATRA ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

Tax Residence of Yatra and Utilization of Terrapin's Tax Attributes

Tax Residence of Yatra for U.S. Federal Income Tax Purposes

        A corporation is generally considered for U.S. federal income tax purposes to be a tax resident in the jurisdiction of its organization or incorporation. Accordingly, under the generally applicable U.S. federal income tax rules, Yatra Online, Inc., which is incorporated under the laws of the Cayman Islands, would be classified as a non-U.S. corporation (and, therefore, not a U.S. tax resident) for U.S. federal income tax purposes. Section 7874 of the Code provides an exception to this general rule (more fully discussed below), under which a non-U.S. incorporated entity may, in certain circumstances, be treated as a U.S. corporation for U.S. federal income tax purposes. These rules are relatively new and complex and there is limited guidance regarding their application.

        Under Section 7874, a corporation created or organized outside the United States (i.e., a non-U.S. corporation) will nevertheless be treated as a U.S. corporation for U.S. federal income tax purposes (and, therefore, as a U.S. tax resident subject to U.S. federal income tax on its worldwide income) if each of the following three conditions are met: (i) the non-U.S. corporation, directly or indirectly, acquires substantially all of the properties held directly or indirectly by a U.S. corporation (including through the acquisition of all of the outstanding shares of the U.S. corporation); (ii) the non-U.S. corporation's "expanded affiliated group" does not have "substantial business activities" in the non-U.S. corporation's country of organization or incorporation and tax residence relative to the expanded affiliated group's worldwide activities; and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold at least 80% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation's shares in exchange for the U.S. corporation's shares) as determined for purposes of Section 7874 (this test is referred to as the "80% ownership test").

        For purposes of Section 7874, the first two conditions described above were met with respect to the mergers completed in July 2016 with Terrapin, because we acquired indirectly all of the assets of Terrapin through the mergers with Terrapin, and Yatra Online, Inc., including its "expanded affiliated group," did not have "substantial business activities" in the Cayman Islands within the meaning of Section 7874 upon consummation of the mergers with Terrapin. As a result, whether Section 7874 will apply to cause us to be treated as a U.S. corporation for U.S. federal income tax purposes following the mergers with Terrapin should depend on the satisfaction of the 80% ownership test.

        Based on the terms of the mergers with Terrapin, the rules for determining share ownership under Section 7874 and the Treasury regulations promulgated thereunder (including the Temporary Section 7874 Regulations) and based upon certain factual assumptions, we believe that the Section 7874 ownership percentage of the former Terrapin stockholders in our company should be less than 80% and accordingly we are not expected to be treated as a U.S. corporation for U.S. federal income tax purposes. Further, for purposes of determining the ownership percentage of former Terrapin stockholders for purposes of Section 7874, former Terrapin stockholders will be deemed to own an amount of our ordinary shares in respect to certain redemptions by Terrapin prior to the closing of the mergers with Terrapin. In addition, as discussed above, the rules for determining ownership under Section 7874 are complex, unclear and the subject of ongoing regulatory change. Many of these rules are contained in the Temporary Regulations under Section 7874 which have only recently been issued, and there is no guidance as to their application. Accordingly, there can be no assurance that the IRS would not assert that the 80% ownership test is met with respect to the mergers with Terrapin and that, accordingly, we should be treated as a U.S. corporation for U.S. federal income tax purposes or that such an assertion would not be sustained by a court.

        There has been discussion of additional changes to Section 7874. Any changes to the rules of Section 7874 or the Treasury regulations promulgated thereunder, or other changes of law, which could be made retroactively effective, could adversely affect our status as a non-U.S. corporation for U.S. federal income tax purposes.

        If we were to be treated as a U.S. corporation for U.S. federal income tax purposes, we could be subject to substantial liability for additional U.S. income taxes, and the gross amount of any dividend payments to our non-U.S. shareholders could be subject to 30% U.S. withholding tax, depending on the application of any income tax treaty that might apply to reduce the withholding tax.

        The remainder of this discussion assumes that we will not be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874.

Utilization of Terrapin's Tax Attributes

        Following the acquisition of a U.S. corporation by a non-U.S. corporation, Section 7874 can limit the ability of the acquired U.S. corporation and its U.S. affiliates to utilize certain U.S. tax attributes (including net operating losses and certain tax credits) to offset U.S. taxable income resulting from certain transactions. These limitations will potentially apply if: (i) the non-U.S. corporation acquires, directly or indirectly, substantially all of the properties held, directly or indirectly, by the U.S. corporation (including through the direct or indirect acquisition of all of the outstanding shares of the U.S. corporation); (ii) after the acquisition, the non-U.S. corporation's "expanded affiliated group" does not have "substantial business" activities in the non-U.S. corporation's country of organization or incorporation and tax residence relative to the expanded affiliated group's worldwide activities (as determined under the Treasury regulations); and (iii) after the acquisition, the former shareholders of the acquired U.S. corporation hold less than 80% but at least 60% (by either vote or value) of the shares of the non-U.S. acquiring corporation by reason of holding shares in the U.S. acquired corporation (taking into account the receipt of the non-U.S. corporation's shares in exchange for the U.S. corporation's shares) (this test is referred to as the "60% ownership test"). If each of these conditions is met, then the taxable income of the U.S. corporation (and any U.S. person related to the U.S. corporation) for any given year, within a period beginning on the first date the U.S. corporation's properties were acquired directly or indirectly by the non-U.S. acquiring corporation and ending 10 years after the last date the U.S. corporation's properties were acquired, will be no less than that person's "inversion gain" for that taxable year. A person's inversion gain includes gain from the transfer of shares or any other property (other than property held for sale to customers) and income from the license of any property that is either transferred or licensed as part of the acquisition, or after the acquisition if the transfer or license is to a non-U.S. related person. In general, the effect of this provision is to deny the use of net operating losses, foreign tax credits or other tax attributes to offset the inversion gain.

        Based on the terms of the mergers with Terrapin, the rules for determining share ownership under Section 7874 and the Treasury regulations promulgated thereunder (including the Temporary Section 7874 Regulations) and based upon certain factual assumptions, we believe that the Section 7874 ownership percentage of the former Terrapin stockholders in our company should be less than 60% and accordingly the limitations and other rules described above are not expected to apply to Terrapin after the mergers with Terrapin. In addition, as discussed above under "—Tax Residence of Yatra for U.S. Federal Income Tax Purposes," the rules for determining ownership under Section 7874 are complex, unclear and the subject of recent and ongoing regulatory change and there can be no assurance that the IRS would not assert that the 60% ownership test is met with respect to the mergers with Terrapin and that accordingly the foregoing limitations and rules would apply or that such an assertion would not be sustained by a court.

        If the IRS were to successfully assert that the 60% ownership test has been met, the ability of Terrapin and its U.S. affiliates to utilize certain U.S. tax attributes against income or gain recognized pursuant to certain transactions may be limited. However, as a blank check company, whose assets were primarily comprised of cash and cash equivalents, it is not expected that Terrapin would have a significant amount of inversion gain. Accordingly, even if the 60% ownership test were satisfied, the effect of the resulting limitations on the use of net operating losses and tax attributes would not be expected to be material.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of Ordinary Shares of Yatra

U.S. Holders

Distributions on our Ordinary Shares

        Subject to the discussion below under "—Passive Foreign Investment Company Status," the gross amount of any distribution on our ordinary shares that is made out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. holder's tax basis in our ordinary shares, and thereafter as capital gain recognized on a sale or exchange.

        Dividends received by non-corporate U.S. holders (including individuals) from a "qualified foreign corporation" may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on the NASDAQ (where our ordinary shares are currently listed) will be considered readily tradable on an established securities market in the United States. There can be no assurance that our ordinary shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as "investment income" pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. We will not constitute a qualified foreign corporation for purposes of these rules if we are a passive foreign investment company (a "PFIC") for the taxable year in which we pay a dividend or for the preceding taxable year. See "—Passive Foreign Investment Company Status."

        Subject to certain conditions and limitations, withholding taxes, if any, on dividends paid by us may be treated as foreign taxes eligible for credit against a U.S. holder's U.S. federal income tax liability under the U.S. foreign tax credit rules. For purposes of calculating the U.S. foreign tax credit, dividends paid on our ordinary shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex. U.S. holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under their particular circumstances.

Sale, Exchange, Redemption or Other Taxable Disposition of Our Ordinary Shares

        Subject to the discussion below under "—Passive Foreign Investment Company Status," a U.S. holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of our ordinary shares in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder's adjusted tax basis in such shares. Any gain or loss recognized by a U.S. holder on a taxable disposition of our ordinary shares generally will be capital gain or loss and will be long-term capital gain or loss if the holder's holding period in such shares exceeds one year at the time of the disposition. Preferential tax rates may apply to long-term capital gains of non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder on the sale or exchange of our ordinary shares generally will be treated as U.S. source gain or loss.

        It is possible that India may impose an income tax upon sale of our ordinary shares. Because gains generally will be treated as U.S. source gain, as a result of the U.S. foreign tax credit limitation, any Indian income tax imposed upon capital gains in respect of our ordinary shares may not be currently creditable unless a U.S. holder has other foreign source income for the year in the appropriate U.S. foreign tax credit limitation basket. U.S. holders should consult their tax advisors regarding the application of Indian taxes to a disposition of our ordinary shares and their ability to credit an Indian tax against their U.S. federal income tax liability.

Characterization as a "Controlled Foreign Corporation" for U.S. Federal Income Tax Purposes

        There is a possibility that we will be classified as a "controlled foreign corporation" (a "CFC"), for U.S. federal income tax purposes. We will generally be classified as a CFC if more than 50% of our outstanding shares, measured by reference to voting power or value, are owned (directly, indirectly or by attribution) by "10% U.S. Shareholders." For this purpose, a "10% U.S. Shareholder" is any U.S. person that owns directly, indirectly or by attribution, 10% or more of the voting power or value of our outstanding ordinary shares. In addition, recent changes to the attribution rules relating to the determination of CFC status may make it difficult to determine our CFC status for any taxable year. If we were to be classified as a CFC, a 10% U.S. Shareholder may be subject to U.S. federal income taxation at ordinary income tax rates on all or a portion of our undistributed earnings and profits attributable even if the CFC has made no distributions to its shareholders, including "Subpart F income," global intangible low-taxed income and certain other income generated by the CFC, and may also be subject to U.S. federal income taxation at ordinary income tax rates on any gain realized on a sale of ordinary shares, to the extent of the current and accumulated earnings and profits of our company attributable to such shares. The CFC rules are complex and U.S. holders that are, or may be, 10% U.S. Shareholders are urged to consult their own tax advisors regarding the possible application of the CFC rules to them in their particular circumstances. It is not expected that we will be classified as a CFC, and the remainder of this discussion assumes that we will not be classified as a CFC for U.S. federal income tax purposes but no assurances can be offered in this regard.

Passive Foreign Investment Company Status

        The treatment of U.S. holders of our ordinary shares could be materially different from that described above, if we are treated as a passive foreign investment company (a "PFIC") for U.S. federal income tax purposes.

        A non-U.S. corporation, such as Yatra Online, Inc., will be a PFIC for U.S. federal income tax purposes for any taxable year in which, after the application of certain look-through rules either: (i) 75% or more of its gross income for such taxable year is passive income, or (ii) 50% or more of the total value of its assets (based on an average of the quarterly values of the assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether we are a PFIC is based upon the composition of our income and assets, (including, among others, corporations in which we own at least a 25% interest), and the nature of our activities.

        Based on the projected composition of its income and assets, including goodwill, it is not expected that we will be a PFIC for this taxable year or in the foreseeable future. The tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to predict accurately future income and assets relevant to this determination. The fair market value of the assets of our company is expected to depend, in part, upon (a) the market value of our ordinary shares, and (b) the composition of our assets and income. A decrease in the market value of our ordinary shares and/or an increase in cash or other passive assets would increase the relative percentage of its passive assets. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, the IRS may assert that, contrary to expectations, we are a PFIC for this taxable year or in a future year. Accordingly, there can no assurance that we will not be a PFIC for this taxable year or any future taxable year.

        If we are or become a PFIC during any year in which a U.S. holder holds our ordinary shares, unless the U.S. holder makes a qualified electing fund (QEF) election or mark-to-market election with respect to the shares, as described below, a U.S. holder generally would be subject to additional taxes (including taxation at ordinary income rates and an interest charge) on any gain realized from a sale or other disposition of our ordinary shares and on any "excess distributions" received from us, regardless of whether we qualify as a PFIC in the year in which such distribution is received or gain is realized. For this purpose, a pledge of our ordinary shares as security for a loan may be treated as a disposition. The U.S. holder would be treated as receiving an excess distribution in a taxable year to the extent that distributions on the shares during that year exceed 125% of the average amount of distributions received during the three preceding taxable years (or, if shorter, the U.S. holder's holding period). To compute the tax on excess distributions or on any gain, (i) the excess distribution or gain would be allocated ratably over the U.S. holder's holding period, (ii) the amount allocated to the current taxable year and any year before the first taxable year for which we were a PFIC would be taxed as ordinary income in the current year, and (iii) the amount allocated to other taxable years would be taxed at the highest applicable marginal rate in effect for each such year (i.e., at ordinary income tax rates) and an interest charge would be imposed to recover the deemed benefit from the deferred payment of the tax attributable to each such prior year.

        If we were to be treated as a PFIC, a U.S. holder may avoid the excess distribution rules described above by electing to treat our company (for the first taxable year in which the U.S. holder owns any shares) and any lower-tier PFIC (for the first taxable year in which the U.S. holder is treated as owning an equity interest in such lower-tier PFIC) as a QEF. If a U.S. holder makes an effective QEF election with respect to our company (and any lower-tier PFIC), the U.S. holder will be required to include in gross income each year, whether or not we make distributions, as capital gains, our pro rata share's (and such lower-tier PFIC's) net capital gains and, as ordinary income, our pro rata share's (and such lower-tier PFIC's) net earnings in excess of its net capital gains. U.S. holders can make a QEF election only if we (and each lower-tier PFIC) provide certain information, including the amount of its ordinary earnings and net capital gains determined under U.S. tax principles. We will make commercially reasonable efforts to provide U.S. holders with this information if we determine that we are a PFIC.

        As an alternative to making a QEF election, a U.S. holder may also be able to avoid some of the adverse U.S. tax consequences of PFIC status by making an election to mark the ordinary shares to market annually. A U.S. holder may elect to mark-to-market the ordinary shares only if they are "marketable stock." The ordinary shares will be treated as "marketable stock" if they are regularly traded on a "qualified exchange." The ordinary shares are listed on the NASDAQ, which should be a qualified exchange for this purpose. The ordinary shares will be treated as regularly traded in any calendar year in which more than a de minimis quantity of the ordinary shares are traded on at least 15 days during each calendar quarter. There can be no certainly that the ordinary shares will be sufficiently traded such as to be treated as regularly traded.

        U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of the PFIC rules. If we are treated as a PFIC, each U.S. holder generally will be required to file a separate annual information return with the IRS with respect to our company and any lower-tier PFICs.

Medicare Surtax on Net Investment Income

        Non-corporate U.S. holders whose income exceeds certain thresholds generally will be subject to 3.8% surtax on their "net investment income" (which generally includes, among other things, dividends on, and capital gain from the sale or other taxable disposition of, our ordinary shares). Non-corporate U.S. holders should consult their own tax advisors regarding the possible effect of such tax on their ownership and disposition of our ordinary shares.

Additional Reporting Requirements

        Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to our ordinary shares, subject to certain exceptions (including an exception for our ordinary shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold our ordinary shares. Substantial penalties apply to any failure to file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not willful neglect. Also, in the event a U.S. holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. holder for the related taxable year may not close before the date which is three years after the date on which the required information is filed. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of our ordinary shares.

Non-U.S. Holders

        In general, a non-U.S. holder of our ordinary shares will not be subject to U.S. federal income tax or, subject to the discussion below under "—Information Reporting and Backup Withholding," U.S. federal withholding tax on any dividends received on our ordinary shares or any gain recognized on a sale or other disposition of our ordinary shares (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder's ordinary shares) unless:

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  the dividend or gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; or

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  in the case of gain only, the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.

        A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Foreign Account Tax Compliance Act

        The United States Foreign Account Tax Compliance Act, or FATCA, imposes a reporting regime and, potentially, a 30% withholding tax on certain payments made to certain non-US financial institutions that fail to comply with certain information-reporting, account identification, withholding, certification and other FATCA-related requirements in respect of their direct and indirect United States shareholders and/or United States accountholders. To avoid becoming subject to FATCA withholding, we may be required to report information to the IRS regarding the holders of our common shares and to withhold on a portion of payments with respect to our common shares to certain holders that fail to comply with the relevant information reporting requirements (or that hold our common shares directly or indirectly through certain non-compliant intermediaries). This withholding tax made with respect to our common shares will not apply to payments before January 1, 2019. An intergovernmental agreement between the United States and another country may also modify these requirements. FATCA is particularly complex and its application is uncertain at this time. Holders of our common shares should consult their own tax advisors to obtain a more detailed explanation of FATCA and to learn how FATCA might affect each holder in its particular circumstances.

Information Reporting and Backup Withholding

        In general, information reporting requirements may apply to dividends received by U.S. holders of our ordinary shares, and the proceeds received on the disposition of our ordinary shares effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding (currently at a rate of 24%) may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder's broker) or is otherwise subject to backup withholding. Proceeds from the sale, exchange, redemption or other disposition of our ordinary shares may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

        Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their ordinary shares, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to our ordinary shares and proceeds from the sale or other disposition of our ordinary shares received in the United States by a non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the holder's U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

        The preceding discussion is not tax advice. Each prospective investor should consult the prospective investor's own tax advisor regarding the particular U.S. federal, state, and local and non-U.S. tax consequences of the ownership and disposition of our ordinary shares, including the consequences of any proposed change in applicable laws.

MATERIAL INDIAN TAX CONSEQUENCES

        The following is a general discussion of material Indian tax consequences of ownership and disposition of our registered ordinary shares for investors who are not residents in India as per the (Indian) Income Tax Act, 1961, as amended, or the IT Act. This discussion is based on the provisions of the IT Act as are in force as of the date of this prospectus supplement and interpretations thereof as pronounced in judicial precedents and is subject to change.

        Also, as mentioned above, the Indian tax consequences summarized below are from the perspective of investors who are non-residents in Indian per the provisions of IT Act. Investors who qualify as residents in India shall remain liable for Indian taxes in respect of their global income.

        THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL INDIAN TAX CONSEQUENCES IN RELATION TO THE OWNERSHIP AND DISPOSAL OF OUR ORDINARY SHARES. FURTHER, THE DISCUSSION BELOW PROVIDES A SUMMARY OF THE TAX CONSEQUENCES UNDER THE IT ACT, AND INVESTORS MAY BE ENTITLED TO A MORE BENEFICIAL TAX TREATMENT UNDER TAX TREATIES THAT INDIA MAY HAVE ENTERED INTO WITH COUNTRIES OF RESIDENCE OF INDIVIDUAL INVESTORS.

        WHILST IT IS BELIEVED THAT THE DISCUSSION BELOW REPRESENTS A REASONABLE INTERPRETATION OF THE RELEVANT PROVISIONS OF THE IT ACT, THERE CAN BE NO ASSURANCE (ESPECIALLY IN VIEW OF FACTS SPECIFIC TO A PARTICULAR INVESTOR) THAT THE REVENUE AUTHORITIES MAY AGREE WITH SUCH INTERPRETATIONS.

        INVESTORS SHOULD THEREFORE CONSULT THEIR OWN TAX ADVISORS ON THE INDIAN TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSAL OF OUR ORDINARY SHARES UNDER INDIAN LAW, INCLUDING SPECIFICALLY CONSIDERING THE PROVISIONS OF TAX TREATY BETWEEN INDIA AND THEIR COUNTRY OF RESIDENCE.

Investors May be Subject to Indian Taxes on Income Arising Through the Sale of Our Ordinary Shares

        Amendments introduced in 2012 to the IT Act, provided that income arising directly or indirectly through the sale of a capital asset being any share or interest in a company incorporated outside of India, will be subject to tax in India if such share or interest directly or indirectly derives its value substantially from assets located in India, irrespective of whether the seller of such shares has a residence, place of business, business connection, or any other presence in India (see Explanation 5 to section 9(1)(i) of the IT Act). Through amendments introduced in 2015, it has been provided that a share or an interest in an entity is said to derive its value substantially from assets located in India when the following two conditions are satisfied: (i) the value of the assets located in India owned directly or indirectly by an entity whose shares or interest are transferred exceeds INR 100 million and (ii) the value of assets located in India is at least 50% of the value of all assets owned by the entity whose shares or interest are the subject matter of transfer (see Explanation 6 to section 9(1)(i) of the IT Act). The value of the assets is computed on a fair value basis as per a specific method prescribed under the Income Tax Rules, 1962 (Rule 11UB). In case taxability is triggered under the aforesaid provisions, capital gains proportionate to the fair value of the Indian assets contributing in the value of the foreign entity whose shares are transferred are regarded as taxable in India. The manner of computing capital gains in such a scenario has been prescribed in the Income Tax Rules, 1962 (Rule 11UC).

        As of the date of this prospectus supplement, our ordinary shares and warrants derive their value substantially from assets located in India, as defined under the IT Act. Hence, investors may be subject to Indian taxes on the income arising from the transfer of our ordinary shares/warrants subject to the provisions of respective tax treaties that India has entered into with their country of residence. The income shall be taxable as capital gains, which shall be computed as per the provisions of the IT Act.

        However, the IT Act also contains an exemption with respect to alienation of shares by a transferor-investor, whose voting rights or share capital, either individually or along with its Associated Enterprises (as defined in the IT Act) at any time during the 12-month period preceding the date of sale does not exceed five percent of the total voting rights or share capital in the company, provided such transferor-investor is not vested with rights of management or control in any other form.

Provisions Relating to Long Term Capital Gains and Short Term Capital Gains

        Gains arising from transfer of capital asset are charged to tax under the heading "capital gains." A capital asset may either be a short-term or long-term capital asset, depending on the period of its holding.

        Gains arising from a short-term capital asset are short-term capital gains and gains arising from long-term capital asset are long-term capital gains.

Short-term capital gains:

        Shares which are not listed on a recognized stock exchange in India are regarded as short-term capital assets, if such shares are held for not more than two years immediately preceding the date of transfer (see section 2(42A) of the IT Act). Gains arising from the transfer of a short-term capital asset are taxed as short-term capital gains.

        The rate of tax for short-term capital gains for a foreign company is 40% (plus applicable surcharge and cess) subject to the applicable tax treaty benefit.

        For assessees other than foreign companies, the short-term capital gains are taxable at applicable slab rates as prescribed for the financial year.

Long-term capital gains:

        Shares which are not listed on a recognized stock exchange in India are regarded as long-term capital assets, if such shares are held for more than two years immediately preceding the date of transfer (see section 2(29A) of the IT Act). Gains arising from the transfer of a long-term capital asset are taxed as long-term capital gains.

        The rate of tax for long-term capital gains as per section 112(1)(c)(iii) of the IT Act is 10% (plus applicable surcharge and cess) subject to the applicable tax treaty benefit.

Carry Forward and Set Off Capital Loss

        The losses arising from a transfer of a capital asset in India can only be set off against capital gains and not against any other income in accordance with the IT Act.

        A long-term capital loss may be set off only against a long-term capital gain. A short-term capital loss may be set off against a short-term capital gain or long-term capital gain (see section 74 of the IT Act).

        To the extent that the losses are not absorbed in the year of transfer, they may be carried forward for a period of eight years immediately succeeding the year for which the loss was first computed and may be set off against the capital gains assessable for such subsequent years (see section 74 of the IT Act).

        In order to get the benefit of set-off of the capital losses in this manner, the non-resident investor must file appropriate and timely tax returns in India and undergo the usual assessment procedures.

Withholding Tax Obligation on the Purchaser of Our Securities

        As per section 195 of the IT Act, every person making any payment to a non-resident, which is chargeable to tax in India is required to deduct tax at the appropriate rates at the time of payment or at the time of credit, whichever is earlier. Therefore, a payer would be required to deduct tax on payments at the rates in force in India or as per the applicable tax treaty, if the said sum is chargeable to tax in India.

        Accordingly, any person responsible for making payment on purchase of our ordinary shares/warrants from an existing non-resident investor shall be liable to withhold taxes at source if the transferor is liable for Indian taxes on account of the transfer. It is pertinent to note that the payer has an obligation to withhold taxes only when the capital gains arising on transfer of our ordinary shares/warrants is chargeable to tax in India. Further, in case benefit of a tax treaty is taken into account by the non-resident transferor, then the Indian law prescribes documentation which the payer should maintain while withholding taxes.

 UNDERWRITING

        Citigroup Global Markets Inc., or Citigroup, and Jefferies LLC, or Jefferies, are acting as joint book-running managers of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of ordinary shares set forth opposite the underwriter's name.

Underwriter	Number of Ordinary Shares
Citigroup Global Markets Inc.
Jefferies LLC
Total

        The underwriting agreement provides that the obligations of the underwriters to purchase the ordinary shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the ordinary shares (other than those covered by the underwriters' option to purchase additional ordinary shares described below) if they purchase any of the ordinary shares.

        Ordinary shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount from the public offering price not to exceed $            per ordinary share. If all the ordinary shares are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

        If the underwriters sell more ordinary shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to                    additional ordinary shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional ordinary shares approximately proportionate to that underwriter's initial purchase commitment as set forth in the table above. Any ordinary shares issued or sold under the option will be issued and sold on the same terms and conditions as the other ordinary shares that are the subject of this offering.

        We and our directors and executive officers have agreed that, for a period of 90 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Citigroup and Jefferies, dispose of or hedge any ordinary shares or any securities convertible into or exchangeable for our ordinary shares. Citigroup and Jefferies in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

        The lock-up agreements are subject to certain exceptions, including for (1) transactions relating to ordinary shares or other securities acquired in this offering or in open market transactions after the completion of the offering, (2) transfers by holders of our ordinary shares as a bona fide gift or charitable contribution, (3) certain option and warrant exercises and dispositions deemed to occur on a cashless or net exercise purposes, (4) transfers to immediately family members, (5) transfers by will or intestate succession, (6) transfers pursuant to a divorce settlement, (7) transfers to certain affiliates, (8) the establishment of a trading plan pursuant to 10b-5 under the Exchange Act and (9) an exception to sell shares to cover tax liabilities.

        Our ordinary shares are listed on the Nasdaq Capital Market under the symbol "YTRA".

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' overallotment option.

	No Exercise	Full Exercise
Per ordinary share	$	$
Total	$	$

        We estimate that our portion of the total expenses of this offering will be $            .

        We retained Macquarie Capital (USA) Inc. ("Macquarie") to act as our financial advisor in connection with this offering for which we will pay an advisory fee. The expenses of this offering include the advisory fee to be paid to Macquarie. Macquarie will not underwrite or purchase any of the securities in this offering. Macquarie will not solicit any purchasers for this offering.

        In connection with the offering, the underwriters may purchase and sell ordinary shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters' option to purchase additional ordinary shares, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of ordinary shares than they are required to purchase in the offering.

  •
  "Covered" short sales are sales of ordinary shares in an amount up to the number of ordinary shares represented by the underwriters' option to purchase additional ordinary shares.

  •
  "Naked" short sales are sales of ordinary shares in an amount in excess of the number of ordinary shares represented by the underwriters' option to purchase additional ordinary shares.

  •
  Covering transactions involve purchases of ordinary shares either pursuant to the underwriters' option to purchase additional ordinary shares or in the open market in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  To close a covered short position, the underwriters must purchase ordinary shares in the open market or must exercise the option to purchase additional ordinary shares. In determining the source of ordinary shares to close the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the underwriters' option to purchase additional ordinary shares.

  •
  Stabilizing transactions involve bids to purchase ordinary shares so long as the stabilizing bids do not exceed a specified maximum.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ordinary shares. They may also cause the price of the ordinary shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        In addition, in connection with this offering, some of the underwriters (and selling group members) may engage in passive market making transactions in the ordinary shares on the Nasdaq Capital Market, prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the Nasdaq Capital Market no higher than the bid prices of independent market makers and making purchases at prices no higher than those independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the ordinary shares during a specified period and must be discontinued when that limit is reached. Passive market making may cause the price of the ordinary shares to be higher than the price that otherwise would exist in the open market in the absence of those transactions. If the underwriters commence passive market making transactions, they may discontinue them at any time.

Conflicts of Interest

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of the ordinary shares described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  •
  to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in each relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

        The sellers of the ordinary shares have not authorized and do not authorize the making of any offer of the shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the ordinary shares as contemplated in this prospectus. Accordingly, no purchaser of the ordinary shares, other than the underwriters, is authorized to make any further offer of the ordinary shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "relevant person"). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

        Neither this prospectus supplement nor any other offering material relating to the ordinary shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the ordinary shares has been or will be:

  •
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  •
  used in connection with any offer for subscription or sale of the ordinary shares to the public in France.

        Such offers, sales and distributions will be made in France only:

  •
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  •
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  •
  in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The ordinary shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

        The ordinary shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The ordinary shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

 LEGAL MATTERS

        Certain legal matters relating to the ordinary shares offered hereby will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts. The validity of the ordinary shares offered by this prospectus supplement and certain legal matters as to Cayman Islands law will be passed upon by Maples and Calder, Cayman Islands. Wilson Sonsini Goodrich & Rosati, P.C., New York, New York, is representing the underwriters in connection with this offering. Goodwin Procter LLP and Wilson Sonsini Goodrich & Rosati, P.C. may rely on Maples and Calder with respect to matters governed by Cayman Islands law.

EXPERTS

        The consolidated financial statements of Yatra Online, Inc. appearing in Yatra Online, Inc.'s Annual Report (Form 20-F) for the year ended March 31, 2017, and Form 6-K dated June 11, 2018 for the year ended March 31, 2018 have been audited by Ernst & Young Associates LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Yatra Online, Inc.

Ordinary Shares
Preference Shares
Debt Securities
Warrants
Units

        From time to time, we may offer up to $100,000,000 of any combination of the securities described in this prospectus, either individually or in units. Each time we offer securities, we will provide the specific terms of the securities offered in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

        The securities offered by this prospectus may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. We will set forth the names of any underwriters or agents and any applicable fees, commissions, discounts and over-allotments in an accompanying prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution" in this prospectus and in the applicable prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

        We are an exempted company incorporated under the laws of the Cayman Islands. Our ordinary shares, par value $0.0001 per share, are currently listed on the NASDAQ Capital Market (the "NASDAQ") under the symbol "YTRA." On May 3, 2018, the closing price for the ordinary shares on the NASDAQ was $7.64 per ordinary share. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the NASDAQ or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

        We are an "emerging growth company" as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, will be subject to reduced public company reporting requirements.

        Investing in our securities involves risk. You should review carefully the risks and uncertainties referenced under the heading "Risk Factors" on page 6 of this prospectus as well as those contained in the applicable prospectus supplement and any related free writing prospectus, and in the other documents that are incorporated by reference into this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 24, 2018.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, we may offer ordinary shares, preference shares, various series of debt securities, and/or warrants to purchase ordinary shares, preference shares and debt securities, either individually or in units, in one or more offerings, up to a total dollar amount of $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the specific terms of the offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Each such prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the headings "Where You Can Find More Information" and "Incorporation of Certain Information by Reference," including the risks referred to under the heading "Risk Factors" in this prospectus, in the applicable prospectus supplement and any related free writing prospectus, and in the other documents that are incorporated by reference into this prospectus, before buying any of the securities being offered."

        You should rely only on the information contained in or incorporated by reference in this prospectus, any applicable prospectus, any supplement or amendment to this prospectus or any related free writing prospectus prepared by or on our behalf. We have not authorized any other person to provide you with different or additional information. We take no responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus, any applicable prospectus, any supplement or amendment or any related free writing prospectus is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security, unless we indicate otherwise. Our business, financial condition, results of operations and/or prospects may have changed since those dates.

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading "Where You Can Find More Information."

        Except as otherwise set forth in this prospectus, we have not taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

ii

 PRESENTATION OF FINANCIAL AND OTHER INFORMATION

        In this prospectus, references to "U.S.," the "United States" or "USA" are to the United States of America, its territories and its possessions. References to "India" are to the Republic of India. References to "$", "US$", "USD" and "U.S. dollars" are to the lawful currency of the United States of America, and references to "Rs." "INR" and "rupee" each refer to the Indian rupee, the official currency of the Republic of India.

        The data provided herein expressed in Indian rupees per U.S. dollar is based on the noon buying rate in The City of New York for cable transfers of Indian rupees as certified for customs purposes by the Federal Reserve Bank of New York. On April 27, 2018, the exchange rate between the U.S. dollar and the Indian rupee expressed in Indian rupees per U.S. dollar was $1.00 = Rs. 66.68. We make no representation that the Indian Rupee amounts represent U.S. dollar amounts or have been, could have been or could be converted into US dollars at such rates or any other rates.

iii

 PROSPECTUS SUMMARY

        This summary provides a brief overview of key aspects of Yatra Online, Inc. and certain material terms of the securities that may be offered that are known as of the date of this prospectus. This summary does not contain all of the information you should consider before investing in our ordinary shares. Before making an investment decision, you should read carefully the risks described under "Risk Factors" in our most recent Annual Report on Form 20-F, or any updates in our reports on Form 6-K, together with all of the other information appearing in, or incorporated by reference into, this prospectus, the applicable prospectus supplement and any related free writing prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Information By Reference" for information about us, including our financial statements. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See "Cautionary Note Regarding Forward-Looking Statements" for more information.

        As used in this prospectus, unless the context otherwise requires or indicates, references to "we," "us," "our," "company" and "Yatra" refer to Yatra Online, Inc. and its consolidated subsidiaries.

Our Company

        Yatra is a leading online travel company in India, addressing the needs of both leisure and business travelers. Founded by Dhruv Shringi, Manish Amin, and Sabina Chopra, we commenced operations with the launch of our website in August 2006. We believe Yatra is India's largest independent corporate travel services provider and the second largest consumer online travel company in India (based on management's analysis of publicly available information), with approximately 7.4 million travelers that have booked their travel through us as of December 31, 2017.

        Leisure and business travelers use our mobile applications, our website, www.yatra.com, and our other offerings and services to explore, research, compare prices and book a wide range of travel-related services. These services include domestic and international air ticketing on nearly all Indian and international airlines, as well as bus ticketing, rail ticketing, cab bookings and ancillary services within India. We also provide access through our platform to hotels, homestays and other accommodations, holiday packages and other activities such as tours, sightseeing, shows, and events.

        Our business is based on a single technology platform that serves our customers through multiple mobile applications as well as our website. Our single platform approach provides us with a scalable, comprehensive and consistent user experience across each of our three go-to-market channels. We believe that this approach drives user familiarity with our service and encourages repeat use by our customers, which further enhances customer loyalty for our business. In addition, we operate our eCash loyalty program that enables travelers that book through our platform to accumulate and redeem points.

        We are rapidly moving towards a "Mobile First" business and have experienced rapid user growth on our platform with mobile being the primary channel for customers to engage with us. To further accelerate our mobile strategy, we have entered into a strategic relationship with Reliance Retail Ltd., an affiliate of Reliance Industries Limited which is one of India's largest conglomerates, pursuant to which Reliance Jio has agreed to pre-install the Yatra mobile app on its phones in connection with its launch of one of India's largest 4G mobile networks.

        India is one of the world's largest and fastest growing economies, with a large middle class that is benefiting from increasing disposable income and a growing adoption of mobile Internet access. In order to effectively grow our business and serve the various segments of India's growing middle class, we operate through three go-to-market channels: B2C (business to consumer), B2E (business to enterprise) and B2B2C (business to business to consumer). By using a common technology platform, we believe we are able to effectively target India's educated urban consumers and have multiple points of contact for marketing additional services to existing customers.

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  Our consumer, or B2C, offerings are provided directly to consumers through our apps and website.

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  Our corporate, or B2E, offerings are provided to our customers through a self-booking tool as well as site support with staff for query handling and execution. Our portfolio of business customers includes leading organizations from India that employ approximately 4 million people.

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  Our trade, or B2B2C, offerings address the needs of a large and fragmented market of travel agents providing access to over 19,000 registered agents across India, and particularly in smaller markets (which we refer to herein as Tier 2 and Tier 3 cities or markets) where Internet penetration has traditionally been lower and where cash payments are still the predominant form of travel purchasing.

        We believe that our broad and diverse offerings provide us with considerable cross-selling opportunities across our go-to-market channels, each of which has experienced strong growth in gross bookings. Using our common technology platform, business customers, who are introduced to our platform through their employers, are able to explore and book their leisure travel, and our eCash program rewards and incentivizes them for doing so. We believe that these aspects of our platform and the high number of repeat visitors and repeat transactions provide us with a cost effective way to grow our business while providing a high quality service to our customers.

        We are a Cayman Islands exempted company with operations primarily in India. We were incorporated as an exempted company with limited liability on December 15, 2005 and subsequently became a public company upon the consummation of the Business Combination, as described below. Our registered office is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our principal executive office is located at 1101-03, 11th Floor, Tower-B, Unitech Cyber Park, Sector 39, Gurgaon, Haryana 122002, India, and our telephone number at this office is (+91-124) 339-5500. Our principal website address is www.yatra.com and our other main website is www.travelguru.com. We do not incorporate the information contained on, or accessible through, our websites into this prospectus, and you should not consider it a part of this prospectus. Our agent for service of process in the United States is Puglisi & Associates located at 850 Library Avenue, Suite 204, Newark, Delaware 19715.

        In July 2016, we entered into a business combination (the "Business Combination") with NASDAQ listed Terrapin 3, a special purpose acquisition company formed for the purpose of effecting a merger, acquisition, or similar business combination. Terrapin 3 raised INR 14,111 million in its IPO in July 2014. Subsequently Terrapin 3 was restructured by formation of TRTL parent and TRTL subsidiary (collectively referred to as "TRTL"). On December 16, 2016, the Business Combination was completed pursuant to the terms of the Amended and Restated Business Combination Agreement, dated as of September 28, 2016 (the "Business Combination Agreement"), and consequently TRTL parent merged with and into us. Pursuant to the Business Combination Agreement, holders of shares of TRTL's Class A common stock received ordinary shares of Yatra in exchange for their shares of TRTL's Class A common stock on a one-for-one basis; holders of shares of TRTL's Class F common stock received one of our Class F shares, which have no economic rights but have a voting right similar to that of ordinary shares, for each share of TRTL's Class F common stock and each of TRTL's outstanding warrants ceased to represent a right to acquire shares of TRTL's Class A common stock and instead represents the right to acquire the same number of our ordinary shares, at the same exercise price and on the same terms as in effect immediately prior to the closing of the Business Combination.

        On August 4, 2017, we, through our subsidiary, Yatra Online Private Limited, or Yatra Limited, acquired a majority of the outstanding shares of Air Travel Bureau Limited ("ATB"), pursuant to a share purchase agreement (the "ATB Purchase Agreement") for an upfront payment of approximately INR 510 million. The acquisition of the balance of ATB's outstanding shares is expected to occur in the second quarter of the 2018 calendar year, subject to other customary closing conditions. Based on the terms of the ATB Purchase Agreement and management estimates, we expect the total purchase price to be between INR 1,469 million to INR 1,796 million. The acquisition of the remaining ATB shares will be financed through a combination of cash and borrowings under our debt facility. ATB is India's largest independent corporate travel services provider, with a diverse client base of over large and medium sized businesses across India.

The Securities We May Offer

        We may offer ordinary shares, preference shares, various series of debt securities, as either senior or subordinated debt or as senior or subordinated convertible debt, and/or warrants to purchase ordinary shares, preference shares and debt securities, either individually or in units, with a total value of up to $100,000,000 from time to time under this prospectus at prices and on terms to be determined at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

        The applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

        We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:

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  the name or names of the underwriters, if any;

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  purchase price of the securities and the proceeds we will receive from the sale;

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  any over-allotment options under which underwriters may purchase additional securities;

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  any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

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  any public offering price;

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  any discounts or concessions allowed or re-allowed or paid to dealers; and

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  any securities exchange or market on which the securities may be listed.

        Ordinary Shares.    We may issue ordinary shares from time to time. Each shareholder is entitled to one vote for each fully paid ordinary share for which such shareholder is a registered holder. Holders of our ordinary shares do not have cumulative voting rights in the election of directors. Subject to the preferences that may be applicable to any then issued and outstanding preference shares, holders of our ordinary shares are entitled to such dividends as may be declared by our Board of Directors subject to the Companies Law and to our Articles of Association. Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor. On a winding up of our company, assets will generally be distributed so that, as nearly as may be, the losses and surpluses are borne by our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise.

        Preference Shares.    We may issue preference shares from time to time, in one or more series. Our Board of Directors will determine the designations, rights and preferences of the shares of each series, and any qualifications, limitations or restrictions thereon, including with respect to dividend rights, liquidation rights, conversion rights, or voting or other rights and the number of shares constituting any series or the designation of any series. The material terms of any series of preference shares that we offer, together with any applicable material United States federal income or Cayman Islands or Indian tax considerations relating to such preference shares, will be described in a prospectus supplement. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the particular series of preference shares being offered, as well as the complete certificate of designations that contains the terms of the applicable series of preference shares. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designations that describes the terms of the series of preference shares we are offering before the issuance of that series of preference shares.

        Debt Securities.    We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the particular series of debt securities being offered, as well as the complete indenture that contains the terms of the debt securities. The applicable prospectus supplement and any free writing prospectus, as applicable, may add, update or change the terms of the debt securities contained in this prospectus. We will file as exhibits to the registration statement of which this prospectus is a part, the form of indenture and any supplemental agreements that describe the terms of the series of debt securities we are offering before the issuance of the related series of debt securities.

        We may evidence each series of debt securities by indentures we will issue. Debt securities may be issued under an indenture that we enter into with a trustee. We will indicate the name and address of the trustee, if applicable, in the prospectus supplement relating to the particular series of debt securities being offered.

        Warrants.    We may issue warrants from time to time for the purchase of ordinary shares, preference shares and/or debt securities. We may issue warrants independently or together with ordinary shares, preference shares, and/or debt securities, and the warrants may be attached to or separate from these securities. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the particular series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. Forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

        We will evidence each series of warrants by warrant certificates that we will issue. Warrants may be issued under an applicable warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if applicable, in the prospectus supplement relating to the particular series of warrants being offered.

        Units.    We may issue units from time to time, in one or more series, consisting of ordinary shares, preference shares, debt securities or warrants for the purchase of ordinary shares, preference shares and/or debt securities in any combination. In this prospectus, we have summarized certain general features of the units. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of units being offered, as well as the complete unit agreement that contains the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

        We will evidence each series of units by unit certificates that we will issue. Units may be issued under a unit agreement that we enter into with a unit agent. We will indicate the name and address of the unit agent, if applicable, in the prospectus supplement relating to the particular series of units being offered.

RISK FACTORS

        An investment in our ordinary shares carries a significant degree of risk. You should carefully consider the risks described under "Risk Factors" in our most recent Annual Report on Form 20-F, or any updates in our reports on Form 6-K, together with all of the other information appearing in, or incorporated by reference into, this prospectus and any applicable prospectus supplement, before you decide to purchase our ordinary shares. Additional risks and uncertainties of which we are not presently aware or that we currently deem immaterial could also affect our business operations and financial condition. If any of these risks actually occur, our business, financial condition, results of operations or prospects could be materially affected. As a result, the trading price of our ordinary shares could decline and you could lose part or all of your investment. See the sections of this prospectus entitled "Where You Can Find More Information" and "Incorporation of Certain Information By Reference."

 CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in this prospectus and the documents incorporated or deemed to be incorporated by reference herein constitute forward-looking statements that do not directly or exclusively relate to historical facts. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements are often, but not always, made through the use of words or phrases such as "believe," "anticipate," "could," "may," "would," "should," "intend," "plan," "potential," "predict," "will," "expect," "estimate," "project," "positioned," "strategy," "outlook" and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following:

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  our future financial performance, including our revenue, cost of revenue, operating expenses and our ability to achieve and maintain profitability;

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  our ability to generate positive cash flow and the sufficiency of our operating cash flow to meet our liquidity needs;

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  our expectations regarding the development of our industry and the competitive environment in which we operate;

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  our ability to realize the anticipated benefits of the Business Combination with Terrapin and the acquisition of ATB;

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  our ability to increase the number of visits to our search platform and referrals to our advertisers;

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  our ability to maintain and/or expand relationships with, and develop new relationships with, travel companies and travel research companies as well as online travel agents;

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  the growth in the usage of mobile devices and our ability to successfully monetize this usage;

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  our ability to successfully implement our growth strategy;

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  our ability to maintain and increase our brand awareness;

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  our reliance on search engines, which may change their algorithms;

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  the ability to adapt services to changes in technology or the marketplace;

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  our ability to attract, train and retain executives and other qualified employees;

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  increasing competition in the Indian travel industry;

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  risks associated with online commerce security;

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  geopolitical risk and changes in applicable laws and regulations;

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  political and economic stability in and around India and other key travel destinations;

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  litigation and regulatory enforcement risks;

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  fluctuations in exchange rates between the Indian rupee and the U.S. dollar; and

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  the risk that compliance with rules and requirements applicable to public companies, including fulfilling our obligations as a foreign private issuer, will be expensive and time consuming.

        We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy and financial needs. You are cautioned to consider these and any other factors that discussed in the section entitled "Risk Factors" in our most recent Annual Report on Form 20-F and in any prospectus supplement or documents we incorporate by reference into this prospectus. These risks are not exhaustive. These risks could cause actual results to differ materially from those implied by forward-looking statements in this prospectus. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect us. We do not undertake any obligation to update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks and uncertainties, you should keep in mind that any event described in a forward-looking statement made in this prospectus or elsewhere might not occur.

        In addition, statements that "we believe" and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

 RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods shown. As of the date of this prospectus, we have no preference shares outstanding and we did not declare or pay any dividends on preference shares for the periods indicated. Therefore, the ratios of earnings to combined fixed charges and preference share dividends are the same as the ratios of earnings to fixed charges presented below.

		Fiscal Year Ended March 31,
	Nine Months Ended December 31, 2017
		2017	2016	2015
	(in INR thousands)
Ratio of Earnings to Fixed Charges	—	—	—	—

        Earnings for the nine months ended December 31, 2017 and the fiscal years ended March 31, 2017, 2016 and 2015 were insufficient to cover fixed charges. Additional earnings of INR 3,632.9 million (US $55.6 million), INR 5,896.0 million (US $90.3 million), INR 1,236.8 million (US $18.9 million), INR 990.5 million (US $15.2 million) for the nine month period ended December 31, 2017 and the fiscal years ended March 31, 2017, 2016 and 2015, respectively, would have been necessary to bring the respective ratios to 1.0. For purposes of calculating the above, earnings consist of (a) pretax income from continuing operations, (b) fixed charges and (c) amortization of capitalized interest. Fixed charges include (a) interest expensed, (b) discounts and capitalized expenses related to indebtedness, (c) unwinding of discount on other financial liability and (d) change in fair value of warrants.

USE OF PROCEEDS

        Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, the net proceeds received by us from our sale of the securities described in this prospectus will be used for general corporate and business purposes.

 CAPITALIZATION

        We intend to include information about our capitalization and indebtedness in the applicable prospectus supplement for any offering of securities.

 DESCRIPTION OF SHARE CAPITAL

        We are an exempted company incorporated in the Cayman Islands with limited liability. Our affairs are governed by our Amended and Restated Memorandum and Articles of Association ("Articles of Association"), the Companies Law (2018 Revision) of the Cayman Islands (the "Companies Law"), and other applicable laws of the Cayman Islands and any rules or regulations made thereunder. Our objects, as stated in our Articles of Association, are unrestricted and our Company has full power and authority to carry out any purpose not prohibited by the laws of the Cayman Islands. As of the date of this prospectus, our authorized share capital is $52,315.94, consisting of 500,000,000 ordinary shares of a par value of $0.0001 each, 10,000,000 Class A Non-Voting Shares of a par value $0.0001 each, 3,159,375 Class F shares of a par value of $0.0001 each and 10,000,000 preference shares of a par value of $0.0001 each.

        As of March 31, 2018, 29,077,373 ordinary shares, 2,392,168 Class A Non-Voting shares and 3,159,375 Class F shares were issued and outstanding and no preference shares were outstanding. Each issued ordinary share, Class A share and Class F share is fully paid.

        The following are summaries of certain provisions of our Articles of Association and the Companies Law insofar as they relate to the material terms of our ordinary shares. The term "shareholders" as used in these summaries in relation to our company refers to persons whose names are entered into the register of members of our company as the current holder of one or more shares of our company. These summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of our Articles of Association and the Companies Law.

Ordinary Shares

General

        All of our ordinary shares issued prior to the completion of this offering are fully paid, and all of our ordinary shares to be issued in this offering will be issued as fully paid. Share certificates representing our ordinary shares (to the extent any are issued) are not definitive evidence as to share ownership under the laws of the Cayman Islands; instead, it is the register of members which is prima facie evidence of the legal title to shares under Cayman Islands law. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Register of Members

        We must keep a register of members in accordance with the Companies Law, and there shall be entered therein:

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  the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

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  the date on which the name of any person was entered on the register as a member; and

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  the date on which any person ceased to be a member.

        Under Cayman Islands law, the register of members is prima facie evidence of the matters set out therein (i.e., the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Once the register of members has been updated, the shareholders recorded in the register of members should be deemed to have legal title to the shares set against their name.

        If the name of any person is incorrectly entered in or omitted from the register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of the company, the person or member aggrieved (or any member of the company or the company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Transfer of Shares

        Subject to the restrictions of our Articles of Association, the holders of ordinary shares may transfer all or any of their ordinary shares by an instrument of transfer, provided that such transfer complies with applicable rules of the SEC, federal and state securities laws of the United States and all other applicable laws and regulations. The instrument of transfer shall be in writing in the usual or common form or in a form prescribed by the applicable stock exchange or in any other form approved by our Board of Directors. The transferor shall be deemed to remain the holder of such ordinary shares until the name of the transferee is entered in the register of members.

Redemption of Shares

        We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such shares, by a special resolution of our shareholders. We may also repurchase any of our shares provided that the manner and terms of such purchase have been approved by our Board of Directors or are otherwise authorized by our Articles of Association. Under the Companies Law, the redemption or repurchase of any share may be paid out of a company's profits or a share premium account, or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or, if so authorized by its articles of association, out of capital if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law, no such share may be redeemed or repurchased (i) unless it is fully paid-up, (ii) if such redemption or repurchase would result in there being no shares outstanding, or (iii) if the company has commenced liquidation. In addition, we may accept the surrender of any fully paid share for no consideration.

Variation of Rights of Shares

        All or any of the rights attached to any class of shares of our company (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not we are being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by our Board of Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Call on Shares and Forfeiture of Shares

        Our Board of Directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Changes in Capital

        We may from time to time by ordinary resolution:

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  increase the share capital by such sum as the resolution prescribes;

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  consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

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  convert all or any of our paid-up shares into stock and reconvert that stock into paid-up shares of any denomination;

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  sub-divide our existing shares into shares of a smaller amount than that fixed by our Articles of Association or into shares without par value; and

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  cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

        Subject to the Companies Law and our Articles of Association, our shareholders may by special resolution reduce our share capital and any capital redemption reserve.

General Meetings

        All general meetings other than annual general meetings shall be called extraordinary general meetings.

        The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o'clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

        The Directors may call general meetings. For the avoidance of doubt, Members shall have no right to requisition a general meeting of the Company.

Merger and Consolidation

        The Company shall, with the approval of a special resolution have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the directors may determine.

Voting Rights

        At any general meeting every shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) shall have one vote, and on a poll every shareholder present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly appointed representative) shall have one vote for each fully paid ordinary share which such shareholder is registered as the holder. No person shall be entitled to vote at any general meeting unless such person is registered as a shareholder at the applicable record date for that meeting and all calls or other monies then due by such person in respect of such shares have been paid.

        A quorum required for a general meeting consists of one or more shareholders who hold in aggregate a majority of the votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorized representative. No business shall be transacted at any general meeting unless a quorum is present.

        An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the shares cast by those shareholders entitled to vote who are present in person or by proxy in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the shares cast by those shareholders entitled to vote who are present in person or by proxy in a general meeting.

        While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of our directors, it is not a concept that is generally accepted as a common practice in the Cayman Islands, and we have made no provisions in our Articles of Association to allow cumulative voting for such elections.

Inspection of Books and Records

        Holders of our ordinary shares have no general right under the Companies Law to inspect or obtain copies of our list of shareholders or our corporate records.

Dividends

        Subject to the preferences that may be applicable to any then issued and outstanding preference shares, holders of our ordinary shares are entitled to such dividends as may be declared by our Board of Directors subject to the Companies Law and to our Articles of Association. Under Cayman Islands law, dividends may be declared and paid only out of funds legally available therefor, namely out of either profit or share premium account, and provided further that a dividend may not be paid if this would result in us being unable to pay our debts as they fall due in the ordinary course of business.

Liquidation Rights

        On a winding up of our company, if the assets available for distribution among our shareholders shall be insufficient to repay all of the paid-up capital, the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them. If the assets available for distribution among our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise.

Preference Shares

        Our amended and restated memorandum and articles of association authorize the issuance of 10,000,000 preference shares, of a par value of $0.0001 each, with such designations, rights and preferences as may be determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without shareholder approval, to issue preference shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. In addition, the preference shares could be utilized as a method of discouraging, delaying or preventing a change in control. As of the date of this prospectus, there are no outstanding preference shares.

        The material terms of any series of preference shares that we offer, together with any applicable material United States federal income or Cayman Islands or Indian tax considerations relating to such preference shares, will be described in a prospectus supplement. We urge you to read the applicable prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the particular series of preference shares being offered, as well as the complete certificate of designations that contains the terms of the applicable series of preference shares. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designations that describes the terms of the series of preference shares we are offering before the issuance of that series of preference shares.

Class A Shares

        All of our Class A shares have identical rights to our ordinary shares, except holders of our Class A shares shall not (in respect of such Class A shares) have the right to receive notice of, attend or vote as a member at any general meeting, but may vote at a separate Class A shareholders' meeting convened in accordance with our Articles of Association. Holders of our Class A shares shall hold such Class A shares subject to transfer restrictions imposed on the holder thereof pursuant to an agreement between such holder and our company. Pursuant to such agreement, when any Class A shares are transferred, the recipient will receive ordinary shares and the Class A shares so transferred will be cancelled. On October 10, 2017, 4,473,508 of our Class A shares were converted into 4,473,508 ordinary shares pursuant to a securities conversion agreement between us and the holder.

Class F Shares

        Holders of our Class F shares shall (in respect of such Class F shares) have the right to receive notice of, attend at and vote as a member at any general meeting, but shall have no other rights in respect of such Class F shares. If holders of Terrapin's Class F common stock exercise their right to exchange their shares of Terrapin's Class F common stock, on a one-for-one basis, for our ordinary shares, for each share exchanged, one Class F share will be converted by us into 0.00001 of an ordinary share for each Class F share converted.

        Commencing on November 16, 2017, holders of Terrapin's Class F common stock will have the right to exchange any or all of their shares of Terrapin's Class F common stock for ordinary shares of Yatra Online, Inc. (on a share for share basis) and, upon such exchange, an equal number of Class F shares held by the exchanging shareholder will be converted by us into 0.00001 of our ordinary share for each Class F share converted. The right to make such exchange will expire on December 16, 2021.

Investor Rights Agreement

        On December 16, 2016, we entered into the Investor Rights Agreement, or the Investor Rights Agreement, with MIHI LLC, the Terrapin Sponsors and certain other Terrapin stockholders and Yatra shareholders who owned our ordinary shares upon consummation of the Business Combination. Pursuant to the terms of the Investor Rights Agreement, we were obligated to file, after we became eligible to use Form F-3 or its successor form, a shelf registration statement to register the resale by such shareholders of ordinary shares issuable in connection with the Business Combination. The Investor Rights Agreement also provides such shareholders with demand, "piggy-back" and Form F-3 registration rights, subject to certain minimum requirements and customary conditions. Pursuant to the terms of the Investor Rights Agreement, certain shareholders are entitled to make one demand for registration of ordinary shares, certain other shareholders are entitled to make two demands and certain other shareholders are entitled to make three demands.

Transfer Agent

        The transfer agent and registrar for our ordinary shares is Continental Stock Transfer & Trust. We will name the transfer agent and registrar for the preference shares in the applicable prospectus supplement.

DESCRIPTION OF OUR DEBT SECURITIES

        The following description, together with the additional information we include in any applicable prospectus supplements or free writing prospectuses that we may authorize to be distributed to purchasers, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. We refer to the senior and subordinated debt and senior and subordinated convertible debt collectively as debt securities. While the terms we have summarized below will generally apply to any future debt securities we may offer under this prospectus, a prospectus supplement or free writing prospectus will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement or free writing prospectus. The terms of any debt securities we offer under a prospectus supplement or free writing prospectus may differ from the general terms we describe below.

        We may issue senior debt securities from time to time, in one or more series, under a senior indenture to be entered into between us and a senior trustee to be named in a prospectus supplement, which we refer to as the senior trustee. We may issue subordinated debt securities from time to time, in one or more series, under a subordinated indenture to be entered into between us and a subordinated trustee to be named in a prospectus supplement, which we refer to as the subordinated trustee. The forms of senior indenture and subordinated indenture are filed as exhibits to this registration statement of which this prospectus forms a part. Together, the senior indenture and the subordinated indenture are referred to as the indentures and, together, the senior trustee and the subordinated trustee are referred to as the trustees. This prospectus briefly outlines some of the provisions of the indentures.

        None of the indentures will limit the amount of debt securities that we may issue. The applicable indenture will provide that debt securities may be issued up to an aggregate principal amount authorized from time to time by us and may be payable in any currency or currency unit designated by us or in amounts determined by reference to an index.

        The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplement or free writing prospectus and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete applicable indenture that contains the terms of the debt securities.

General

        We will describe in the applicable prospectus supplement or free writing prospectus the terms of the series of debt securities being offered, including:

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  the title;

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  the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

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  any limit on the amount that may be issued;

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  whether or not we will issue the series of debt securities in global form, and, if so, the terms and who the depository will be;

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  the maturity date;

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  whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

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  the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

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  whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

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  the terms of the subordination of any series of subordinated debt;

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  the place where payments will be payable;

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  restrictions on transfer, sale or other assignment, if any;

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  our right, if any, to defer payment of interest and the maximum length of any such deferral period;

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  the date, if any, after which, the conditions upon which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

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  the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder's option, to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

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  whether the indenture will restrict our ability or the ability of our subsidiaries to:

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  incur additional indebtedness;

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  issue additional securities;

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  create liens;

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  pay dividends or make distributions in respect of our capital stock or the capital stock of our subsidiaries;

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  redeem capital stock;

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  place restrictions on our subsidiaries' ability to pay dividends, make distributions or transfer assets;

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  make investments or other restricted payments;

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  sell or otherwise dispose of assets;

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  enter into sale-leaseback transactions;

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  engage in transactions with stockholders or affiliates;

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  issue or sell stock of our subsidiaries; or

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  effect a consolidation or merger;

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  whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

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  information describing any book-entry features;

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  provisions for a sinking fund purchase or other analogous fund, if any;

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  the applicability of the provisions in the indenture on discharge;

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  whether the debt securities are to be offered at a price such that they will be deemed to be offered at an "original issue discount" as defined in paragraph (a) of Section 1273 of the Internal Revenue Code of 1986, as amended;

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  the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

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  the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and

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  any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default, redemption rights, repurchase rights, conversion rights, fundamental change or change of control provisions or other covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

        We may, from time to time, without notice to or the consent of the holders of any series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of such series in all respects (or in all respects other than (a) the payment of interest accruing prior to the issue date of such further debt securities or (b) the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of such series and have the same terms as to status, redemption or otherwise as the debt securities of such series.

Certain Terms of the Senior Debt Securities

        Conversion or Exchange Rights.    We will set forth in the applicable prospectus supplement or free writing prospectus the terms on which a series of senior debt securities may be convertible into or exchangeable for our ordinary shares, our preference shares or other securities (including securities of a third-party). We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our ordinary shares, our preference shares or other securities (including securities of a third-party) that the holders of the series of senior debt securities receive would be subject to adjustment.

        Consolidation, Merger or Sale.    Unless we provide otherwise in the prospectus supplement or free writing prospectus applicable to a particular series of senior debt securities, the senior debt securities will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the senior indenture or the senior debt securities, as appropriate. If the senior debt securities are convertible into or exchangeable for other securities of ours or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the senior debt securities into securities that the holders of the senior debt securities would have received if they had converted the senior debt securities before the consolidation, merger or sale.

        No Protection in the Event of a Change in Control.    Unless we indicate otherwise in a prospectus supplement or free writing prospectus applicable to a particular series of senior debt securities, the senior debt securities will not contain any provisions that may afford holders of the senior debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

        Events of Default.    Unless we provide otherwise in the prospectus supplement or free writing prospectus applicable to a particular series of senior debt securities, the following are events of default under the senior indenture with respect to any series of senior debt securities that we may issue:

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  if we fail to pay interest when due and payable and our failure continues for 30 days (or such other period as may be specified for such series) and the time for payment has not been extended;

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  if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable at maturity, upon redemption or repurchase or otherwise (and, if specified for such series, the continuance of such failure for a specified period), and the time for payment has not been extended;

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  if we fail to observe or perform any other covenant contained in the senior debt securities or the senior indenture, other than a covenant that is specifically dealt with elsewhere in the senior indenture, and our failure continues for 90 days after we receive notice from the senior trustee or holders of at least a majority in aggregate principal amount of the outstanding senior debt securities of the applicable series; and

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  if specified events of bankruptcy, insolvency or reorganization occur.

        We will describe in each applicable prospectus supplement or free writing prospectus any modifications to these events of default or any additional events of default relating to the relevant series of senior debt securities.

        If an event of default with respect to senior debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the senior trustee or the holders of at least a majority in aggregate principal amount of the outstanding senior debt securities of that series, by notice to us in writing, and to the senior trustee if notice is given by such holders, may declare the unpaid principal, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the unpaid principal, premium, if any, and accrued interest, if any, of each issue of senior debt securities then outstanding shall be due and payable without any notice or other action on the part of the senior trustee or any holder.

        Unless otherwise specified in the prospectus supplement or free writing prospectus applicable to a particular series of senior debt securities originally issued at a discount, the amount due upon acceleration shall include only the original issue price of the senior debt securities, the amount of original issue discount accrued to the date of acceleration and accrued interest, if any.

        The holders of a majority in principal amount of the outstanding senior debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the senior indenture. Any waiver shall cure the default or event of default.

        Upon certain conditions, declarations of acceleration may be rescinded and annulled and past defaults may be waived by the holders of a majority in aggregate principal amount of all the senior debt securities of such series affected by the default. Furthermore, prior to a declaration of acceleration and subject to various provisions in the senior indenture, the holders of a majority in aggregate principal amount of a series of senior debt securities, by notice to the senior trustee, may waive an existing default or event of default with respect to such senior debt securities and its consequences, except a default in the payment of principal of, premium, if any, on or interest on such senior debt securities. Upon any such waiver, such default shall cease to exist, and any event of default with respect to such senior debt securities shall be deemed to have been cured, for every purpose of the senior indenture, but no such waiver shall extend to any subsequent or other default or event of default or impair any right consequent thereto.

        The holders of a majority in aggregate principal amount of a series of senior debt securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior trustee or exercising any trust or power conferred on the senior trustee with respect to such senior debt securities. However, the senior trustee may refuse to follow any direction that conflicts with law or the senior indenture that may involve the senior trustee in personal liability or that the senior trustee determines in good faith may be unduly prejudicial to the rights of holders of such series of senior debt securities not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from holders of such series of senior debt securities. A holder of the senior debt securities of any series will have the right to institute a proceeding under the senior indenture or to appoint a receiver or senior trustee, or to seek other remedies if:

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  the holder has given written notice to the senior trustee of a continuing event of default with respect to that series;

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  the holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of that series have made written request, and such holders have offered reasonable indemnity to the senior trustee or security satisfactory to it against any loss, liability or expense or to be incurred in compliance with instituting the proceeding as trustee; and

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  the senior trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding senior debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

        These limitations do not apply to a suit instituted by a holder of senior debt securities if we default in the payment of the principal, premium, if any, or interest on, the senior debt securities, or other defaults that may be specified in the applicable prospectus supplement or free writing prospectus.

        Modification and Waiver.    We and the senior trustee may amend, supplement or modify the senior indenture or the senior debt securities without the consent of any holders with respect to the following specific matters:

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  to fix any ambiguity, defect or inconsistency in the senior indenture or to conform the senior indenture or the senior debt securities to the description of senior debt securities of such series set forth in this prospectus (to the extent such description of senior debt securities set forth in this prospectus has not been superseded or modified in the applicable prospectus supplement) or any applicable prospectus supplement or any free writing supplement;

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  to convey, transfer, assign, mortgage or pledge any assets as security for the senior debt securities of one or more series;

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  to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of senior debt securities;

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  to evidence the succession of another corporation, and the assumption by such successor corporation of our covenants, agreements and obligations under the senior indenture;

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  to provide for or add guarantors with respect to the senior debt securities of any series;

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  to establish the form of any certifications required to be furnished pursuant to the terms of the senior indenture or any series of senior debt securities, or to add to the rights of the holders of any series of senior debt securities;

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  to evidence and provide for the acceptance of appointment hereunder by a successor senior trustee or to make such changes as shall be necessary to provide for or facilitate the administration of the trusts in the senior indenture by more than one trustee;

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  to make any change to the senior debt securities of any series, so long as no senior debt securities of such series are outstanding

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  to provide for uncertificated senior debt securities and to make all appropriate changes for such purpose;

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  to add to our covenants such new covenants, restrictions, conditions or provisions for the benefit of the holders, to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default or to surrender any right or power conferred to us in the senior indenture; or

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  to change anything that does not materially adversely affect the interests of any holder of senior debt securities of any series.

        Other amendments and modifications of the senior indenture or the senior debt securities issued may be made, and our compliance with any provision of the senior indenture with respect to any series of senior debt securities may be waived, with the consent of the holders of a majority of the aggregate principal amount of the outstanding senior debt securities of all series affected by the amendment or modification (voting together as a single class); provided, however, that each affected holder must consent to any modification, amendment or waiver that:

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  extends the stated maturity of any senior debt securities;

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  reduces the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption or repurchase of any senior debt securities;

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  reduces the rate or extends the time of payment of interest on any senior debt securities; or

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  reduces the percentage of senior debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

        Satisfaction and Discharge.    We can elect satisfy and discharge our obligations with respect to one or more series of senior debt securities, except for specified obligations, including obligations to:

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  register the transfer or exchange of debt securities of the series;

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  replace stolen, lost or mutilated debt securities of the series;

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  maintain paying agencies;

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  hold monies for payment in trust;

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  recover excess money held by the senior trustee;

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  compensate and indemnify the senior trustee; and

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  appoint any successor senior trustee.

        In order to exercise our rights to be discharged, we must deposit with the senior trustee money or government obligations sufficient to pay all the principal of, any premium and interest on, the senior debt securities of the series on the dates payments are due.

        Under current U.S. federal income tax law, the deposit and our legal release from the senior debt securities would be treated as though we took back a holder's senior debt securities and gave such holder his or her share of the cash and debt securities or bonds deposited in trust. In that event, such holder could recognize gain or loss on the senior debt securities such holder gives back to us. Holders of the senior debt securities should consult their own advisers with respect to the tax consequences to them of such deposit and discharge, including the applicability and effect of tax laws other than the U.S. federal income tax law.

        Information Concerning the Senior Trustee.    The senior trustee, other than during the occurrence and continuance of an event of default under the senior indenture, undertakes to perform only those duties as are specifically set forth in the applicable senior indenture and no implied covenants or obligations shall be read into the senior indenture against the senior trustee. Upon the occurrence and during the continuation of an event of default under the senior indenture, the senior trustee must use the same degree of care as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

        The senior trustee is under no obligation to exercise any of the powers given it by the senior indenture at the request of any holder of senior debt securities unless it is offered security and indemnity reasonably acceptable to the senior trustee against the costs, expenses and liabilities that it might incur.

        We may have normal banking relationships with the senior trustee in the ordinary course of business.

Certain Terms of the Subordinated Debt Securities

        Other than the terms of the subordinated indenture and subordinated debt securities relating to subordination or otherwise as described in the prospectus supplement or free writing prospectus relating to a particular series of subordinated debt securities, the terms of the subordinated indenture and subordinated debt securities are identical in all material respects to the terms of the senior indenture and senior debt securities.

        Additional or different subordination terms may be specified in the prospectus supplement applicable to a particular series.

        Subordination.    The indebtedness evidenced by the subordinated debt securities is subordinate to the prior payment in full of all of our senior indebtedness, as defined in the subordinated indenture. During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our senior indebtedness, we may not make any payment of principal of, or premium, if any, on or interest on the subordinated debt securities (except for certain sinking fund payments or delivery of ordinary shares or preference shares upon any conversion of such subordinated debt securities). In addition, upon any payment or distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, the payment of the principal of, or premium, if any, on and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our senior indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our senior indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

Governing Law

        The indentures and the debt securities will be governed by and construed in accordance with the internal laws of the State of New York.

Ranking of Debt Securities

        The senior debt securities will rank equally in right of payment to all our other senior unsecured debt. The subordinated debt securities will be subordinate and junior in priority of payment to certain of our other indebtedness (including senior debt securities) to the extent described in the applicable prospectus supplement or free writing prospectus.

DESCRIPTION OF WARRANTS

        The following description, together with the additional information we include in any applicable prospectus supplements or free writing prospectuses that we may authorize to be distributed to purchasers, summarizes the material terms and provisions of the warrants that we may offer under this prospectus. Warrants may be offered independently or together with ordinary shares, preference shares and/or debt securities offered by any prospectus supplement or free writing prospectus, and may be attached to or separate from those securities. While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement or free writing prospectus. The terms of any warrants we offer under a prospectus supplement or free writing prospectus may differ from the general terms we describe below. If there are differences between that prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements we make in this section may not apply to a particular series of warrants.

        We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

        We will describe in the applicable prospectus supplement the terms of the series of warrants being offered. If warrants for the purchase of debt securities are offered, the prospectus supplement or free writing prospectus will describe the following terms, to the extent applicable:

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  the offering price and the aggregate number of warrants offered;

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  the currencies in which the warrants are being offered;

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  the exercise provisions of the warrants;

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  the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

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  the designation and terms of any series of debt securities with which the warrants are being offered and the number of warrants offered with each such debt security;

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  the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;

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  the principal amount of the series of debt securities that can be purchased if a holder exercises a warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

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  the terms of any rights to redeem or call the warrants;

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  the date on which the right to exercise the warrants begins and the date on which such right expires;

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  any applicable material United States federal income or Cayman Islands or Indian tax considerations; and

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  any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

        Warrants for the purchase of debt securities will be in registered form only.

        If warrants for the purchase of ordinary shares or preference shares are offered, the prospectus supplement or free writing prospectus will describe the following terms, to the extent applicable:

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  the offering price and aggregate number of warrants offered;

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  the exercise provisions of the warrants, including whether the warrants may be net share settled;

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  the currency for which the warrants may be purchased;

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  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

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  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

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  the number of ordinary shares or preference shares, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

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  the warrant agreement, if any, under which the warrants will be issued;

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  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

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  anti-dilution provisions of the warrants if any;

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  the terms of any rights to redeem or call the warrants;

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  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

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  the dates on which the right to exercise the warrants will commence and expire;

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  the manner in which the warrant agreements and warrants may be modified;

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  the identities and addresses of any warrant agent and any calculation or other agent for the warrants;

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  the terms of the securities issuable upon exercise of the warrants;

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  any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed; and

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  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

        Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

        Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the Company or the warrant agent, as applicable, in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the Company or the warrant agent, as applicable.

        Until the warrant is properly exercised, no holder of any warrant will be entitled to any rights of a holder of the securities purchasable upon exercise of the warrant.

        Upon receipt of the required payment and the warrant certificate, properly completed and duly executed, by the Company or at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law

        Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

        The name and address of the warrant agent, if any, for any warrants we offer will be set forth in the applicable prospectus supplement. Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants in accordance with the terms of such warrants.

Calculation Agent

        Calculations relating to warrants may be made by a calculation agent, an institution that we appoint as our agent for this purpose. The prospectus supplement for a particular warrant will name the institution that we have appointed to act as the calculation agent for that warrant as of the original issue date for that warrant. We may appoint a different institution to serve as calculation agent from time to time after the original issue date without the consent or notification of the holders.

        Any such calculation agent's determination of any amount of money payable or securities deliverable with respect to a warrant will be final and binding in the absence of manifest error.

 DESCRIPTION OF UNITS

        The following description, together with the additional information that we include in any applicable prospectus supplements or free writing prospectuses that we may authorize to be distributed to purchasers, summarizes the material terms and provisions of the units that we may offer under this prospectus. We may issue, in one or more series, units consisting of ordinary shares, preference shares, debt securities or warrants for the purchase of ordinary shares, preference shares and/or debt securities in one or more series, in any combination. While the terms we have summarized below will generally apply to any future series of units we may offer under this prospectus, we will describe the particular terms of any series of units that we may offer in more detail in the applicable prospectus supplement or free writing prospectus. The terms of any series of units we offer under a prospectus supplement or free writing prospectus may differ from the general of terms we described below.

        We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

        Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions of the governing unit agreement that differ from those described below in this section;

  •
  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

  •
  whether the units will be issued in fully registered or global form.

        The provisions described in this section, as well as those described under "Description of Share Capital", "Description of Debt Securities" and "Description of Warrants" will apply to each unit and to any ordinary share, preference share, debt security or warrant included in each unit, respectively.

Issuance in Series

        We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

        The name and address of the unit agent, if any, for any units we offer will be set forth in the applicable prospectus supplement. Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

        We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

 FORMS OF SECURITIES

General

        Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular purchaser or by one or more global securities representing the entire issuance of securities. Unless the applicable prospectus supplement provides otherwise, certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the Company, trustee, registrar, paying agent, rights agent, unit agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each purchaser's beneficial ownership of the securities through an account maintained by the purchaser with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

        We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

        If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

        Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair such purchasers' abilities to own, transfer or pledge beneficial interests in registered global securities.

        So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement or unit agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

        Principal, premium, if any, on and interest payments on debt securities, and any payments to holders with respect to warrants or units, represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustees, the warrant agents, the unit agents or any other agent of ours, agent of the trustees or agent of the warrant agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

        We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers or registered in "street name," and will be the responsibility of those participants.

        If the depositary for any of the securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, or Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

 PLAN OF DISTRIBUTION

        We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through one or more underwriters or dealers, through other agents, or directly to one or more holders of our securities or directly to other investors. We may distribute securities from time to time in one or more transactions:

  •
  at a fixed public offering price or prices, which we may change from time to time;

  •
  at market prices prevailing at the times of sale;

  •
  at prices calculated by a formula based on prevailing market prices;

  •
  at negotiated prices; or

  •
  in a combination of any of the above pricing methods.

        Each time we offer and sell securities, we will provide a prospectus supplement that will set forth the terms of the offering of the securities, including:

  •
  the name or names of the underwriters, dealers or agents, if any;

  •
  purchase price of the securities and the proceeds we will receive from the sale;

  •
  any over-allotment options under which underwriters may purchase additional securities;

  •
  any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

  •
  any public offering price;

  •
  any discounts or concessions allowed or re-allowed or paid to dealers; and

  •
  any securities exchange or market on which the securities may be listed.

        If we use underwriters for an offering, they will acquire securities for their own account and may resell them from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions and except as otherwise set forth in the applicable prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered by the prospectus supplement. The public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may change from time to time. Only underwriters named in a prospectus supplement are underwriters of the securities offered by that prospectus supplement.

        We may grant to the underwriters options to purchase additional securities to cover over-allotments, if any, at the public offering price with additional underwriting discounts or commissions. If we grant any over-allotment option, the terms of any over-allotment option will be set forth in the prospectus supplement relating to those securities.

        We may also sell securities directly or through agents. We will name any agent involved in an offering and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agents will act on a best-efforts basis.

        We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions of these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

        We may provide agents and underwriters with indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or contribution with respect to payments that the agents or underwriters may make with respect to such liabilities. Underwriters or agents may engage in transactions with us, or perform services for us, in the ordinary course of business. We may also use underwriters or agents with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement.

        An underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriter to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. These activities may cause the price of our securities to be higher than it would otherwise be on the open market. The underwriter may discontinue any of these activities at any time.

        All securities we offer, other than ordinary shares, will be new issues of securities, with no established trading market. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

TAXATION

        Our most recent Annual Report on Form 20-F, as updated by other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, provides a discussion of the material U.S. federal income tax consequences and material Indian tax consequences, that may be relevant to prospective investors in our ordinary shares. The applicable prospectus supplement may also contain information about any material U.S. federal income tax consequences and any material Cayman Islands or Indian tax consequences relating to the securities covered by such prospectus supplement.

EXPENSES RELATED TO THE OFFERING

        The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, all of which shall be borne by the Company. All of such fees and expenses, except for the SEC registration fee, are estimated. The estimates do not include expenses related to offerings of particular securities. Each prospectus supplement describing an offering of securities will reflect the estimated expenses related to the offering of securities under that prospectus supplement.

	USD	INR*
SEC registration fee	$12,450.00	830,166.00
Legal fees and expenses	**	**
Accounting fees and expenses	**	**
Printing expenses	**	**
Miscellaneous expenses	**	**
Total	**	**

*
On April 27, 2018, the exchange rate between the U.S. dollar and the Indian rupee expressed in Indian rupees per U.S. dollar was $1.00 = Rs. 66.68.

**
To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this prospectus.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

        We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. A majority of our directors and executive officers, and certain of the experts named in this prospectus, are residents of non-United States jurisdictions and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons with respect to matters arising under the Securities Act or to enforce against them, in original actions or in actions for enforcement of judgments of United States courts, liabilities predicated upon the United States federal securities laws.

        We have been advised by our Cayman Islands legal counsel, Maples and Calder, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. There is recent Privy Council authority (which is binding on the Cayman Islands Court) in the context of a reorganization plan approved by the New York Bankruptcy Court which suggests that due to the universal nature of bankruptcy/insolvency proceedings, foreign money judgments obtained in foreign bankruptcy/insolvency proceedings may be enforced without applying the principles outlined above. However, a more recent English Supreme Court authority (which is highly persuasive but not binding on the Cayman Islands Court) has expressly rejected that approach in the context of a default judgment obtained in an adversary proceeding brought in the New York Bankruptcy Court by the receivers of the bankruptcy debtor against a third party, and which would not have been enforceable upon the application of the traditional common law principles summarized above and held that foreign money judgments obtained in bankruptcy/insolvency proceedings should be enforced by applying the principles set out above, and not by the simple exercise of the Courts' discretion. Those cases have now been considered by the Cayman Islands Court. The Cayman Islands Court was not asked to consider the specific question of whether a judgment of a bankruptcy court in an adversary proceeding would be enforceable in the Cayman Islands, but it did endorse the need for active assistance of overseas bankruptcy proceedings. We understand that the Cayman Islands Court's decision in that case has been appealed and it remains the case that the law regarding the enforcement of bankruptcy/insolvency related judgments is still in a state of uncertainty.

 LEGAL MATTERS

        Unless the applicable prospectus supplement indicates otherwise, the validity of the securities offered by this prospectus and certain legal matters as to Cayman Islands law will be passed upon by Maples and Calder, Cayman Islands. Legal matters with respect to U.S. federal and New York law in connection with this offering will be passed upon by Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS

        The consolidated financial statements of Yatra Online, Inc. appearing in Yatra Online, Inc.'s Annual Report (Form 20-F) for the year ended March 31, 2017, have been audited by Ernst & Young Associates LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the ordinary shares offered under this prospectus. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus does not contain all of the information set forth in the registration statement we filed. For further information regarding us and the ordinary shares offered in this prospectus, you may desire to review the full registration statement, including the exhibits. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

        We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F, and other information, including material information furnished on Form 6-K, with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short-swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares.

        You may inspect and copy reports and other information filed or furnished with the SEC, including this registration statement and its exhibits and schedules, at the Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with the SEC, by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus. In all such cases, you should rely on the later information over different information included in this prospectus or in any incorporated document. You should not assume that information in any document incorporated by reference into this prospectus or any accompanying prospectus supplement is current as of any date other than the date of that document. This prospectus will be deemed to incorporate by reference the following documents, except that we do not incorporate any document or portion of a document that was furnished and deemed by the rules of the SEC not to have been filed:

  •
  our Annual Report on Form 20-F for the fiscal year ended March 31, 2017 filed with the SEC on June 30, 2017;

  •
  our Reports on Form 6-K furnished to the SEC on July 24, 2017, August 7, 2017, October 16, 2017, November 14, 2017, December 13, 2017, January 30, 2017, February 22, 2018 and March 28, 2018; and

  •
  the description of our ordinary shares as incorporated into our registration statement on Form 8-A12B filed with the SEC on December 15, 2016.

        We will also incorporate by reference any future filings made with the SEC under the Exchange Act after (i) the date of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement and (ii) the date of this prospectus and before the completion of the offering of the securities under the registration statement. In addition, we will incorporate by reference certain future materials furnished to the SEC on Form 6-K after the date of the initial registration statement, but only to the extent specifically indicated in those submissions or in a future prospectus supplement. Each subsequently filed Annual Report should be deemed to supersede entirely each earlier filed Annual Report and Reports on Form 6-K containing our quarterly earnings releases and, unless explicitly stated otherwise, such earlier reports should not be deemed to be part of this prospectus or any accompanying prospectus supplement and you should not rely upon statements made in those earlier periodic reports.

        Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

1101 03, 11th Floor, Tower B,
Unitech Cyber Park,
Sector 39, Gurgaon, Haryana 122002,
India
Attention: Darpan Batra
0124 339 5500

Ordinary Shares

PROSPECTUS SUPPLEMENT

                        , 2018

Citigroup

Jefferies

                        , 2018